Execution Version

ASSET AND STOCK PURCHASE AGREEMENT

dated as of

December 13, 2014

between

EMERSON ELECTRIC CO.

and

REGAL BELOIT CORPORATION

TABLE OF CONTENTS

PAGE
Article 1
Definitions
Section 1.01.Definitions    1
Section 1.02.Other Definitional and Interpretative Provisions    18
Article 2
Purchase and Sale
Section 2.01.Purchase and Sale of the Shares    19
Section 2.02.Purchase and Sale of the Purchased Assets    19
Section 2.03.Excluded Assets    21
Section 2.04.Assumed Liabilities    22
Section 2.05.Excluded Liabilities    23
Section 2.06.Limitation on Assignment of Purchased Assets    24
Section 2.07.Purchase Price; Allocation of Purchase Price    25
Section 2.08.Closing    26
Section 2.09.Foreign Transfer Agreements    29
Section 2.10.Audit Adjustment; Dispute Resolution    29
Section 2.11.Final Purchase Price Calculation    31
Section 2.12.Adjustment of Purchase Price    32
Section 2.13.Deferred Closing; Philippine Escrow    33
Section 2.14.Obligations with Respect to Deferred Closings    35
Section 2.15.Payments    37
Section 2.16.Adjustment of Base Modified Net Asset Value    38
Article 3
Representations and Warranties of Seller
Section 3.01.Corporate Existence and Power    38
Section 3.02.Corporate Authorization    38
Section 3.03.Governmental Authorization    39
Section 3.04.Noncontravention    39
Section 3.05.Purchased Subsidiaries    39
Section 3.06.Financial Statements; Undisclosed Liabilities    40
Section 3.07.Absence of Certain Changes    40
Section 3.08.Material Contracts    41
Section 3.09.Litigation; Product Liability    42
Section 3.10.Compliance with Laws    43
Section 3.11.Properties; Liens    43
Section 3.12.Intellectual Property    44
Section 3.13.Permits    45
Section 3.14.Finders’ Fees    45
Section 3.15.Employee Benefit Plans    45
Section 3.16.Environmental Compliance    48
Section 3.17.Affiliate Transactions    48
Section 3.18.Purchased Assets; Shared Assets    49
Section 3.19.No Other Representations and Warranties    49
Article 4
Representations and Warranties of Buyer
Section 4.01.Corporate Existence and Power    49
Section 4.02.Corporate Authorization    50
Section 4.03.Governmental Authorization    50
Section 4.04.Noncontravention    50
Section 4.05.Financing    51

ion 4.06.	Litigation 51
Section 4.07.Finders’ Fees    51
Section 4.08.Inspections; No Other Representations    51
Section 4.09.Purchase for Investment    52
Article 5
Covenants of Seller
Section 5.01.Conduct of the Business    52
Section 5.02.Confidentiality    56
Section 5.03.Noncompetition    56
Section 5.04.Termination of Intercompany Arrangements    57
Section 5.05.Insurance    58
Article 6
Covenants of Buyer
Section 6.01.Confidentiality    58
Article 7
Covenants of Buyer and Seller
Section 7.01.Reasonable Best Efforts; Further Assurance    59
Section 7.02.Certain Filings    60
Section 7.03.Public Announcements    61
Section 7.04.Notices of Certain Events    61
Section 7.05.WARN Act    62
Section 7.06.Non-solicit    62
Section 7.07.Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege    63
Section 7.08.Business/Non-Business Assets    64

09.	Access to Information; Cooperation 64
Section 7.10.Use of Trademarks after Closing    66
Section 7.11.Existing Litigation Rights    67
Section 7.12.Byrd Amendment Payments    68
Section 7.13.Replacement of Emerson Guaranties    69
Section 7.14.Financing Cooperation    69
Section 7.15.Buyer’s Financing    71
Article 8
Tax Matters
Section 8.01.Representations Relating to Purchased Subsidiaries    73
Section 8.02.Tax Representations Relating to Purchased Assets    75
Section 8.03.Tax Returns; Allocation of Taxes    75
Section 8.04.Section 338(h)(10) Elections    77
Section 8.05.Cooperation on Tax Matters    78
Section 8.06.Tax Benefits    79

ction 8.07.	Buyer Covenants 79
Section 8.08.Tax Sharing    80
Section 8.09.Tax Indemnification    80
Section 8.10.Purchase Price Adjustment    82
Section 8.11.Survival    83
Article 9
Employee Matters
Section 9.01.Purchased Subsidiary Business Employees and Non-ARD Business Employees    83
Section 9.02.ARD Business Employees    83
Section 9.03.TSA Employees    84
Section 9.04.Maintenance of Compensation and Benefits    84
Section 9.05.Catch-All    85

ion 9.06.	US Defined Contribution Plans 85
Section 9.07.US Defined Benefit Plans    85
Section 9.08.Canadian Defined Benefit Plans    86
Section 9.09.Other International Retirement Plans    87
Section 9.10.Service Credit    88
Section 9.11.Welfare Plans    89
Section 9.12.Pre-Existing Conditions and Co-Payments    89
Section 9.13.Flexible Spending Accounts    90
Section 9.14.Severance    90
Section 9.15.Retiree Medical    91
Section 9.16.Workers Compensation    91
Section 9.17.Adoption of Assumed Plans    91
Section 9.18.Employee Communications    91
Section 9.19.No Third Party Beneficiaries    92
Section 9.20.Cooperation    92
Article 10
Conditions to Closing
Section 10.01.Conditions to Obligations of Buyer and Seller    92
Section 10.02.Conditions to Obligation of Buyer    92
Section 10.03.Conditions to Obligation of Seller    93
Section 10.04.Frustration of Closing Conditions    94
Article 11
Survival; Indemnification
Section 11.01.Survival of Representations, Warranties and Agreements    94
Section 11.02.Indemnification    94
Section 11.03.Procedures    97
Section 11.04.Direct Claim Procedures    99
Section 11.05.Environmental Matters    99
Section 11.06.Calculation of Damages    101
Section 11.07.Assignment of Claims    103
Section 11.08.Exclusivity    103
Section 11.09.Right of Offset    103
Article 12
Termination
Section 12.01.Grounds for Termination    103
Section 12.02.Effect of Termination    105
Section 12.03.Termination Fee    105
Article 13
Miscellaneous
Section 13.01.Notices    106
Section 13.02.Amendments and Waivers    107
Section 13.03.Expenses    108
Section 13.04.Successors and Assigns    108
Section 13.05.Governing Law    108
Section 13.06.Jurisdiction; Waiver of Jury Trial    108
Section 13.07.Counterparts; Effectiveness; No Third Party Beneficiaries    109
Section 13.08.Specific Performance    109
Section 13.09.Entire Agreement    110
Section 13.10.Bulk Sales Laws    110
Section 13.11.Severability    110
Section 13.12.Disclosure Schedule    110
Section 13.13.No Recourse    111
Section 13.14.Currency    111

ion 13.15.	Financing Sources 111

Schedules and Exhibits
DISCLOSURE SCHEDULE

SCHEDULE I	Accounting Policies and Modified Net Asset Value Schedule
SCHEDULE II    Illustrative Modified Net Asset Value Statement
SCHEDULE III    Prohibited Actions with Respect to Deferred Businesses
SCHEDULE IV    Draft Audit Report
EXHIBIT A    Form of China Escrow Agreement
EXHIBIT B    Form of EPT China Loan Agreement
EXHIBIT C    Form of Intellectual Property Cross-License Agreement
EXHIBIT D    Form of Transition Services Agreement
EXHIBIT E    Form of U.S. Escrow Agreement
EXHIBIT F    Master Allocation Statement
EXHIBIT G    Form of Foreign Transfer Agreement
EXHIBIT H    Form of Emerson Slovakia and Emerson Electric Brazil Loan     Agreement

ASSET AND STOCK PURCHASE AGREEMENT
AGREEMENT (this “Agreement”) dated as of December 13, 2014 between Emerson Electric Co., a Missouri corporation (“Seller”), and Regal Beloit Corporation, a Wisconsin corporation (“Buyer”).
W I T N E S S E T H :
WHEREAS, Seller, together with its Subsidiaries, owns and operates the Business (as defined below); and
WHEREAS, Buyer desires to purchase the Shares (as defined below) and the Purchased Assets (as defined below) and assume the Assumed Liabilities (as defined below) from Seller and its Subsidiaries, and Seller and its Subsidiaries desire to sell the Shares and the Purchased Assets and transfer the Assumed Liabilities to Buyer, upon the terms and subject to the conditions hereinafter set forth;
NOW, THEREFORE, the parties hereto agree as follows:
Article 1
Definitions
Section 1.01.    Definitions. ¤ As used herein, the following terms have the following meanings:
“1934 Act” means the Securities Exchange Act of 1934.
“Accounting Policies and Modified Net Asset Value Schedule” means the schedule setting forth the determination of Modified Net Asset Value and the accounting policies, principles, practices and methodologies, in each case, as set forth in Schedule I.
“Action” means any action, suit, investigation or proceeding, in each case, by or before any arbitrator or Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Applicable Law” means, with respect to the Business or any Person, any federal, state, foreign or local law (including common law), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to the Business or such Person, as amended unless expressly specified otherwise.
“Applicable Transfer Time” means, in the case of (i) a TSA Employee, 11:59:59 p.m. on the relevant TSA Termination Date and (ii) any other Transferred Employee, the relevant Effective Time; provided that for a TSA Employee or other Transferred Employee (other than a Purchased Subsidiary Business Employee) who is on short- or long-term disability on the relevant TSA Termination Date (for TSA Employees) or at the relevant Effective Time (for such other Transferred Employees) the “Applicable Transfer Time” shall be the earlier of (x) the date required by Applicable Law or (y) date that such employee returns to employment; provided that such return to employment occurs no later than the end of the Relevant Period (or, if later, the date required by Applicable Law or any applicable collective bargaining agreement or works council agreement).
“ARD Business Employee” means any individual (i) who, as of immediately prior to the relevant Effective Time, is Employed by Seller or a Retained Subsidiary, and devotes a majority of his or her working time to performing services on behalf of the Business or a Purchased Subsidiary and (ii) who will transfer to Buyer or its applicable Subsidiary at the relevant Effective Time automatically by operation of law pursuant to the Transfer Regulations.
“ARD TSA Employee” means any individual (i) who, as of immediately prior to the relevant Effective Time, is Employed by Seller or a Retained Subsidiary and devotes a majority of his or her working time to performing services on behalf of the Business or a Purchased Subsidiary, (ii) whose services are to be provided to Buyer or any of its Subsidiaries pursuant to the Transition Services Agreement and (iii) who, if Employed by Seller or a Retained Subsidiary as of immediately prior to the applicable TSA Termination Date, will transfer to Buyer or its applicable Subsidiary on the applicable TSA Termination Date automatically by operation of law pursuant to the Transfer Regulations.
“Assigned Intellectual Property Rights” means all Intellectual Property Rights that are owned by Seller or a Subsidiary of Seller other than a Purchased Subsidiary and are used or held for use primarily in the Business (excluding any Excluded IT Asset and Excluded Software).
“Assigned IT Assets” means the IT Assets listed in Section 1.01(a) of the Disclosure Schedule.
“Assigned Software” means the Software listed in Section 1.01(b) of the Disclosure Schedule.
“Assumed Environmental Liabilities” means all Environmental Liabilities, whenever arising, including all items disclosed on Section 3.16 of the Disclosure Schedule, but, in each case, excluding any Retained Environmental Liabilities.
“Assumed Plan” means each Business Benefit Plan that is contributed to, sponsored, maintained or entered into by Seller or a Retained Subsidiary and that is listed on Section 1.01(c) of the Disclosure Schedule.
“Audit Adjustments” means adjustments to the Consolidated and Combined Statements of Earnings and Comprehensive Income, the Consolidated and Combined Balance Sheets, and the Consolidated and Combined Statements of Cash Flows of the Draft Audit Report for purposes of preparing the Audited Financial Statements using the rollover method whereby such adjustments are recorded in the appropriate year or years.
“Balance Sheet” means the audited balance sheet of the Business as of the Balance Sheet Date.
“Balance Sheet Date” means September 30, 2014.
“Base Modified Net Asset Value” means $198,647,000, as such amount may be adjusted pursuant to Section 2.16.
“Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits).
“Brazil Consideration” means an amount in U.S. dollars equal to the portion of the Closing Cash Consideration allocated to the Purchased Assets and Assumed Liabilities owned by Emerson Electric Brazil as set forth in the Master Allocation Statement.
“Business” means Seller’s mechanical power transmission business which comprises the design, manufacture, sale and service of (i) bearings, including mounted, unmounted, cam followers, aerospace, and rod-end; (ii) couplings, including disc, high performance disc, gear, diaphragm and gear spindles; (iii)  plastic conveying products, including modular belts, chains, guide rails, sprockets, and other plastic conveying components; (iv) drive components, including belt drives, roller chain, torque overload devices, bushings, chains, sprockets, conveyor backstops and mechanical cam clutches; (v) gearing, including helical concentric, shaft mount, right angle, bevel, miter, center pivot and worm; and (vi) related education, design, installation, monitoring, diagnostic, and repair services for the foregoing products. The Business as described above is currently conducted under the brand names Browning, McGill, SealMaster, System Plast, Kop-Flex, Jaure, Morse, and Rollway.
“Business Benefit Plan” means each Benefit Plan that is contributed to, sponsored, maintained or entered into by Seller or a Retained Subsidiary, a Purchased Subsidiary or any Affiliate of any of them for the benefit of any Business Employee.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
“Business Employee” means any individual who is (i) a Purchased Subsidiary Business Employee, (ii) an ARD Business Employee, (iii) a Non-ARD Business Employee or (iv) a TSA Employee. Notwithstanding the foregoing, the individuals listed on Section 1.01(d) of the Disclosure Schedule shall not be deemed to be Business Employees.
“Business Intellectual Property Rights” means (i) all Assigned Intellectual Property Rights and (ii) all Intellectual Property Rights owned by the Purchased Subsidiaries.
“Byrd Amendment” means the Continued Dumping and Subsidy Offset Act of 2000.
“Carve Out Plan” means the Project Viceroy Power Transmission Solutions Carve Out Plan, dated September 26, 2014.
“Cash Repatriation Plan” means the Project Viceroy Power Transmission Solutions Cash Repatriation Plan, dated September 26, 2014.
“China Consideration” means an amount in Chinese remninbi equal to the portion of the Closing Cash Consideration allocated to the shares of capital stock of EPT China as set forth in the Master Allocation Statement.
“China Escrow Account” means the bank account designated in writing by the China Escrow Agent.
“China Escrow Agent” means Standard Chartered Bank.
“China Escrow Agreement” means the Escrow Agreement substantially in the form attached hereto as Exhibit A to be entered into at or prior to the Closing among the applicable Affiliates of Seller and Buyer and the China Escrow Agent.
“Closing Cash” means, as of immediately prior to the Effective Time of Closing, the aggregate amount of cash and cash equivalents of (x) the Purchased Subsidiaries and (y) the Business that constitute a Purchased Asset, in each case,, determined in accordance with GAAP applied on a consistent basis.
“Closing Date” means the date on which the Closing occurs.
“Code” means the United States Internal Revenue Code of 1986.
“Combined Tax” means (i) any Tax with respect to which any of the Purchased Subsidiaries has filed or will file a Tax Return with a member of any Seller Group on a consolidated basis pursuant to Section 1501 of the Code and (ii) any income or franchise Tax payable to any state, local or foreign taxing jurisdiction in which any of the Purchased Subsidiaries has filed or will file a Tax Return with a member of any Seller Group (other than a group that consists solely of two or more of the Purchased Subsidiaries) on an affiliated, consolidated, combined or unitary basis with respect to such Tax.
“Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.
“Confidentiality Agreement” means the confidentiality agreement between Buyer and Seller dated as of August 15, 2014.
“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
“Domestic Subsidiary Shares” means all of the outstanding shares of capital stock of, or other equity interests in (i) Emerson Power Transmission Corporation, (ii) Kop-Flex, Inc. and (iii) System Plast, LLC.
“Draft Audit Report” means the draft consolidated and combined financial statements attached as Schedule IV hereto.
“Emerson Electric Brazil” means Emerson Electric do Brasil Ltda., a company organized under the laws of Brazil.
“Emerson India” means Emerson Electric Company (India) Private Ltd.
“Emerson Philippines” means Emerson Electric (Asia) Limited – Regional Operating Headquarters (Philippines).
“Emerson Slovakia” means Emerson a.s. (Slovakia).
“Emerson UAE” means Emerson FZE (UAE).
“Employed” means, with respect to a Business Employee as of an applicable date of determination, that as of such date such Business Employee (i) is actively employed, (ii) is absent from work on account of paid time off, vacation, sick or personal leave, short- or long-term disability or leave of absence (other than a leave of absence resulting from a reduction in force or a “bridging” of age and/or service credit for purposes of a Business Benefit Plan) or (iii) for whom an obligation to recall, rehire or otherwise return to employment exists under a contractual obligation or Applicable Law.
“Environmental Laws” means any Applicable Laws relating to the environment or any spill, release, discharge, disposal or recycling of, or exposure to, any pollutant or contaminant or ignitable, corrosive, reactive or otherwise hazardous substance or waste.
“Environmental Liabilities” means all Liabilities (including the costs of any Remedial Action) arising in connection with or in any way relating to the Purchased Subsidiaries, the Shares, the Business (as currently or previously conducted), the Purchased Assets, or the Real Property or any property currently or formerly owned, leased or operated by the Purchased Subsidiaries or otherwise in connection with the Business or the Purchased Assets (including the activities and operations conducted by anyone thereon, offsite disposal therefrom and Hazardous Substances migrating thereto), that in each case arise under or relate to any Environmental Law or a Hazardous Substance, including Liabilities arising from any Third Party Claims for personal injury, death, or property damage caused by an actual or alleged release of, or exposure to, a Hazardous Substance.
“EPT China” means Emerson Power Transmission (Zhangzhou) Co. Ltd.
“EPT China Loan Agreement” means an agreement substantially in the form of Exhibit B hereto; provided that (i) the loan will be made by the applicable Affiliate of Buyer, as lender, to EPT China, as borrower, (ii) the interest rate on the loan shall be no more than 3.5% per annum, (iii) no interim payments of interest or principal shall be required prior to the Deferred Closing with respect to EPT China, (iv) drawdowns on the loan shall be initiated by EPT China by delivering a drawdown notice to the lender and the entrustment bank, and (v) all taxes, bank commissions, costs and expenses for the loan will be borne by the applicable Affiliate of Buyer.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Existing China Intercompany Loan” means the intercompany receivable between EPT China to Emerson Electric (China) Holding Co. Ltd. outstanding as of the Closing.
“Existing Litigation Rights” means the Actions described on Section 1.01(f) of the Disclosure Schedule.
“Financing Sources” shall mean each lender and each other Person (including each agent and arranger) that have committed to provide or otherwise entered into agreements in connection with the Financing in connection with the transactions contemplated hereby together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate or the heirs, executors, successors and assigns of any of the foregoing.
“Foreign Subsidiary Shares” means all of the outstanding shares of capital stock of, or other equity interests in, (i) System Plast Srl, (ii) EPT China (iii) Jaure, S.A., (iv) Motoreductores U.S., S.A. de C.V., (v) Transmisiones de Potencia Emerson, S.A. de C.V, and (vi) Rollway Bearing.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.
“Hazardous Substances” means any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos in any form that is or could become friable, and any other substance, waste or material regulated as a pollutant or otherwise as “hazardous” under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Income Tax” means any Tax that is, in whole or in part, based on or measured by net income or gains, and any similar Tax.
“Indebtedness” means (i) all obligations for borrowed money, (ii) all obligations evidenced by notes, bonds, debentures or other instruments, (iii) all obligations for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business), (iv) all commitments by which a Person assures a creditor against loss (including contingent reimbursement obligations regarding letters of credit), excluding commitments securing performance under contractual obligations in the ordinary course of business, (v) all obligations under capitalized leases, (vi) all guarantees (other than product warranties made in the ordinary course of business), including guarantees of any items set forth in clauses (i) through (v), but excluding any guarantees of performance under contractual obligations in the ordinary course of business, and (vii) all outstanding prepayment premiums, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (i) through (vi). For the avoidance of doubt, the term “Indebtedness” shall not include any pension or other post-employment benefits.
“India Consideration” means an amount in U.S. dollars equal to the portion of the Closing Cash Consideration allocated to the Purchased Assets and Assumed Liabilities of Emerson India as set forth in the Master Allocation Statement.
“Intellectual Property Cross-License Agreement” means an intellectual property cross-license agreement to be entered into between Buyer and Seller at the Closing in substantially the form attached hereto as Exhibit C.
“Intellectual Property Rights” means any trademark, service mark, trade dress, trade name, domain name, mask, work, invention, patent, trade secret, copyright, know how, rights of privacy and rights of publicity, any of the foregoing rights to the extent subsisting in websites, original works of authorship or Software, any registrations, issuances, or applications for registration or issuance of any of the foregoing and any other similar type of proprietary or intellectual property right, together with all related rights.
“International Plan” means any Business Benefit Plan that covers Business Employees who perform (or who, as of immediately prior to termination of their employment with Seller and its Affiliates, performed) services primarily in a country other than the United States.
“IRS” means the United States Internal Revenue Service.
“IT Assets” means any and all computers, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.
“knowledge of Seller,” “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge of the individuals set forth in Section 1.01(g) of the Disclosure Schedule.
“Liability” means any liability, cost, expense, debt or obligation of any kind, character, or description, and whether known or unknown, accrued, absolute, contingent or otherwise, and regardless of when asserted or by whom.
“Lien” means, with respect to any property or asset, any mortgage, lien, license grant, pledge, charge, security interest or encumbrance in respect of such property or asset.
“Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Business, taken as a whole, except for any such effect (i) relating to any Excluded Asset or Excluded Liability or (ii) resulting from or arising in connection with (A) changes in the financial or securities markets, including in interest rates or currency exchange rates, (B) changes in economic, regulatory or political conditions generally, (C) changes or conditions affecting generally the industries in which the Business operates or the industries in which suppliers and customers of the Business operate, (D) changes in Applicable Law, GAAP or other applicable accounting or regulatory standards or principles, or in authoritative interpretations thereof, (E) acts of war, sabotage or terrorism or natural disasters, (F) the announcement of this Agreement or pendency or consummation of the transactions contemplated hereby, (G) any failure of the Business to meet any internal or industry financial estimates, forecasts or projections for any period (it being understood that any effect that has contributed to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect, unless it is otherwise excluded from the definition thereof pursuant to a clause other than this clause (G)), (H) changes attributable to actions by or on behalf of Buyer or any of its Affiliates (including actions taken by Buyer or any of its Affiliates pursuant to, or to comply with, Section 7.01) or (I) any actions taken by Seller or any of its Affiliates that are required or expressly contemplated to be taken pursuant to this Agreement (including pursuant to Section 7.01); provided, that any matter described in any of subclauses (ii)(A), (ii)(B), (ii)(D) or (ii)(E) shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such matter has had a disproportionate effect on the business, financial condition or results of operations of the Business (including the Purchased Assets and Assumed Liabilities), taken as a whole, relative to other participants in the industries in which the Business operates.
“Modified Net Asset Value” means, as of immediately prior to the Effective Time of Closing, the excess of (A) the Purchased Assets and the assets owned by the Purchased Subsidiaries on a consolidated basis over (B) the Assumed Liabilities and the liabilities of the Purchased Subsidiaries on a consolidated basis, in each case, with such adjustments thereto as specified in the Accounting Policies and Modified Net Asset Value Schedule and otherwise calculated in accordance with, and including the line items set forth in, the Illustrative Modified Net Asset Value Statement set forth in Schedule II. For the avoidance of doubt, Modified Net Asset Value shall, in all cases, exclude Closing Cash and be determined with respect to the Purchased Assets, Assumed Liabilities and the Purchased Subsidiaries in their entirety, including those of any Deferred Business.
“Modified Net Asset Value Adjustment” means the positive or negative difference between Modified Net Asset Value and Base Modified Net Asset Value, as the case may be, provided that the absolute value of the Modified Net Asset Value Adjustment shall not exceed $2,000,000.
“Non-ARD Business Employee” means any individual (other than an ARD Business Employee or ARD TSA Employee) who, as of immediately prior to the relevant Effective Time, is Employed by Seller or a Retained Subsidiary and who devotes a majority of his or her working time to performing services on behalf of the Business or a Purchased Subsidiary.
“Non-ARD TSA Employee” means any individual (other than an ARD TSA Employee) who, as of immediately prior to the relevant Effective Time, is Employed by (i) a Purchased Subsidiary, Seller or a Retained Subsidiary and whose services are to be provided to Buyer or any of its Subsidiaries pursuant to the Transition Services Agreement or (ii) Emerson UAE, and in each case, who devotes a majority of his or her working time to performing services on behalf of the Business or a Purchased Subsidiary.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Philippine Consideration” means an amount in U.S. dollars equal to the portion of the Closing Cash Consideration allocated to the Business conducted by Emerson Philippines as set forth in the Master Allocation Statement.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.
“Pre-Closing Tax” means any Tax related to the Pre-Closing Tax Period; provided that in the case of any Tax (other than a Transfer Tax) that is payable for a Straddle Tax Period, the portion of such Tax related to the Pre-Closing Tax Period shall equal the portion of such Tax that would have been payable if the relevant Tax period ended on and included the Closing Date. Any credits with respect to a Straddle Tax Period shall be taken into account as though the relevant Taxable period ended on the Closing Date.
“PTS EBTIDA” means for the one-year period ending September 30, 2014, earnings before income taxes plus interest income, net plus depreciation and amortization. For purposes of this definition, the amount of “earnings before income taxes” and “interest income, net” shall be determined by reference to the corresponding line items on the Consolidated and Combined Statements of Earnings and Comprehensive Income that comprise the Audited Financial Statements, and the amount of “depreciation and amortization” shall be determined by reference to the corresponding line item on the Consolidated and Combined Statements of Cash Flows that comprise the Audited Financial Statements.
“PTS Audited Adjusted EBITDA” means PTS EBITDA, adjusted to exclude the effects of Audit Adjustments:
(i)    to the extent they relate to any Excluded Liability or any Liability reflected on the audited balance sheet for the year ended September 30, 2014 in respect of which Seller has an indemnity obligation under Section 11.02(a)(i) through 11.02(a)(x);
(ii)    arising out of or related to any matter disclosed in the Disclosure Schedules;
(iii)    that shift revenue or expenses from the fiscal year ending September 30, 2014 to the fiscal year ending September 30, 2015; and
(iv)    relating to extraordinary, unusual or non-recurring items.
“PTS Unaudited Adjusted EBITDA” means $107,174,000.
“Purchased Domestic Subsidiaries” means the following direct and indirect Subsidiaries of Seller: (i) Emerson Power Transmission Corporation, (ii) McGill Manufacturing Company, Inc., (iii) Emerson Chain, Inc., (iv) Regina-Emerson (Wisconsin), (v) UCC Corp., (vi) Kop-Flex, Inc., (vii) System Plast, LLC, (viii) SPPA LLC and (ix) Solus Industrial Innovations LLC.
“Purchased Foreign Subsidiaries” means the following direct and indirect Subsidiaries of Seller: (i) System Plast Srl, (ii) SCI de la Peupleraie, (iii) System Plast GmbH, (iv) System Plast International BV, (v) System Plast Ltd., (vi) System Plast SAS, (vii) EPT China, (viii) Jaure, S.A., (ix) Motoreductores U.S., S.A. de C.V., (x) Transmisiones de Potencia Emerson, S.A. de C.V, (xi) Rollway Bearing and (xii) Kop-Flex Canada Limited.
“Purchased Subsidiaries” means, collectively, the Purchased Domestic Subsidiaries and the Purchased Foreign Subsidiaries.
“Purchased Subsidiary Benefit Plan” means each Business Benefit Plan that is sponsored, maintained or entered into by a Purchased Subsidiary.
“Purchased Subsidiary Business Employee” means any individual (other than a Non-ARD TSA Employee) who, as of immediately prior to the Applicable Transfer Time, is Employed by a Purchased Subsidiary.
“Recall” means any customer-wide, SKU-wide or field-wide “recall” or “campaign” or field service action with respect to repair or replacement.
“Recoverable Transfer Taxes” means Transfer Taxes that are recoverable through a refund, offset or other reduction in Tax liability in the relevant jurisdiction imposing such Transfer Tax.
“Remedial Action” means any investigation, remediation, clean-up, abatement, removal or monitoring (or words of similar import) of Hazardous Substances.
“Representative” means, with respect to any Person, such Person’s directors, officers, employees, counsel, financial advisors, auditors, agents and other authorized representatives.
“Retained Benefit Plan” means any Business Benefit Plan that is not an Assumed Plan or a Purchased Subsidiary Benefit Plan and, for the avoidance of doubt, shall include any Business Benefit Plan that is a change of control agreement, stay bonus letter (other than the Assumed Extra Salary Program, as defined in Section 1.01(c) of the Disclosure Schedule) or equity compensation award.
“Retained Business” means any business now, previously or hereafter conducted by Seller or any of its Subsidiaries or Affiliates other than the Business.
“Retained Subsidiaries” means all of the direct and indirect Subsidiaries of Seller other than the Purchased Subsidiaries.
“Rollway Bearing” means Rollway Bearing N.V., a Belgium company.
“Section 338(h)(10) Subsidiaries” means the following direct and indirect Subsidiaries of Seller: (i) Emerson Power Transmission Corporation, (ii) Emerson Chain, Inc. and (iii) System Plast, LLC.
“Seller Group” means, with respect to U.S. federal income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is a member and, with respect to state, local or foreign income or franchise Taxes, any consolidated, combined or unitary group of which Seller or any of its Affiliates is a member for such state, local or foreign income or franchise Tax purposes.
“Shares” means, collectively, the Domestic Subsidiary Shares and the Foreign Subsidiary Shares.
“Slovakia Consideration” means an amount in U.S. dollars equal to the portion of the Closing Cash Consideration allocated to the Purchased Assets and Assumed Liabilities of Emerson Slovakia as set forth in the Master Allocation Statement.
“Slovakia Services Agreement” means an agreement to be entered into prior to Closing (or the Deferred Closing with respect to the Slovakia Deferred Business, if applicable) between Emerson Slovakia and Buyer’s Slovakian Subsidiary, in a form and substance reasonably satisfactory to Buyer and Seller, setting forth the terms and conditions for the provision of certain services at the real property in Slovakia that will be transferred to Buyer.
“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any and all data and collections data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and develop and of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation including user manuals and other training documentation relating to any of the foregoing.
“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends thereafter.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; provided, that Emerson Chain, Inc. and SCI de la Peupleraie each shall be deemed to be a Subsidiary of Seller.
“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of any of the Purchased Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of such Purchased Subsidiary to a Taxing Authority is determined or taken into account with reference to the activities of any other Person and (iii) liability of any of the Purchased Subsidiaries for the payment of any amount as a result of being party, prior to the Closing, to any Tax Sharing Agreement.
“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes) and losses or deductions deferred by the Code or other Applicable Law.
“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
“Tax Sharing Agreements” means all agreements or arrangements (whether or not written), including all express or implied agreements or arrangements, binding Seller or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.
“Transaction Documents” means, collectively, this Agreement, the China Escrow Agreement, the U.S. Escrow Agreement, each Foreign Transfer Agreement, the EPT China Loan Agreement, the Emerson Slovakia Loan Agreement, the Intellectual Property Cross-License Agreement, the Slovakia Services Agreement and the Transition Services Agreement.
“Transfer Regulations” means any law implementing Council Directive 77/187/EEC as amended by Council Directive 90/50/EC and any similar legislation in any jurisdiction which provides for the automatic transfer of employment in the event of a transfer of a business or services.
“Transfer Tax” means any excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (including any penalties and interest); provided that, for the avoidance of doubt, (i) the tax imposed on the on the transfer of shares of a Mexican entity by a non-resident of Mexico (Impuesto Sobre la Renta) shall not be a Transfer Tax and (ii) the enterprise income tax imposed on any capital gains realized from the transfer of a Chinese resident entity shall not be a Transfer Tax.
“Transition Services Agreement” means a Transition Services Agreement to be entered into between Buyer and Seller at the Closing in substantially the form attached hereto as Exhibit D.
“Treasury Regulations” means the rules and regulations promulgated by the U.S. Treasury Department under the Code.
“Tri-Partite Agreement” shall mean an agreement in a form satisfactory to each of Seller and Buyer among (a) Seller (or its applicable Affiliate), (b) Buyer (or its applicable Subsidiary) and (c) a Business Employee who is based in China, Colombia, India, the Philippines, Singapore or the UAE pursuant to which (i) such Business Employee agrees (x) to the transfer of his or her employment to Buyer (or its applicable Subsidiary) and (y) to waive any entitlement to severance or other termination-related payments or benefits in connection with such transfer and (ii) Buyer (or its applicable Subsidiary) agrees to make an offer to employ such Business Employee on the terms set forth in Article 9.
“TSA Employee” means an ARD TSA Employee or a Non-ARD TSA Employee.
“TSA Termination Date” means, in relation to a TSA Employee, the date on which Seller or its relevant Affiliate ceases to provide such TSA Employee’s service pursuant to the Transition Services Agreement.
“U.S. Escrow Account” means the bank account designated in writing by the U.S. Escrow Agent.
“U.S. Escrow Agent” means Wells Fargo Bank, N.A.
“U.S. Escrow Agreement” means the Escrow Agreement substantially in the form attached hereto as Exhibit E to be entered into at or prior to the closing among the applicable Affiliates of Seller and Buyer and the U.S. Escrow Agent.
(a)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
1060 Allocation Statement	2.07(d)
1990 Agreement	11.05(f)
338(h)(10) Allocation Statement	2.07(d)
Accounting Referee	2.11(c)
Adjusted Based Modified Net Asset Value	2.16
Agreement	Preamble
Allocation Statements	2.07(d)
Assumed Liabilities	2.04
Audit Purchase Price Adjustment	2.10(a)
Audited Financial Statements	10.02(d)
Brazil Deferred Business	2.07(b)
Business Registered Intellectual Property Rights	3.12(a)
Business Q1 Interim Financial Statements	7.14(b)(i)
Business Q2 Interim Financial Statements	7.14(b)(i)
Buyer	Preamble
Buyer DC Plan	9.06
Buyer FSA Plan	9.13
Buyer Indemnified Parties	11.02(a)
Buyer International Retirement Plan	9.09(b)
Buyer Retiree Plan	9.15
Byrd Amendment Filing	7.12(b)
Byrd Amendment Payment	7.12(a)
Cap	11.02(a)
China Deferred Business	2.07(b)
Closing	2.08
Closing Cash Consideration	2.07(a)
Closing Trigger Date	2.08
Closing Statement	2.11(a)
Competing Business	5.03(a)
Confidential Information	5.02
Covered Business Employee	7.06(a)
Current Representation	7.07(a)
Damages	11.02(a)
De Minimis Amount	11.02(a)
Debt Commitment Letter	4.05
Deductible	11.02(a)
Deferred Businesses	2.07(b)
Deferred Closing	2.13(a)
Deferred Closing Actions	2.13(a)
Deferred Closing Date	2.13(a)
Delayed Transfer Assets	2.03(o)
Designated Person	7.07(a)
Dispute Notice	2.11(b)
Disputed Item	2.11(b)
EBITDA Dispute Notice	2.10(b)(ii)
EBITDA Disputed Item	2.10(b)(ii)
EBITDA Statement	2.10(b)(i)
Effective Time	2.08
e-mail	13.01
Emerson Electric Brazil Loan Agreement	2.14(d)
Emerson Slovakia Loan Agreement	2.14(c)
End Date	12.01(b)
Enforceability Exceptions	3.02
Environmental Matters	11.05
Excluded Assets	2.03
Excluded Intellectual Property Rights	2.03(d)
Excluded IP/IT Agreements	2.03(p)
Excluded IT Assets	2.03(f)
Excluded Liabilities	2.05
Excluded Software	2.03(e)
Extended Trademark Period	7.10(b)
Final PTS Audited Adjusted EBITDA	2.10(b)(iii)
Final Purchase Price	2.12(a)
Financing	4.05
Financing Failure Event	7.15(b)
Fundamental Representations	11.01
Foreign Transfer Agreement	2.09
Indemnified Party	11.03(a)
Indemnifying Party	11.03(a)
India Deferred Business	2.07(b)
India Operating Expenses	2.14(e)
Initial PTS Audited Adjusted EBITDA	2.10(b)(i)
International Transfer Amount	9.09(c)
IP Licenses Master Allocation Statement	3.08(a)(ix) 2.07(c)
Material Contract	3.08(b)
Netherlands DB Plan	9.09(d)
Non-Business Assets	7.08
Notice Period	11.04
Permits	3.13
Permitted Liens	3.11(c)(xii)
Philippine Assets	2.03(o)
Philippines DB Plan	9.09(f)
Post-Closing Representation	7.07(a)
Potential Contributor	11.07
Potential Indemnified Party	8.09(d)
Potential Indemnifying Party	8.09(d)
Pre-Closing Buyer-Filed Income Tax Return	8.03(b)
PTS Hedging Contracts	2.03(m)
Purchase Price	2.07(a)
Purchased Assets	2.02
Purchased Contracts	2.02(d)
Purchased Subsidiary Securities	3.05(b)
Real Property	3.11(a)(ii)
Relevant Period	9.04
Remaining Escrowed Funds	2.13(e)(ii)
Replacement Canadian DB Plan Replacement DB Plan Restricted Period	9.08(b) 9.07(a) 5.03(a)
Retained Environmental Liabilities	11.02(a)(v)
Section 338(h)(10) Elections	8.04(a)
Seller	Preamble
Seller Canadian DB Plan	9.08
Seller Canadian DB Plan Participant	9.08(a)
Seller DB Plan	9.07(a)
Seller DB Plan Participant	9.07(a)
Seller DC Plan	9.06
Seller FSA Plan	9.13
Seller International Retirement Plan	9.09
Seller Retained Marks	7.10
Seller Retiree Plan	9.15
Seller Tax Records	8.05(b)
Seller Welfare Plan	9.11
Slovakia Deferred Business	2.07(b)
Tax Claim	8.09(d)
Tax Controversy	8.09(d)
Tax Indemnified Party	8.09(c)
Tax Indemnifying Party	8.09(c)
Tax Savings	8.09(c)
Termination Fee	12.03(a)
Third Party Claim	11.03(a)
Title IV Plan	3.15(b)(ii)
Transferred Employee	9.01
Warranty Breach	11.02(a)(i)
Section 1.02.    Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to any Applicable Law shall be deemed to refer to such law or Applicable Law as amended from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder. All references to any time herein shall refer to Eastern Time. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Article 2
Purchase and Sale
Section 2.01.    Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, Seller agrees to, and to cause the applicable Retained Subsidiaries to, sell to Buyer, and Buyer agrees to purchase from Seller and such applicable Retained Subsidiaries, the Shares at the Closing (or in the case of EPT China, at the Deferred Closing of the China Deferred Business, if applicable). Seller shall, or shall cause the Retained Subsidiaries to, as applicable, transfer and deliver to Buyer at the Closing (or in the case of EPT China, at the Deferred Closing of the China Deferred Business, if applicable) valid title to such Shares free and clear of any Lien.
Section 2.02.    Purchase and Sale of the Purchased Assets. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and the Retained Subsidiaries, and Seller agrees to, and to cause the Retained Subsidiaries to, sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing (or, to the extent applicable, at the relevant Deferred Closing), free and clear of any Liens other than Permitted Liens, all of Seller’s and the Retained Subsidiaries’ right, title and interest in, to and under the assets, properties and business of every kind and description, owned, used or held for use primarily in the conduct of the Business by Seller or any of the Retained Subsidiaries (but excluding any Excluded Assets and excluding any assets, properties and businesses owned by a Purchased Subsidiary) as the same shall exist as of the relevant Effective Time (the “Purchased Assets”), including all right, title and interest of Seller and the Retained Subsidiaries in, to and under the following Purchased Assets to the extent owned, held or used primarily in the conduct of the Business:
(a)    the real property, together with all buildings, fixtures and improvements erected thereon, and the leases of, and other interests in real property, in each case, listed or required to be listed on Section 3.11(a) of the Disclosure Schedule;
(b)    all tangible personal property and interests therein;
(c)    all raw materials, work-in-process, finished goods, supplies and other inventories;
(d)    all transferable contracts listed in Section 3.08 of the Disclosure Schedule and all transferable rights under all other contracts, agreements, licenses, commitments, sales and purchase orders and other instruments, but excluding the PTS Hedging Contracts (collectively, the “Purchased Contracts”);
(e)    all transferable rights, claims, credits, causes of action or rights of set-off against third parties relating to or arising from the Purchased Assets or the Assumed Liabilities, including unliquidated rights under manufacturers’ and vendors’ warranties and all rights to bring any Action in respect of the foregoing, other than any Existing Litigation Right;
(f)    all trade accounts receivable and other receivables reflected on the Balance Sheet (including any intercompany accounts receivable payable by Seller or any Retained Subsidiary);
(g)    all prepaid assets;
(h)    all Assigned Intellectual Property Rights;
(i)    all Assigned Software and Assigned IT Assets;
(j)    all transferable governmental licenses, permits or other governmental authorizations;
(k)    the laboratory equipment owned by Emerson India, as identified in Section 2.02(k) of the Disclosure Schedule;
(l)    all assets of the Assumed Plans;
(m)    notwithstanding Section 2.03(c), all proceeds received from and after the Closing under any third-party insurance policies relating to the Business, except to the extent such proceeds relate to an Excluded Asset or Excluded Liability;
(n)    the computers owned by Seller or its Subsidiaries (other than the Purchased Subsidiaries) and used or held for use primarily by the Transferred Employees of Emerson Electric de Colombia Ltda. (Colombia), Emerson Electric (South Asia) Pte. Ltd. (Singapore), Emerson Srl (Romania) and Emerson Process Management Srl (Romania), in each case as identified in Section 2.02(n) of the Disclosure Schedule;
(o)    all books, records, data, databases, files and papers, whether in hard copy or electronic format, including any information relating to any Tax imposed on the Purchased Assets (it being understood that Seller and the Retained Subsidiaries shall be permitted to retain copies of such materials); and
(p)    subject to Applicable Law, the personnel records (including all human resources and other records) of Seller or a Retained Subsidiary relating to Transferred Employees.
Section 2.03.    Excluded Assets. Buyer expressly understands and agrees that all of the assets of Seller and the Retained Subsidiaries other than the Purchased Assets and Shares shall remain the property of Seller or such Retained Subsidiaries (collectively, the “Excluded Assets”), which shall include the following:
(a)    all cash and cash equivalents on hand and in banks, except for any cash or cash equivalents delivered to or for the benefit of Buyer and taken into account in the determination of Closing Cash;
(b)    all bank accounts not exclusively dedicated to the Business;
(c)    all insurance policies relating to the Business and all claims, credits, causes of action or rights thereunder;
(d)    all Intellectual Property Rights listed in Section 2.03(d) of the Disclosure Schedule (the “Excluded Intellectual Property Rights”);
(e)    all Software (other than the Assigned Software) (the “Excluded Software”);
(f)    all IT Assets (other than the Assigned IT Assets) (the “Excluded IT Assets”);
(g)    all books, records, files and papers, whether in hard copy or electronic format, prepared in connection with this Agreement or the transactions contemplated hereby, and all minute books and corporate records of Seller and the Retained Subsidiaries;
(h)    all rights of Seller or any of the Retained Subsidiaries arising under the Transaction Documents or the transactions contemplated thereby;
(i)    all assets sold or otherwise disposed of during the period from the date hereof until the relevant Effective Time;
(j)    all assets of the Retained Benefit Plans;
(k)    the personnel records (including all human resources and other records) of Seller or a Retained Subsidiary relating to employees of Seller or such Retained Subsidiary (other than the personnel records relating to the Transferred Employees as contemplated by Section 2.02(p));
(l)    any Existing Litigation Right;
(m)    all hedging or swap contracts, agreements or similar arrangements (the “PTS Hedging Contracts”);
(n)    all contracts, agreements or binding obligations to which Seller is party (other than those listed in Section 3.08(a)(ix) of the Disclosure Schedule) including all of the Master Supply Agreements listed in Section 2.03(n) of the Disclosure Schedule;
(o)    (x) the computers, phones and personal electronics used by the Transferred Employees of Emerson Philippines identified in Section 2.03(o) of the Disclosure Schedule and (y) the loans made to Business Employees by Emerson Philippines (the “Philippine Assets”);
(p)    all contracts, agreements or binding obligations to the extent relating to any Excluded Intellectual Property Rights, Excluded Software and/or Excluded IT Assets, other than those listed in Section 3.08(a)(ix) of the Disclosure Schedule (“Excluded IP/IT Agreements”);
(q)    all Tax Assets, as well as any rights to Tax refunds or credits in respect of Tax overpayments; and
(r)    the other property and assets described in Section 2.03(r) of the Disclosure Schedule.
Section 2.04.    Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the relevant Effective Time, to assume all Liabilities of Seller or any of the Retained Subsidiaries (or any predecessor of any of the foregoing or any prior owner of all or part of the businesses or assets of any of the foregoing) primarily relating to or arising out of the Purchased Assets or the Business (as currently or formerly conducted) of whatever nature, whether presently in existence or arising hereafter, except for the Excluded Liabilities (the “Assumed Liabilities”), including the following:
(a)    all Liabilities set forth on the Balance Sheet, and all Liabilities incurred after the Balance Sheet Date to the extent not satisfied prior to the Effective Time of the Closing;
(b)    all Liabilities of Seller or any of the Retained Subsidiaries arising under the contracts, agreements and other instruments referenced in Section 2.02(d);
(c)    all Liabilities primarily relating to or arising out of the Purchased Assets or the Business (as currently or formerly conducted) arising out of or in connection with acts or omissions at or prior to the Effective Time of the Closing;
(d)    all Liabilities under warranty obligations relating to any products manufactured or sold by the Business at or prior to the Effective Time of the Closing;
(e)    all Liabilities or obligations arising out of any Action related to or arising out of the Business or the Purchased Assets;
(f)    all trade accounts payable and other accounts and notes payable;
(g)    (i) all Liabilities with respect to each Transferred Employee, other than any such Liabilities that are expressly retained by Seller pursuant to Section 7.05 or Article 9 and (ii) all Liabilities expressly assumed by Buyer pursuant to Section 7.05 or Article 9 and (iii) all Liabilities under any Purchased Subsidiary Benefit Plan or Assumed Plan;
(h)    all Liabilities primarily relating to or arising out of the Purchased Assets or the Business (as currently or formerly conducted) arising out of or in connection with any act, omission or circumstance occurring at any time after the Effective Time of the Closing;
(i)    all Liabilities for any Third Party Claim relating to, or arising out of, the use, application, malfunction, defect, design, operation, performance or suitability of any product of the Business manufactured, sold or distributed prior to the Effective Time of the Closing; and
(j)    all Assumed Environmental Liabilities.
Buyer’s obligations under this Section 2.04 shall not be subject to offset or reduction, whether by reason of any actual or alleged breach of any representation, warranty or covenant contained in the Transaction Documents or any other agreement or document delivered in connection therewith or any right to indemnification hereunder or otherwise.
Section 2.05.    Excluded Liabilities. Buyer is assuming only the Assumed Liabilities from Seller and the Retained Subsidiaries and is not assuming any other Liability of Seller or any of the Retained Subsidiaries of whatever nature, whether presently in existence or arising hereafter. All such other Liabilities shall be retained by and remain Liabilities of Seller or the Retained Subsidiaries, as applicable (all such Liabilities not being assumed being herein referred to as the “Excluded Liabilities”). Notwithstanding anything to the contrary contained in Section 2.04, the following Liabilities of Seller and the Retained Subsidiaries shall be Excluded Liabilities:
(a)    all Liabilities to the extent arising out of or relating to the operation or conduct by Seller or any of its Subsidiaries of any Retained Business;
(b)    all Liabilities to the extent arising out of or relating to any Excluded Asset;
(c)    all Liabilities under any Retained Benefit Plan (other than such Liabilities described in Section 2.04(a) or expressly assumed by Buyer pursuant to Section 7.05 or Article 9);
(d)    with respect to Transferred Employees, all Liabilities expressly retained by Seller pursuant to Section 7.05 or Article 9;
(e)    all Liabilities (other than such Liabilities described in Section 2.04(a) or expressly assumed by Buyer pursuant to Section 7.05 or Article 9) relating to current or former employees of Seller or any of its Affiliates (other than the Transferred Employees);
(f)    all Indebtedness (other than the Emerson Slovakia Loan Agreement and Indebtedness solely among the Purchased Subsidiaries);
(g)    all PTS Hedging Contracts;
(h)    all obligations to any broker, finder or agent for any investment banking or brokerage fees, finders’ fees or commissions relating to the transactions contemplated by this Agreement and any other fees and expenses for which Seller is responsible pursuant to Section 13.03;
(i)    all Liabilities of the Seller and the Retained Subsidiaries for Taxes; and
(j)    (A) all Liabilities in connection with any Third Party Claim whenever filed to the extent related to or arising out of human exposure to asbestos-containing materials actually or allegedly contained in products manufactured, distributed or sold by or on behalf of the Business (other than a Purchased Subsidiary) prior to the Effective Time and (B) all Environmental Liabilities to the extent relating to any real property or facilities formerly owned, leased or operated by the Business or any predecessor of the Business (in each case, other than by any Purchased Subsidiary or any predecessor thereof) that is not owned, leased or operated by the Business at the Effective Time.
Section 2.06.    Limitation on Assignment of Purchased Assets. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any right thereunder if an attempted assignment, without the consent of, or other action by, any third party, would constitute a breach thereunder or in any way adversely affect the rights of Buyer or Seller or any of their respective Affiliates thereunder. If such consent is not obtained or such other action is not taken, Seller and Buyer shall cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement.
Section 2.07.    Purchase Price; Allocation of Purchase Price. ¤ The purchase price for the Purchased Assets and the Shares (the “Purchase Price”) is one billion and four hundred million dollars ($1,400,000,000) in cash (the “Closing Cash Consideration”) plus Closing Cash plus the Modified Net Asset Value Adjustment minus the Audit Purchase Price Adjustment. The Purchase Price shall be paid as provided in Section 2.08 (subject to Section 2.07(b) and Section 2.13(c)) and shall be subject to adjustment as provided in Section 2.10 and Section 2.12.
(a)    At the Closing, if and only if a Deferred Closing is required with respect to, (w) the Purchased Assets and Assumed Liabilities of Emerson Slovakia (the “Slovakia Deferred Business”), then the Slovakia Consideration shall be deposited with the U.S. Escrow Agent into the U.S. Escrow Account, (x) the Purchased Assets and Assumed Liabilities of Emerson India (the “India Deferred Business”), then the India Consideration shall be deposited with the U.S. Escrow Agent into the U.S. Escrow Account, (y) the Purchased Assets and Assumed Liabilities of Emerson Electric Brazil (the “Brazil Deferred Business”), then the Brazil Consideration shall be deposited with the U.S. Escrow Agent into the U.S. Escrow Account and (z) the shares of capital stock of EPT China (the “China Deferred Business” and together with the Slovakia Deferred Business, the India Deferred Business and the Brazil Deferred Business, the “Deferred Businesses”), then the China Consideration shall be deposited with the China Escrow Agent into the China Escrow Account. The U.S. Escrow Account and the China Escrow Account shall be held and disbursed by the U.S. Escrow Agent and the China Escrow Agent, respectively, in accordance with the terms of this Agreement and the U.S. Escrow Agreement and the China Escrow Agreement, respectively.
(b)    The Purchase Price shall be allocated to the Purchased Assets and the Shares as set forth in the statement attached hereto as Exhibit F (the “Master Allocation Statement”), which shall include a specific allocation with respect to each Deferred Business.
(c)    As promptly as practicable after the Closing, but not later than 180 days after the Closing Date, Buyer shall deliver • a statement allocating the “aggregate deemed sales price” (as such term is defined in Treasury Regulations Section 1.338-4) with respect to each Section 338(h)(10) Subsidiary in accordance with the Treasury Regulations promulgated under Section 338(h)(10) (the “338(h)(10) Allocation Statement”) and • a statement allocating the Purchase Price with respect to the Purchased Assets (plus any Assumed Liabilities and capitalized costs taken into account under Section 1060 of the Code) among the Purchased Assets in accordance with Section 1060 of the Code (the “1060 Allocation Statement”) (the Master Allocation Statement, the 338(h)(10) Allocation Statement, and the 1060 Allocation Statement, collectively, the “Allocation Statements”). The 338(h)(10) Allocation Statement and the 1060 Allocation Statement shall be consistent with the allocation of the Purchase Price to the Shares and the Purchased Assets in the Master Allocation Statement. If, within 20 days after the delivery of the 338(h)(10) Allocation Statement and the 1060 Allocation Statement, Seller notifies Buyer in writing that Seller objects to any allocation set forth thereon, Buyer and Seller shall negotiate in good faith to resolve such objection. In the event that Buyer and Seller are unable to resolve such dispute within 20 days following Seller’s notification of such objection, Buyer and Seller shall jointly retain an Accounting Referee (as defined in Section 2.11(c) below) to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the 338(h)(10) Allocation Statement and/or the 1060 Allocation Statement, as applicable, shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller.
(d)    If an adjustment is made with respect to the Purchase Price pursuant to Section 2.10, Section 2.12 or otherwise, any adjustment shall be allocated to the shares of Emerson Power Transmission Corporation, unless otherwise agreed by Buyer and Seller, and the Allocation Statements shall be adjusted consistent therewith.
(e)    Buyer and Seller shall, and shall cause their respective Subsidiaries to, file all Tax Returns (including amended returns and claims for refunds) and information reports in a manner consistent with the Allocation Statements.
Section 2.08.    Closing. Subject to Section 2.13, the closing (the “Closing”) of the purchase and sale of the Shares and the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, on the last Business Day in the calendar month in which all of the conditions set forth in Article 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of those conditions) have been satisfied (or, to the extent permitted by Applicable Law, waived) (the date on which such conditions are satisfied (or, to the extent permitted by Applicable Law, waived), the “Closing Trigger Date”); provided that, (x) if there are less than two Business Days remaining in the calendar month when the Closing Trigger Date occurs, the Closing shall occur on the last Business Day in the immediately succeeding month, so long as all of the conditions set forth in Article 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of those conditions) are satisfied (or, to the extent permitted by Applicable Law, waived) on such date and (y) Seller may, in its sole discretion, elect to have the Closing occur on a date other than the last Business Day of the month, in which case, the Closing will occur as soon as possible, but in no event later than five Business Days after the Closing Trigger Date. The Closing, or any Deferred Closing to the extent applicable, shall be deemed effective as of 11:59:59 p.m. on the Closing Date, or such Deferred Closing Date, as applicable (the “Effective Time”). At the Closing, the following transactions will occur in the following sequence (each transaction to occur immediately after the preceding transaction):
(a)    Buyer shall deliver to Seller:
(i)    a certificate, dated the Closing Date and signed by an executive officer of Buyer, pursuant to Section 10.03(c) hereof; and
(ii)    a duly executed counterpart to each Transaction Document to which Buyer or any Affiliate thereof is a party; provided that failure to deliver the Slovak Services Agreement shall not be considered a material breach of this provision.
(b)    Seller shall deliver to Buyer:
(i)    a certificate, dated the Closing Date and signed by an executive officer of Seller, pursuant to Section 10.02(c) hereof;
(ii)    a non-foreign person affidavit from each Retained Subsidiary transferring Domestic Subsidiary Shares dated as of the Closing Date as required by Section 1445 of the Code; and
(iii)    a duly executed counterpart to each Transaction Document to which Seller or any Affiliate thereof is a party; provided that failure to deliver the Slovak Services Agreement shall not be considered a material breach of this provision.
(c)    Buyer shall deliver to Seller the portion of the Closing Cash Consideration allocable to Rollway Bearing as specified in the Master Allocation Statement, in immediately available funds by wire transfer to an account or accounts designated by Seller by notice to Buyer;
For U.S. federal income tax purposes, amounts delivered to Seller under Section 2.08(c) in respect of Rollway Bearing (as determined pursuant to Section 2.07(c)), shall be treated as having been paid to the Purchased Subsidiary holding the shares of Rollway Bearing and, immediately thereafter, distributed, directly or indirectly, to Seller or a Retained Subsidiary;
(d)    Seller shall cause the shareholder register of Rollway Bearing to be updated to reflect Buyer or its designee as the owner thereof;
(e)    Buyer shall deliver:
(i)    to the U.S. Escrow Agent, (w) the Philippine Consideration, (x) if a Deferred Closing occurs with respect to the India Deferred Business, the India Consideration, (y) if a Deferred Closing occurs with respect to the Brazil Deferred Business, the Brazil Consideration and (z) if a Deferred Closing occurs with respect to the Slovakia Deferred Business, the Slovakia Consideration, in each case, in immediately available funds by wire transfer to an account designated by the U.S. Escrow Agent by written notice to Buyer;
(ii)    to the China Escrow Agent, if a Deferred Closing occurs with respect to the China Deferred Business, the China Consideration in immediately available funds to an account designated by the China Escrow Agent by written notice to Buyer;
(iii)    to Seller, an amount equal to the Closing Cash Consideration less the amount delivered to Seller pursuant to Section 2.08(c) above less the China Consideration less the Philippine Consideration less the Brazil Consideration less the India Consideration less, if a Deferred Closing occurs with respect to the Slovakia Deferred Business, the Slovakia Consideration in immediately available funds by wire transfer to an account or accounts designated by Seller, by notice to Buyer;
(iv)    to Emerson Electric Brazil, if a Deferred Closing does not occur with respect to the Brazil Deferred Business, an amount equal to the Brazil Consideration in Brazilian reais in immediately available funds by wire transfer to an account or accounts designated by Seller, by notice to Buyer;
(v)    to Emerson Electric Holding Co. Ltd., if a Deferred Closing does not occur with respect to the China Deferred Business, an amount equal to the China Consideration in immediately available funds by wire transfer to an account or accounts designated by Seller, by notice to Buyer; and
(vi)    to Emerson India, if a Deferred Closing does not occur with respect to the India Deferred Business, an amount equal to the India Consideration in Indian rupees, in immediately available funds by wire transfer to an account or accounts designated by Seller, by notice to Buyer.
(f)    Seller shall deliver, or cause the applicable Retained Subsidiaries to deliver to Buyer, certificates (to the extent such shares are held in certificated form) for the Domestic Subsidiary Shares and the Foreign Subsidiary Shares (other than Shares of Rollway Bearing and Shares of EPT China, if a Deferred Closing is to occur with respect to EPT China) duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto and accompanied by the applicable Foreign Transfer Agreement and such instruments that Seller and Buyer agree are reasonably necessary to validly transfer such Foreign Subsidiary Share to Buyer in accordance with Applicable Law.
Section 2.09.    Foreign Transfer Agreements. The transfer of each Purchased Foreign Subsidiary and the assignment of the Purchased Assets and assumption of the Assumed Liabilities relating to any portion of the Business located outside of the United States will, to the extent required by Applicable Law, be effected pursuant to individual short-form acquisition agreements (each a “Foreign Transfer Agreement”) on a country-by-country basis in substantially the form attached as Exhibit G to this Agreement; provided that, in each case, the Foreign Transfer Agreements shall serve purely to effect the legal transfer of the applicable Purchased Foreign Subsidiary or the assignment of such Purchased Assets and assumption of such Assumed Liabilities. For the avoidance of doubt, (i) the Foreign Transfer Agreements shall not have any effect on the value being given or received by Seller or Buyer, including the allocation of assets and Liabilities as between them, all of which shall be determined solely in accordance with this Agreement (ii) the Foreign Transfer Agreements shall not have any effect on any of the rights of the parties set forth this Agreement and (iii) in the event of any conflicts between any Foreign Transfer Agreement and this Agreement, the terms of this Agreement shall control in all respects. Seller and Buyer shall not, and shall cause their respective Affiliates not to, bring any claim for any cause of action under any Foreign Transfer Agreement.
Section 2.10.    Audit Adjustment; Dispute Resolution. (b) Following delivery of the Audited Financial Statements, the Purchase Price shall be adjusted (subject to Section 2.10(c)) (the “Audit Purchase Price Adjustment”) as follows:
(i)    if (A) Final PTS Audited Adjusted EBITDA is equal to or exceeds PTS Unaudited Adjusted EBITDA or (B) PTS Unaudited Adjusted EBITDA exceeds Final PTS Audited Adjusted EBITDA by $2,000,000 or less, the Audit Purchase Price Adjustment shall be zero; and
(ii)    if PTS Unaudited Adjusted EBITDA exceeds Final PTS Audited Adjusted EBITDA by more than $2,000,000, the Audit Purchase Price Adjustment shall be an amount equal to (A) 11.71 multiplied by (B) PTS Unaudited Adjusted EBITDA minus Final PTS Audited Adjusted EBITDA minus $2,000,000.
(c)    The Audit Purchase Price Adjustment shall be determined as follows:
(i)    Seller shall promptly, and in any event, within three Business Days after receipt of the Audited Financial Statements from KPMG, deliver to Buyer such Audited Financial Statements together with a statement (the “EBITDA Statement”) setting forth in reasonable detail Seller’s calculation of PTS Audited Adjusted EBITDA (such amount, the “Initial PTS Audited Adjusted EBITDA”), and (subject to Buyer executing and delivering to KPMG a customary indemnity letter in form and substance reasonably satisfactory to KPMG) shall permit Buyer to review the work papers related to the Audited Financial Statements as promptly as practicable after the receipt of the Audited Financial Statements.
(ii)    If Buyer disagrees with Seller’s calculation of PTS Audited Adjusted EBITDA as set forth in the EBITDA Statement, Buyer may, within ten days after the later of the delivery of such statement and the date Buyer is first permitted to review the work papers related to the Audited Financial Statements deliver a written notice to Seller (an “EBITDA Dispute Notice’) disagreeing with such calculation and which specifies Buyer’s calculation of PTS Audited Adjusted EBITDA in reasonable detail, including specifying Buyer’s grounds for each point of disagreement (each, an “EBITDA Disputed Item”). Buyer may deliver only one EBITDA Dispute Notice.
(iii)    If Buyer duly delivers an EBITDA Dispute Notice, Buyer and Seller shall, during the 15 days following such delivery, use their reasonable best efforts to reach agreement on each EBITDA Disputed Item in order to determine the Final PTS Audited Adjusted EBITDA. If Buyer and Seller are unable to reach such agreement during such period, they shall promptly thereafter appoint the Accounting Referee and cause such Accounting Referee to promptly review this Agreement and each EBITDA Disputed Item for purposes of determining Final PTS Audited Adjusted EBITDA. In making such calculation, the Accounting Referee shall consider only the EBITDA Disputed Items. The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable, a written report setting forth such calculation. The cost of such review and report shall be borne (i) by Seller if (A) the difference between Final PTS Audited Adjusted EBITDA and Initial PTS Audited Adjusted EBITDA is greater than (B) the difference between Final PTS Audited Adjusted EBITDA and PTS Audited Adjusted EBITDA as set forth in the EBITDA Dispute Notice, (ii) by Buyer if the amount described in clause (B) above is greater than the amount described in clause (A) and (iii) otherwise equally between Buyer and Seller. For purposes of this Section 2.10, “Final PTS Audited Adjusted EBITDA” means (i) PTS Audited Adjusted EBITDA as set forth in the EBITDA Statement if Buyer does not duly deliver an EBITDA Dispute Notice or (ii) if Buyer duly delivers an EBITDA Dispute Notice, (x) PTS Audited Adjusted EBITDA as mutually agreed by Buyer and Seller or (y) otherwise, PTS Audited Adjusted EBITDA as determined by the Accounting Referee; provided that, in no event will Final PTS Audited Adjusted EBITDA be more than Seller’s calculation thereof as set forth in the EBITDA Statement or less than Buyer’s calculation thereof as set forth in the EBITDA Dispute Notice.
(d)    Notwithstanding anything to the contrary in this Section 2.10, under no circumstances shall the Closing be conditioned upon, or delayed by, the determination of Final PTS Audited Adjusted EBITDA pursuant to this Section 2.10. If the Closing Trigger Date has occurred, but Final PTS Audited Adjusted EBITDA has not been determined in accordance with this Section 2.10, at Closing the Audit Purchase Price Adjustment shall be determined using Initial PTS Audited Adjusted EBITDA and, within five Business Days after the determination of Final PTS Audited Adjusted EBITDA pursuant to Section 2.10(b) (but in no event before the Closing Date):
(i)    if the Audit Purchase Price Adjustment determined using Final PTS Audited Adjusted EBITDA exceeds the Audit Purchase Price Adjustment determined at Closing, Seller shall pay to Buyer the amount of such difference plus interest thereon from the Closing at the rate set forth in Section 2.15 by wire transfer of immediately available funds to an account designated by Buyer; and
(ii)    if the Audit Purchase Price Adjustment determined using Final PTS Audited Adjusted EBITDA is less than the Audit Purchase Price Adjustment determined at Closing, Buyer shall pay to Seller the amount of such difference plus interest thereon from the Closing at the rate set forth in Section 2.15 by wire transfer of immediately available funds to an account designated by Seller.
Section 2.11.    Final Purchase Price Calculation. ¤ As promptly as practicable, but no later than 60 days after the Closing Date, Seller will cause to be prepared and delivered to Buyer a statement (the “Closing Statement”) setting forth Seller’s calculation of (i) Adjusted Base Modified Net Asset Value, Modified Net Asset Value and the Modified Net Asset Value Adjustment based thereon, (ii) Closing Cash and (iii) the Purchase Price based thereon.
(a)    If Buyer disagrees with Seller’s calculation of the Purchase Price as set forth in the Closing Statement, Buyer may, within 30 days after delivery of the Closing Statement, deliver a written notice to Seller (a “Dispute Notice”) disagreeing with such calculation and which specifies Buyer’s calculation of Adjusted Base Modified Net Asset Value, Modified Net Asset Value and the Modified Net Asset Value Adjustment based thereon, Closing Cash and the Purchase Price based thereon, in each case, in reasonable detail, including specifying Buyer’s grounds for each point of disagreement. Buyer may deliver only one Dispute Notice. The Dispute Notice shall specify those items or amounts as to which Buyer disagrees (each, a “Disputed Item”), and Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Statement.
(b)    If Buyer duly delivers a Dispute Notice, Buyer and Seller shall, during the 30 days following such delivery, use their reasonable best efforts to reach agreement on each Disputed Item in order to determine the Purchase Price. If Buyer and Seller are unable to reach such agreement during such period, they shall promptly thereafter jointly retain a nationally recognized accounting firm, who shall not have any material relationship with Buyer or Seller (the “Accounting Referee”) and cause such Accounting Referee promptly to review this Agreement and the Disputed Items for the purpose of calculating the Purchase Price. In making such calculation, the Accounting Referee shall consider only the Disputed Items. The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable, a written report setting forth such calculation. Such report shall be final and binding upon Buyer and Seller. The cost of such review and report shall be borne (i) by Seller if Seller is awarded less than 50% of the sum of all Disputed Items submitted to the Accounting Referee, (ii) by Buyer if Buyer is awarded less than 50% of the sum of all Disputed Items submitted to the Accounting Referee and (iii) otherwise equally by Buyer and Seller.
(c)    Buyer and Seller agree that they will, and agree to cause their respective independent accountants and Subsidiaries to, cooperate and assist in the preparation of the Closing Statement and the calculation of the Purchase Price and in the conduct of the reviews referred to in this Section 2.11, including the making available to the extent necessary of books, records, work papers and personnel.
(d)    For the avoidance of doubt, neither the calculations to be made pursuant to this Section 2.11, nor the purchase price adjustment to be made pursuant to Section 2.12 are intended to be used to adjust for errors or omissions that may be found with respect to the Balance Sheet or the Base Modified Net Asset Value, for which Article 11 shall be the sole and exclusive remedy. No fact or event, including any market or business development, occurring on or after the Effective Time of the Closing, and no change in GAAP or Applicable Law after the date hereof, shall be taken into consideration in the calculations to be made pursuant to Section 2.11. It is understood that (i) the Illustrative Modified Net Asset Value Statement set forth in Schedule II is attached only for the purposes set forth in the definition of “Modified Net Asset Value” and (ii) the Base Modified Net Asset Value is a negotiated number derived independently of the Illustrative Modified Net Asset Value Statement.
Section 2.12.    Adjustment of Purchase Price. ¤ If the Final Purchase Price exceeds the Closing Cash Consideration, Buyer shall pay to Seller, in the manner and with interest as provided in Section 2.12(b), the amount of such excess. If the Final Purchase Price is less than the Closing Cash Consideration, Seller shall pay to Buyer, in the manner and with interest as provided in Section 2.12(b), the amount of such difference. The “Final Purchase Price” means the Purchase Price (x) as set forth in the Closing Statement if Buyer does not duly deliver a Dispute Notice or (y) if a Dispute Notice is delivered (A) as agreed between Seller and Buyer pursuant to Section 2.11(c) or (B) in the absence of such agreement, as determined by the Accounting Referee pursuant to Section 2.11(c); provided that in no event shall (I) Adjusted Base Modified Net Asset Value be less than Seller’s calculation thereof or more than Buyer’s calculation thereof, (II) Modified Net Asset Value be more than Seller’s calculation thereof or less than Buyer’s calculation thereof or (III) Closing Cash be more than Seller’s calculation thereof or less than Buyer’s calculation thereof, in each case, as set forth in the Closing Statement and the Dispute Notice, respectively.
(a)    Any payment pursuant to this Section 2.12 shall be made by Buyer or Seller, as the case may be, at a mutually convenient time within five Business Days after the determination of the Final Purchase Price, by wire transfer of immediately available funds to such account or accounts of such other party as may be designated by such other party.
Section 2.13.    Deferred Closing; Philippine Escrow. ¤ As of the Closing, if, and only if, any of the actions specified in Section 2.13 of the Disclosure Schedule with respect to the assignment and assumption of the Purchased Assets and Assumed Liabilities of Emerson Slovakia, Emerson Electric Brazil or Emerson India or the purchase and sale of the shares of capital stock of EPT China (the “Deferred Closing Actions”) have not been completed, then the closing of the transactions contemplated hereby (a “Deferred Closing”) with respect to the applicable Deferred Business shall take place as soon as possible following the Closing, but in any event within three Business Days, after the date on which all of the conditions described in Sections 2.13(b) and 2.13(c) are satisfied or, to the extent permitted by Applicable Law, waived with respect to the applicable Deferred Business (each, a “Deferred Closing Date”).
(a)    The obligation of Buyer to consummate a Deferred Closing with respect to a particular Deferred Business shall be subject to the satisfaction or, in the sole discretion of Buyer, waiver, at or prior to the applicable Deferred Closing Date, of each of the following conditions:
(i)    all Deferred Closing Actions in respect of such Deferred Business shall have been completed in all material respects; and
(ii)    no provision of any Applicable Law shall restrain, enjoin or prohibit the consummation of such Deferred Closing.
(b)    The obligation of Seller to consummate any Deferred Closing with respect to a particular Deferred Business shall be subject to the satisfaction or, in the sole discretion of Seller, waiver, at or prior to the applicable Deferred Closing Date, of the following condition: no provision of any Applicable Law shall restrain, enjoin or prohibit consummation of such Deferred Closing.
(c)    At each Deferred Closing, if any, with respect to a Deferred Business:
(i)    Buyer shall, or shall cause its Affiliates to, deliver to Seller any of the documents or other deliverables required to be delivered pursuant to Section 2.08 to the extent related to such Deferred Business and not previously delivered to Seller;
(ii)    Seller shall deliver, or cause to be delivered, to Buyer any of the documents required to be delivered pursuant to Section 2.08 to the extent related to such Deferred Business and not previously delivered by Seller;
(iii)    with respect to the Deferred Closing (if any) of the Slovakia Deferred Business, Seller and Buyer shall execute and deliver a joint written instruction to the U.S. Escrow Agent instructing it to release from the U.S. Escrow Account to Seller (or its designee) by wire transfer of immediately available funds to an account designated by Seller, an amount equal to the Slovakia Consideration plus interest thereon;
(iv)    with respect to the Deferred Closing (if any) of the India Deferred Business, (A) Seller and Buyer shall execute and deliver a joint written instruction to the U.S. Escrow Agent instructing it to release from the U.S. Escrow Account to Buyer (or its designee) by wire transfer of immediately available funds to an account designated by Buyer, an amount equal to the India Consideration, plus interest thereon and (B) Buyer shall cause its Indian Subsidiary that will acquire the Purchased Assets and assume the Assumed Liabilities of the Business owned by Emerson India to pay to Emerson India an amount in Indian rupees equal to the Indian Consideration plus the amount of interest earned on the Indian Consideration in the U.S. Escrow Account by wire transfer of immediately available funds to an account designated by Seller;
(v)    with respect to the Deferred Closing (if any) of the Brazil Deferred Business, (A) Seller and Buyer shall execute and deliver a joint written instruction to the U.S. Escrow Agent instructing it to release from the U.S. Escrow Account to Buyer (or its designee) by wire transfer of immediately available funds to an account designated by Buyer, an amount equal to the Brazil Consideration, plus interest thereon and (B) Buyer shall cause its Brazilian Subsidiary that will acquire the Purchased Assets and assume the Assumed Liabilities of the Business owned by Emerson Electric Brazil to pay to Emerson Electric Brazil an amount in Brazilian reais equal to the Brazilian Consideration plus the amount of interest earned on the Brazilian Consideration in the U.S. Escrow Account by wire transfer of immediately available funds to an account designated by Seller; and
(vi)    with respect to the Deferred Closing (if any) of the China Deferred Business, Seller and Buyer shall execute and deliver a joint written instruction to the U.S. Escrow Agent instructing it to release from the U.S. Escrow Account to Seller (or its designee) by wire transfer of immediately available funds to an account designated by Seller, an amount equal to the China Consideration plus interest thereon.
(d)    Notwithstanding anything in this Agreement to the contrary, if •, on the four-month anniversary of the Closing Date, any amount with respect to the Slovakia Consideration, the Brazil Consideration or the China Consideration remains on deposit in the U.S. Escrow Account or • on the six-month anniversary of the Closing Date, any amount with respect to the India Consideration remains on deposit in the U.S. Escrow Account (the aggregate of any such amount, the “Remaining Escrowed Funds”), interest shall accrue on the Remaining Escrowed Funds at a rate of 8% per annum, compounding monthly, from and including the Closing Date to but excluding the date the Remaining Escrowed Funds (or applicable portion thereof) is paid to Seller or its Affiliates. Such interest shall be payable by the Buyer on a monthly basis commencing on the four-month anniversary of the Closing Date, in the case of any Remaining Escrowed Funds that comprise the Slovakia Consideration or China Consideration, and the six-month anniversary of the Closing Date, in the case of any Remaining Escrowed Funds that comprise the India Consideration, by wire transfer of immediately available funds to an account designated by the Seller in writing. Notwithstanding the provisions in Section 2.15, any payment required under this Section 2.13(e) that is not made when due shall accrue interest at a rate of 8% per annum from and including the date such payment was due to but excluding the date of payment. Notwithstanding anything in this Agreement to the contrary, Buyer shall not be required to pay interest on the applicable portion of any Remaining Escrowed Funds as set forth in this Section 2.13(e) if the failure to consummate the related Deferred Closing results solely due to either (i) Seller’s breach of its obligations under this Agreement or (ii) the relevant Governmental Authority failing to act in a timely manner notwithstanding Buyer’s full compliance with its obligations under Section 7.01.
(e)    On the TSA Termination Date with respect to the employees of Emerson Philippines, (i) Buyer and Seller shall execute and deliver a joint written instruction to the U.S. Escrow Agent instructing the U.S. Escrow Agent to release from the U.S. Escrow Account to Buyer (or its designee) by wire transfer of immediately available funds to an account designated by Buyer, an amount equal to the Philippine Consideration plus interest thereon, (ii) Buyer shall cause its Philippine Subsidiary that will acquire the Purchased Assets and assume the Assumed Liabilities of the Business owned by Emerson Philippines to pay to Emerson Philippines an amount in Philippine pesos equal to the Philippine Consideration plus the interest accrued on the Philippine Consideration in the U.S. Escrow Account by wire transfer of immediately available funds to an account designated by Seller and (iii) Seller shall transfer, or cause to be transferred, to Buyer’s Philippine Subsidiary all of the Philippine Assets.
Section 2.14.    Obligations with Respect to Deferred Closings.¤ With respect to each Deferred Business, from the Closing Date until the applicable Deferred Closing Date, Buyer and Seller shall to the extent permitted by contractual obligation and Applicable Law, use reasonable best efforts to cooperate in a mutually agreeable arrangement under which Buyer (or one or more of its Affiliates) would, obtain the benefits, assume the obligations and bear the economic burdens associated with operating such Deferred Business; provided that Seller and its Affiliates shall have no obligation to make any investment in, or to make any loan or other capital contribution to, such Deferred Business. With respect to each Deferred Business, from the Closing Date through the applicable Deferred Closing Date, Seller shall and shall cause its Affiliates and any relevant Deferred Business (i) to conduct the applicable Deferred Business in the ordinary course consistent with past practice and (ii) not to, without the prior written consent of Buyer:
(i)    incur or assume any Liabilities other than in the ordinary course of business consistent with past practice;
(ii)    make or pay any dividend, distribution or redemption, whether in cash or otherwise; or
(iii)    take any action described in Schedule III with respect to such Deferred Business.
(b)    Without limiting the generality of Section 2.14(a), if a Deferred Closing occurs with respect to the China Deferred Business, at the Closing, EPT China and Buyer or one of its Affiliates will enter into the EPT China Loan Agreement, which will provide, among other things, that (x) the Existing China Intercompany Loan shall be repaid in full effective at the Effective Time of the Closing using the proceeds of the EPT China Loan Agreement and (y) Buyer and its Affiliates shall be required to advance immediately available funds to EPT China upon Seller’s or EPT China’s reasonable request to the extent necessary to fund the ongoing operations of EPT China in the ordinary course of business, consistent with past practices.
(c)    Without limiting the generality of Section 2.14(a), if a Deferred Closing occurs with respect to the Slovakia Deferred Business, at the Closing, Emerson Slovakia and Buyer or one of its Affiliates will enter into an agreement substantially in the form of Exhibit H hereto (the “Emerson Slovakia Loan Agreement”), which will provide, among other things, that during the period from the Closing Date through the Deferred Closing Date for the Slovakia Deferred Business, Buyer and its Affiliates shall be required to advance immediately available funds to a designated bank account of Emerson Slovakia upon Seller’s or Emerson Slovakia’s reasonable request to the extent necessary to fund the ongoing operations of the Slovakia Deferred Business in the ordinary course of business, consistent with past practices. If the bank account of Emerson Slovakia that is dedicated to EPT Slovakia is not transferred to Buyer or its designee on the Deferred Closing Date with respect to Emerson Slovakia, then within five Business Days thereafter, Seller shall, or shall cause its Affiliates to, pay to Buyer or its Affiliates an amount of cash equal to the positive difference between (x) the amount of cash held by Emerson Slovakia in the bank account dedicated to “EPT Slovakia” as of 11:59:59 p.m. on the Deferred Closing Date and (y) the amount of cash held by Emerson Slovakia in the bank account dedicated to “EPT Slovakia” as of the Effective Time of the Closing. If the foregoing amount is less than zero, then within five Business Days after the Deferred Closing Date with respect to Emerson Slovakia, Buyer shall pay to Seller an amount of cash equal to the absolute value of such amount.
(d)    Without limiting the generality of Section 2.14(a), if a Deferred Closing occurs with respect to the Brazil Deferred Business, at the Closing, Emerson Electric Brazil and Buyer or one of its Affiliates will enter into an agreement substantially in the form of Exhibit H hereto (the “Emerson Brazil Loan Agreement”), which will provide, among other things, that during the period from the Closing Date through the Deferred Closing Date for the Brazil Deferred Business, Buyer and its Affiliates shall be required to advance immediately available funds to a designated bank account of Emerson Electric Brazil upon Seller’s or Emerson Electric Brazil’s reasonable request to the extent necessary to fund the ongoing operations of the Brazil Deferred Business in the ordinary course of business, consistent with past practices. If the bank account of Emerson Electric Brazil that is dedicated to EPT Brazil is not transferred to Buyer or its designee on the Deferred Closing Date with respect to Emerson Electric Brazil, then within five Business Days thereafter, Seller shall, or shall cause its Affiliates to, pay to Buyer or its Affiliates an amount of cash equal to the positive difference between (x) the amount of cash held by Emerson Electric Brazil in the bank account dedicated to “EPT Brazil” as of 11:59:59 p.m. on the Deferred Closing Date and (y) the amount of cash held by Emerson Electric Brazil in the bank account dedicated to “EPT Brazil” as of the Effective Time of Closing. If the foregoing amount is less than zero, then within five Business Days after the Deferred Closing Date with respect to Emerson Brazil, Buyer shall pay to Seller an amount of cash equal to the absolute value of such amount.
(e)    Without limiting the generality of Section 2.14(a), if a Deferred Closing occurs with respect to the India Deferred Business, from and after the Closing Date until the Deferred Closing Date for the India Deferred Business, Buyer shall, or shall cause its Affiliates to, fund the ongoing operations of the India Deferred Business as reasonably requested by Seller (the “India Operating Expenses”); provided that any such requests shall be consistent with the ordinary course of the India Deferred Business, consistent with past practices. Seller shall bill Buyer on a monthly basis with respect to the India Operating Expenses for the preceding month and Buyer shall remit payment in respect thereof within three Business Days after receipt of such invoice.
(f)    For tax purposes, except as otherwise required by Applicable Law, ownership of each Deferred Business will be considered to transfer from Seller or the applicable Retained Subsidiary to Buyer on the applicable Deferred Closing Date.
Section 2.15.    Payments. Except as otherwise provided in Section 2.13(e), any amount required to be paid by Buyer or Seller under this Agreement that is not paid within the period specified for such payment shall bear interest on a daily basis, from and including the date such payment was required to be made hereunder, to but excluding the date of payment, at a rate per annum equal to the rate of interest publicly announced by JPMorgan Chase Bank from time to time as its prime rate in effect at its office located at 270 Park Avenue, New York, New York in effect from time to time during the period from the date such payment was required to be made hereunder, to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.
Section 2.16.    Adjustment of Base Modified Net Asset Value. If any of the matters identified on Section 3.06(a) of the Disclosure Schedules or any of the Audit Adjustments related to the 2014 fiscal year, relate to the procedures, methodologies, calculations or amounts applicable to the determination of Modified Net Asset Value, Base Modified Net Asset Value shall be revised to reflect the impact, if any, of any such matters or Audit Adjustments as of September 30, 2014 on the unaudited financial statements used for purposes of calculating Base Modified Net Asset Value as reflected in Schedule II hereto (Base Modified Net Asset value, as adjusted pursuant to this Section 2.16, “Adjusted Base Modified Net Asset Value”).
Article 3
Representations and Warranties of Seller
Except as set forth in the Disclosure Schedule (but subject to Section 13.12), Seller represents and warrants to Buyer that:
Section 3.01.    Corporate Existence and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits and approvals the absence of which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 3.02.    Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. The execution, delivery and performance of each other Transaction Document to which Seller or any of its Affiliates is a party, by Seller and any such Affiliates and the consummation of the transactions contemplated thereby are within Seller’s and any such Affiliate’s corporate powers and have been, or will be prior to their execution, delivery and performance, duly authorized by all necessary corporate action on the part of Seller and any such Affiliates. Assuming due and valid execution by each other party hereto, this Agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (collectively, the “Enforceability Exceptions”)). Assuming due and valid execution by each other party thereto, each other Transaction Document to which Seller or any of its Affiliates is a party constitutes or, upon the execution and delivery thereof by Seller and any such Affiliate, shall constitute, a valid and binding agreement of Seller and any such Affiliate, enforceable against Seller and any such Affiliate in accordance with its terms, subject to the Enforceability Exceptions.
Section 3.03.    Governmental Authorization. The execution, delivery and performance by Seller and its Affiliates of this Agreement and the other Transaction Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any other applicable Competition Laws; (iii) compliance with any applicable requirements of the 1934 Act; (iv) the Deferred Closing Actions and (v) any such action or filing as to which the failure to make or obtain would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and would not prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Seller or any of its Affiliates is a party.
Section 3.04.    Noncontravention. The execution, delivery and performance by Seller and its Affiliates of this Agreement and the other Transaction Documents to which it or any of its Affiliates is a party and the consummation of the transactions contemplated hereby and thereby do not and will not, assuming compliance with the matters referred to in Section 3.03 and completion of the Deferred Closing Actions, Cash Repatriation Plan and Carve Out Plan, (i) violate the certificate of incorporation or bylaws of Seller, any such Affiliates or any Purchased Subsidiary, (ii) violate any Applicable Law (iii) require any consent or other action by any Person under, result in a breach of, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or any such Affiliate or to a loss of any benefit to which Seller, any such Affiliate or any Purchased Subsidiary is entitled under, any provision of any agreement or other instrument binding upon Seller, any such Affiliate or any Purchased Subsidiary or (iv) result in the creation or imposition of any Lien on any Purchased Asset or on any asset of any Purchased Subsidiary, except for any Permitted Liens, with such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and would not prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Seller or any of its Affiliates is a party.
Section 3.05.    Purchased Subsidiaries. ¤ Each Purchased Subsidiary is duly organized and validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization and has all organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.
(a)    Each Purchased Subsidiary has the capitalization set forth in Section 3.05(b) of the Disclosure Schedule. All of the Shares are owned beneficially and of record by Seller, the Retained Subsidiaries or a Purchased Subsidiary (as applicable) free and clear of any Lien. All of the Shares have been duly authorized and validly issued and, to the extent such concepts are applicable thereto, are fully paid and nonassessable, and are not subject to, and were not issued in violation of, any preemptive or similar rights. There are no outstanding (i) securities of Seller or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other equity interests or voting securities of any Purchased Subsidiary or (ii) options or other rights to acquire from Seller or any of its Subsidiaries or any Purchased Subsidiary, or any other agreement or other obligation of Seller or any of its Subsidiaries pursuant to which Seller or its Subsidiaries is or may become obligated to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or other equity interests or voting securities or securities convertible into or exchangeable for or evidencing the right to subscribe for or acquire, any capital stock or other equity interests or voting securities of any Purchased Subsidiary (the items in clauses (b)(i) and (b)(ii) being referred to collectively as the “Purchased Subsidiary Securities”). There are no outstanding obligations of Seller or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Purchased Subsidiary Securities.
Section 3.06.    Financial Statements; Undisclosed Liabilities.¤ Except for the matters identified in Section 3.06(a) of the Disclosure Schedules, the Draft Audit Report fairly presents in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Business as of the dates set forth therein and the results of operations and cash flows of the Business for the periods ended as set forth therein.
(f)    Neither Seller nor any of its Subsidiaries has any claims or Liabilities in respect of the Business that would be required to be reflected on an audited consolidated balance sheet of the Business (other than the notes thereto) in accordance with GAAP, except for (A) claims or Liabilities set forth in the Draft Audit Report, (B) future executory Liabilities arising under any Purchased Contract (other than as a result of breach of contract, tort, infringement or violation of Applicable Law), (C) Liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past practice and that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. (D) Liabilities to the extent reflected in either the Audit Purchase Price Adjustment or adjustment to Base Modified Net Asset Value pursuant to Section 2.16, or (E) Liabilities reflected in the matters set forth in Section 3.06(b) of the Disclosure Schedule.
Section 3.07.    Absence of Certain Changes. Since the Balance Sheet Date, (a) the Business has been conducted in the ordinary course consistent with past practices, (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) neither Seller nor any of its Subsidiaries has taken any action that, if taken subsequent to the execution of this Agreement and prior to the Closing, would require Seller to seek Buyer’s consent pursuant to Section 5.01.
Section 3.08.    Material Contracts. ¤ Except as set forth in Section 3.08 of the Disclosure Schedule and excluding any contracts, agreements, leases, subleases, licenses, commitments, sales, purchase orders and other instruments that constitute Excluded Assets, with respect to the Business, as of the date of this Agreement neither Seller nor any of its Subsidiaries is a party to or bound by:
(iv)    any lease (whether of real or personal property) requiring (A) annual rentals of $150,000 or more or (B) aggregate payments by or to Seller and its Subsidiaries of $500,000 or more, in each case, that cannot be terminated on not more than 120 days’ notice without payment by Seller or any of its Subsidiaries of any material penalty;
(v)    any agreement (excluding purchase orders) for the purchase of materials, supplies, goods, services, equipment or other tangible assets requiring either (A) annual payments by Seller or any of its Subsidiaries of $500,000 or more or (B) aggregate payments by Seller or any of its Subsidiaries of $2,000,000 or more, in each case, that cannot be terminated on not more than 120 days’ notice without payment by Seller or any of its Subsidiaries of any material penalty;
(vi)    any binding sales, distribution or other similar agreement (excluding purchase orders) providing for the sale, distribution or license by Seller or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets requiring either (A) annual payments to Seller or any of its Subsidiaries of $500,000 or more or (B) aggregate payments to Seller or any of its Subsidiaries of $2,000,000 or more, in each case, that cannot be terminated on not more than 120 days’ notice without payment by Seller or any of its Subsidiaries of any material penalty;
(vii)    any material partnership, joint venture or other similar agreement;
(viii)    any agreement that limits the freedom of Seller or any of the Purchased Subsidiaries to compete in any line of business or with any Person or in any area and which would so limit the freedom of Buyer or any of its Subsidiaries after the Closing Date;
(ix)    any material agreement between the Business, on the one hand, and (A) Seller or any Retained Business or (B) Retained Subsidiary, on the other hand;
(x)    any agreement relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) entered into during the five-year period immediately preceding the date hereof;
(xi)    any material contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;
(xii)    any material agreement pursuant to which any Purchased Subsidiary or the Business (whether such agreements are held in the name of Seller or any of its Subsidiaries) grants to or receives from any Person rights in or to any Intellectual Property Rights or IT Assets, except for and excluding any licenses with respect to immaterial, commercially available, non-customized “off-the-shelf” Software with one time or annual license fees of less than $75,000; or
(xiii)    any material contracts with any Governmental Authority.
(b)    Each agreement, contract, lease, arrangement or commitment required to be disclosed pursuant to this Section 3.08, and any guaranty securing the obligations under any such contract, lease, arrangement or commitment (each, a “Material Contract”) is a valid and binding agreement of Seller or its relevant Subsidiary (as applicable), is in full force and effect. None of Seller or its relevant Subsidiary or, to the knowledge of Seller as of the date hereof, any other party thereto, is in default or breach in any respect under the terms of any such Material Contract, except for any such defaults or breaches which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 3.09.    Litigation; Product Liability. ¤There are no Actions pending in respect of or, to the knowledge of Seller, threatened in respect of, the Business, except for such Actions as would not reasonably be expected, individually or in the aggregate, to (i) have a Material Adverse Effect or (ii) prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Seller or any of its Affiliates is a party.
(a)    Since January 1, 2010, all products sold or distributed or services provided by Seller and its Subsidiaries relating to the Business or the Purchased Assets have complied in all respects with (i) in the case of products sold or distributed or services provided pursuant to express contractual terms, all express contractual warranties set forth in the applicable terms and conditions related thereto or (ii) in the case of products otherwise sold or distributed or services otherwise provided, all applicable warranties related to such product or service, in each case, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Neither Seller nor any of its Subsidiaries have any liability for replacement or repair or for other damages relating to or arising from any goods sold or services rendered, in each case, since January 1, 2010, by Seller or its Subsidiaries relating to the Business or the Purchased Assets, except for amounts incurred in the ordinary course of business which are reflected in the Financial Statements or are not required by GAAP to be disclosed in the Financial Statements and, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(b)    Since January 1, 2012, there have been no Actions relating to the Business or the Purchased Assets concerning any product of the Business designed, developed, manufactured sold or distributed by or on behalf of Seller or any of its Affiliates relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any product designed, developed, manufactured sold or distributed by or on behalf of Seller or any of its Affiliates or any alleged failure to warn, or any alleged breach of implied warranties or representations except, in each case, for any such Actions that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and, to the knowledge of Seller, no such Actions have been threatened as of the date hereof.
(c)    Since January 1, 2012, there has not been any Recall conducted with respect to any product of the Business manufactured, assembled, shipped, sold or delivered by or on behalf of Seller or any of its Affiliates, or, to the knowledge of Seller, any investigation or decision made by any Governmental Authority to undertake any such Recall.
Section 3.10.    Compliance with Laws. Neither Seller nor any of its Subsidiaries is in violation of, and to the knowledge of Seller is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law relating to the conduct of the Business, except for violations that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 3.11.    Properties; Liens. ¤ Section 3.11(a) of the Disclosure Schedule correctly lists all real property • which any of the Purchased Subsidiaries owns, leases (as tenant) or subleases (as subtenant) or • which Seller or any of the Retained Subsidiaries owns, leases or subleases primarily in the conduct of the Business, but excluding any real property covered by a lease, sublease or license listed in Section 2.03(r) of the Disclosure Schedule (the “Real Property”).
(b)    Seller or a Subsidiary of Seller, as the case may be, has good title to, or in the case of any leased Real Property or personal property has valid leasehold interests in, all Purchased Assets and all assets of the Purchased Subsidiaries, except for sales of inventory since the Balance Sheet Date in the ordinary course of business consistent with past practices or where the failure to have such good title or valid leasehold interests would not reasonably be expected to have a Material Adverse Effect.
(c)    No Purchased Asset or asset of a Purchased Subsidiary is subject to any Lien, except for:
(iv)    Liens disclosed in Section 3.11(c) of the Disclosure Schedule;
(v)    Liens explicitly disclosed on the Balance Sheet or notes thereto or securing liabilities explicitly reflected on the Balance Sheet or note thereto;
(vi)    Liens for Taxes, assessments and similar charges that are not yet due and payable, or, if due, not delinquent or that are being contested in good faith;
(vii)    mechanic’s, materialman’s, carrier’s, repairer’s, worker’s, warehouseman’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable, or, if due, not delinquent or that are being contested in good faith;
(viii)    statutory or contractual Liens of landlords or Liens on the landlord’s or prior landlord’s interests (except, in each case, any such landlord which is also a Purchased Subsidiary);
(ix)    zoning, building codes and other land use laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any Governmental Authority;
(x)    any recorded plat or any fact, right, interest, claim, encroachment, encumbrance, violation, variation, or adverse circumstance affecting title to any Real Property that would be disclosed by an accurate land survey of such Real Property or could be ascertained by an inspection of such Real Property;
(xi)    with respect to the Real Property, rights of third parties in respect of minerals or mineral rights;
(xii)    Liens constituting non-exclusive licenses or sublicenses of Intellectual Property Rights granted in the ordinary course of business;
(xiii)    Liens incurred in the ordinary course of business since the Balance Sheet Date which, individually or in the aggregate, do not materially impair the use of any Purchased Asset or the assets of any Purchased Subsidiary;
(xiv)    purchase money Liens; or
(xv)    Liens which will be extinguished and released in full as of the Closing (clauses (i)–(xii) of this Section 3.11(c) are, collectively, the “Permitted Liens”).
Section 3.12.    Intellectual Property. ¤ (i) Section 3.12(a)(i) of the Disclosure Schedule contains a list of all registrations, issuances and applications for registration or issuance of patents, trademarks, service marks and copyrights included in the Business Intellectual Property Rights (the “Business Registered Intellectual Property Rights”) and (ii) Seller or a Subsidiary of Seller is the owner of all material Business Registered Intellectual Property Rights, free and clear of all Liens other than Permitted Liens. (iii) Except for the Seller Retained Marks, the Intellectual Property Rights set forth in Section 3.12(a)(iii) of the Disclosure Schedule, and taking into account the rights granted to Buyer under the Transition Services Agreement and the Intellectual Property Cross-License Agreement, the sale and transfer of the Shares and the Purchased Assets pursuant to this Agreement will convey or otherwise grant to Buyer all the Intellectual Property Rights owned by or licensed to Seller and its Affiliates in conducting the Business or, to the knowledge of Seller, that are necessary to conduct the Business, in each case, in all material respects as currently conducted, other than off-the-shelf, non-customized, commercially available software with one time or annual license fees of less than $75,000 that is licensed by a third party to Seller or a Retained Subsidiary and is not set forth in Section 3.08 of the Disclosure Schedule.
(f)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no proceedings are pending or, to the knowledge of Seller, threatened which challenge the validity or enforceability of any rights in respect of any of the Business Intellectual Property Rights, or which allege that the conduct of the Business infringes or otherwise violates the Intellectual Property Rights of any third party, (ii) to the knowledge of Seller the present conduct of the Business does not infringe or violate any valid and enforceable Intellectual Property Rights of any third party and to the knowledge of Seller, no third party is infringing or violating a Business Intellectual Property Right.
Section 3.13.    Permits. Seller and its Subsidiaries possess all governmental permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemption of, or filings or registrations with, or issued by, any Governmental Authority necessary for the operation of the Business as currently conducted (the “Permits”), except as would not reasonably be expected, individually and in the aggregate, to have a Material Adverse Effect. The Permits are valid and in full force and effect. Neither Seller nor any of its Subsidiaries is in default, and no condition exists that with notice or lapse of time or both would constitute a default, under the Permits.
Section 3.14.    Finders’ Fees. Except for Goldman Sachs & Co., whose fees shall be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document.
Section 3.15.    Employee Benefit Plans. ¤  Section 3.15(a) of the Disclosure Schedule lists each material Business Benefit Plan. For each material Business Benefit Plan, Seller has made available to Buyer a copy of such plan (or in the case of individual agreements that are based on a form agreement, a copy of such form) and all material amendments thereto, and if such Business Benefit Plan is a Purchased Subsidiary Benefit Plan or an Assumed Plan, the latest actuarial report and financial statement, if applicable, a copy of each trust or other funding arrangement, and the most recently filed annual return/report (Form 5500).
(a)    • No Purchased Subsidiary Benefit Plan or Assumed Plan or any employee benefit plan maintained, contributed to or required to be contributed by a Purchased Subsidiary in the past six years is or was (A) subject to Title IV of ERISA (a “Title IV Plan”) or (B) a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), (1) no Purchased Subsidiary Benefit Plan or Assumed Plan provides any post-retirement medical, dental or life insurance benefits to any Business Employee or any former employee of any Purchased Subsidiary (other than coverage mandated by Applicable Law, including COBRA), (1) no Title IV Plan is in “at-risk status” (within the meaning of Section 303(i)(4) of ERISA) and (1) none of the following events has occurred in connection with any Title IV Plan within the past six years, except for such events that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (A) a “reportable event,” within the meaning of Section 4043 of ERISA, other than any such event for which the 30-day notice period has been waived by the Pension Benefit Guaranty Corporation or (B) any notification to the Pension Benefit Guaranty Corporation as a result of an event described in Section 4062 or 4063 of ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, no Purchased Subsidiary has incurred, or is reasonably likely to incur, any liability under Title IV of ERISA. For the avoidance of doubt, the foregoing representations relating to the Title IV Plans are made solely with respect to plans that are not International Plans.
(b)    Each Business Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired. Each Purchased Subsidiary Benefit Plan and Assumed Plan has been maintained in compliance with its terms and Applicable Law, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to Seller’s knowledge, is threatened against or threatened to involve, any Retained Benefit Plan, Purchased Subsidiary Benefit Plan or Assumed Plan before any Governmental Authority.
(d)    Neither Seller or its Subsidiaries, nor, to the knowledge of the Seller, any trustee, administrator or other third-party administrator of a Business Benefit Plan, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies with respect to any Business Benefit Plan that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(e)    Neither the execution and delivery of this Agreement or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement would, either alone or in combination with another event, (i) entitle any Business Employee to any severance, change in control or similar material payments or benefits or provide for any material increase in such payments or benefits under any Purchased Subsidiary Benefit Plan or Assumed Plan, (ii) accelerate the time of payment or vesting of any compensation or benefits, or materially increase the amount of compensation or benefits due to any Business Employee, under any Purchased Subsidiary Benefit Plan or Assumed Plan, (iii) directly or indirectly cause a Purchased Subsidiary to set aside any assets to fund or otherwise secure the payment of any benefits under any Purchased Subsidiary Benefit Plan or Assumed Plan or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Purchased Subsidiary Benefit Plan or Assumed Plan on or following the Closing.
(f)    Each International Plan has been maintained in compliance with its terms and with the requirements of any and all Applicable Laws and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All material contributions required to be made with respect to an International Plan that is a Purchased Subsidiary Plan or an Assumed Plan have been timely made. Each International Plan that is a Purchased Subsidiary Benefit Plan or Assumed Plan that provides for pension benefits has been funded in compliance with all Applicable Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are, to the Knowledge of Seller, no unfunded Liabilities with respect to International Plans, except for any such Liabilities described in Section Section 3.06(b)(A) through (E).
(g)    The Purchased Subsidiaries are, and Seller and the Retained Subsidiaries are with respect to the Business Employees, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health and continuation coverage under group health plans, and the Worker Adjustment and Retraining Notification Act, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(h)    None of Seller, any Purchased Subsidiary or any Retained Subsidiary is a party to or subject to, or is currently negotiating in connection with entering into any collective bargaining agreement relating to Business Employees. There is no material labor strike or stoppage pending or, to Seller’s knowledge, threatened, that relate to the Business Employees. There is no unfair labor practice charge pending before the National Labor Relations Board or any similar labor relations authority that relates to any Business Employees that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(i)    Except as set forth in this Section 3.15, no representations or warranties are being made with respect to Business Benefit Plans, Business Employees or any other compensation, benefit, labor or employment matters.
Section 3.16.    Environmental Compliance. ¤ Except as to matters that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:
(i)    with respect to the Business, the Purchased Assets, the Purchased Subsidiaries and the Real Property, Seller and its Subsidiaries are in compliance with all applicable Environmental Laws;
(ii)    with respect to the Business, the Purchased Assets, the Purchased Subsidiaries and the Real Property, (x) the Seller and its Subsidiaries possess all Permits required by all applicable Environmental Laws; (y) all such Permits are valid and in full force and effect; and (z) neither Seller nor any of its Subsidiaries are in default, and, to the knowledge of Seller, no condition exists that with notice or lapse of time or both would constitute a default, under or with any such Permit; and
(iii)    (x) no written notice, order, request for information, complaint or penalty has been received by Seller or any of its Subsidiaries, and (y) there is no Action pending or, to the knowledge of Seller, threatened, in the case of each of (x) and (y), which (A) alleges a violation of any Environmental Law, (B) relates to the Business, the Purchased Assets, the Purchased Subsidiaries or the Real Property and (C) has not been settled, dismissed, paid or otherwise resolved.
(b)    The representations and warranties in this Section 3.16 are the exclusive representations or warranties made by Seller with respect to Environmental Laws, Hazardous Substances, or any other environmental matters.
Section 3.17.    Affiliate Transactions. ¤ Except as disclosed in Section 3.17(a) of the Disclosure Schedule, and other than those agreements related to ordinary course employment, compensation or incentive arrangements pursuant to an employee benefit plan, no officer or director of Seller or, to the knowledge of Seller, any of its or their respective Affiliates (including any Purchased Subsidiary) is a party to any agreement, commitment or transaction with any of the Purchased Subsidiaries or the Business or has any material interest in the Business or any Purchased Asset.
(a)    Except for (i) the services to be provided under the Transition Services Agreement and (ii) the goods, services and applications described in Section 3.17(b) of the Disclosure Schedule, since January 1, 2014, neither Seller nor any Retained Subsidiary directly or indirectly, o has provided or received material services to or from the Business or any Purchased Subsidiary or o has billed to, or purchased a material amount of goods or other assets from, the Business or any Purchased Subsidiary.
(b)    Except for the license set forth in Section 7.10, the Transition Services Agreement, the Intellectual Property Cross-License Agreement and the agreements disclosed in Section 3.17(c) of the Disclosure Schedule, there are no material written agreements or arrangements whereby (i) Seller or any Retained Subsidiary currently, directly or indirectly, licenses Intellectual Property Rights to any Purchased Subsidiary, or (ii) any Purchased Subsidiary currently, directly or indirectly, licenses Intellectual Property Rights to Seller or any Retained Subsidiary.
Section 3.18.    Purchased Assets; Shared Assets.Except for (a) assets retained by Seller or its Retained Subsidiaries that are subject to the Transition Services Agreement and (b) Intellectual Property Rights (which are covered exclusively in Section 3.12(b)), the sale and transfer of the Shares and the Purchased Assets pursuant to this Agreement will convey to Buyer, all the assets, properties, interests and rights (including real property and tangible personal property) owned or used or held for use by Seller and its Affiliates in conducting the Business in all material respects as currently conducted.
Section 3.19.    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3 AND ARTICLE 8 AS MODIFIED BY THE DISCLOSURE SCHEDULES, NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER OR ITS AFFILIATES, THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS, THE SHARES, THE PURCHASED ASSETS, THE PURCHASED SUBSIDIARIES, THE BUSINESS, THE REAL PROPERTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE ASSUMED LIABILITIES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED OR ASSUMED PURSUANT HERETO, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE OR FURNISHED BY SELLER OR ANY OF ITS AFFILIATES OR ANY OF ITS OR THEIR REPRESENTATIVES.
Article 4
Representations and Warranties of Buyer
Buyer represents and warrants to Seller that:
Section 4.01.    Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Wisconsin and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Buyer or any of its Affiliates is a party.
Section 4.02.    Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. The execution, delivery and performance of each other Transaction Document to which Buyer or any of its Affiliates is a party, by Buyer and any such Affiliates and the consummation of the transactions contemplated thereby are within Buyer’s and any such Affiliate’s corporate powers and have been, or will be prior to their execution, delivery and performance, duly authorized by all necessary corporate action on the part of Buyer and any such Affiliates. Assuming due and valid execution by each other party hereto, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions. Assuming due and valid execution by each other party thereto, each other Transaction Document to which Buyer or any of its Affiliates is a party constitutes or, upon the execution and delivery thereof by Buyer and any such Affiliate, shall constitute, a valid and binding agreement of Buyer and any such Affiliate, enforceable against Buyer and any such Affiliate in accordance with its terms, subject to the Enforceability Exceptions.
Section 4.03.    Governmental Authorization. The execution, delivery and performance by Buyer and its Affiliates of this Agreement and the other Transaction Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any other applicable Competition Laws; (iii) compliance with any applicable requirements of the 1934 Act; (iv) the Deferred Closing Actions and (v) any such action or filing as to which the failure to make or obtain would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Buyer or any of its Affiliates is a party.
Section 4.04.    Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the execution, delivery and performance by Buyer and its Affiliates of the other Transaction Documents to which it or any of its Affiliates is a party and the consummation of the transactions contemplated hereby and thereby do not and will not, assuming compliance with the matters referred to in Section 4.03 and completion of the Deferred Closing Actions (i) violate the certificate of incorporation or bylaws of Buyer, (ii) violate any Applicable Law (iii) require any consent or other action by any Person under, result in a breach of, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under, any provision of any agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any material Lien on any asset of Buyer, with such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Buyer or any of its Affiliates is a party.
Section 4.05.    Financing. Buyer has delivered to Seller true and complete fully executed copies of the Commitment Letter, dated as of December 2, 2014, by and among Buyer, J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., Wells Fargo Securities LLC, Wells Fargo Bank, N.A. and U.S. Bank National Association, including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, each of the parties thereto (other than Buyer) have severally agreed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Debt Commitment Letter. The Debt Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and the respective commitments contained in the Debt Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. The Debt Commitment Letter is in full force and effect, and Buyer is not, and to the knowledge of Buyer, none of the Financing Sources are, in default or breach of the terms of the Debt Commitment Letter. There are no conditions precedent or contingencies related to the funding of the full amount of the Financing other than as described in the Debt Commitment Letter. Subject to the terms and conditions of the Debt Commitment Letter, the net proceeds contemplated from the Financing, together with other cash of Buyer on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of all of Buyer’s obligations under this Agreement.
Section 4.06.    Litigation. There are no Actions pending against or, to the knowledge of Buyer, threatened against, Buyer, except for such Actions as would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Buyer or any of its Affiliates is a party.
Section 4.07.    Finders’ Fees. Except for Robert W. Baird & Co. Incorporated, whose fees and expenses shall be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents.
Section 4.08.    Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Purchased Assets and the Shares as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges that Seller has given Buyer complete and open access to the key employees, documents and facilities of the Business. Buyer acknowledges and agrees that the Purchased Assets and the Shares are sold “as is” and Buyer agrees to accept the Purchased Assets and the Business in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges that Seller makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer or its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business or (ii) except as expressly set forth in this Agreement, any other information or documents made available to Buyer or its Representatives with respect to the Business.
Section 4.09.    Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.
Article 5
Covenants of Seller
Seller agrees that:
Section 5.01.    Conduct of the Business. From the date hereof until the Closing Date, except as set forth in Section 5.01 of the Disclosure Schedule, as expressly contemplated by the Transaction Documents or with Buyer’s consent (which shall not be unreasonably withheld, conditioned or delayed), Seller shall conduct the Business in the ordinary course consistent with past practice and shall use its commercially reasonable efforts to preserve intact the Business’s business organizations and relationships with third parties and to keep available the services of the current Business Employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as set forth in Section 5.01 of the Disclosure Schedule, as expressly contemplated by the Transaction Documents (including Section 7.08 of this Agreement) or with Buyer’s consent (which shall not be unreasonably withheld, conditioned or delayed), with respect to the Business, the Purchased Assets, the Assumed Liabilities or the Purchased Subsidiaries, as applicable, Seller shall not and shall cause its Subsidiaries not to:
(k)    amend the articles of incorporation, bylaws or other similar organizational documents of any Purchased Subsidiary;
(l)    acquire a material amount of assets from any other Person except (A) pursuant to existing contracts or commitments or (ii) otherwise in the ordinary course of business consistent with past practice;
(m)    sell, lease, license or otherwise dispose of any assets or properties that would be a Purchased Asset or an asset of the Purchased Subsidiaries except (i) pursuant to existing contracts or commitments, (ii) cash dividends or other cash distributions to Seller or its Affiliates, (iii) sales of inventory or disposal of damaged goods or obsolete inventory in the ordinary course of business consistent with past practice or (iv) any such asset with a replacement cost of less than $100,000;
(n)    create or otherwise incur any Lien on any material Purchased Asset or any material asset of any Purchased Subsidiary, other than Permitted Liens;
(o)    incur any capital expenditures, except for (B) those contemplated by the capital expenditure budget set forth in Section 5.01(e) of the Disclosure Schedule and (e) unbudgeted capital expenditures not to exceed $500,000 individually or $2,000,000 in the aggregate;
(p)    other than in connection with actions permitted by Section 5.01(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than advances to Business Employees in the ordinary course of business consistent with past practice;
(q)    other than in the ordinary course of business consistent with past practice, enter into any transaction that would constitute an Assumed Liability in excess of $500,000 individually or $2,000,000 in the aggregate;
(r)    except as required by Applicable Law, (i) amend or modify in any material respect or terminate any Material Contract, or otherwise waive or release any material rights, claims or benefits of the Business thereunder or (ii) other than in the ordinary course of business consistent with past practice, enter into any contract or arrangement that, if entered into prior to the date hereof, would be a Material Contract;
(s)    settle, or offer or propose to settle, (i) any material Action involving the Business (excluding any Existing Litigation Right or any right relating solely to an Excluded Asset or Excluded Liability), except where the amount paid in settlement or compromise does not exceed (x) the amount of any reserves specifically reflected on the Balance Sheet in respect of such Action or (y) the aggregate coverage provided for under any insurance policy in respect of such Action, in either case, as long as such settlement or compromise does not impose any material equitable relief on any Purchased Subsidiary, Buyer or its Affiliates and Seller makes provision for delivery to Buyer of all insurance proceeds to which Seller is entitled in respect thereof, or (ii) any Action relating to the transactions contemplated by this Agreement;
(t)    with respect to any Purchased Subsidiary, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, in each case except in the ordinary course of business consistent with past practices or if such action will have no material effect on the Tax liability of the Purchased Subsidiary (other than for Pre-Closing Taxes representing Income Taxes);
(u)    make any material change in any method of accounting or accounting practice, except for any such change required by reason of a concurrent change in GAAP;
(v)    other than as required by Applicable Law or the terms of a Business Benefit Plan, collective bargaining agreement or works council agreement existing on the date hereof or, to the extent permitted by this Agreement, entered into after the date hereof:
(A)    (i) increase the compensation or benefits of the Business Employees, other than increases in salaries or wages in the ordinary course of business consistent with past practice for Business Employees whose annual salary (prior to such increase) does not exceed $175,000; provided that any such increases do not exceed 15% individually or 4% in the aggregate;
(B)    enter into any new (x) employment, change in control, or similar agreement with any Business Employee (other than, in jurisdictions outside the United States, employment agreements entered into in the ordinary course of business consistent with past practice that are substantially consistent with the form employment agreements customarily entered into in such jurisdictions by Seller or its Affiliate) or (y) severance or similar agreement with any Business Employee who becomes a Transferred Employee;
(C)    (x) amend or terminate any Purchased Subsidiary Benefit Plan (other than immaterial amendments in connection with annual renewals of welfare benefit plans), Assumed Plan or collective bargaining agreement or works council agreement or adopt any collective bargaining agreement or works council agreement or any plan or arrangement that would constitute a Purchased Subsidiary Benefit Plan or Assumed Plan or (y) amend any Retained Benefit Plan, except to the extent such amendment does not disproportionately and materially affect Business Employees or materially increase the benefits of any Business Employee;
(D)    accelerate the vesting or payment of amounts due to any Business Employee or cause the funding of any rabbi trust or in any way secure the payment of benefits, in each case, under any Purchased Subsidiary Benefit Plan or Assumed Plan;
(E)    hire or engage any new employee who will be a Business Employee or engage any other individual service provider of a Purchased Subsidiary, in either case with annual base compensation in excess of $175,000; or
(F)    terminate the employment or engagement, other than for cause, of any Business Employees with annual base compensation in excess of $175,000;
(w)    authorize for issuance, issue, sell or deliver (i) any capital stock of, or other equity or voting interest in, any of the Purchased Subsidiaries or (ii) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any (x) shares of capital stock of, or other equity or voting interest in any of the Purchased Subsidiaries, (y) securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, any of the Purchased Subsidiaries (including rights, warrants or options) or (z) phantom stock or similar equity-based payment option with respect to any Purchased Subsidiary;
(x)    split, combine, redeem, reclassify, purchase or otherwise acquire directly, or indirectly, any shares of capital stock of, or other equity or voting interest in, any of the Purchased Subsidiaries, or make any other change in the capital structure of any of the Purchased Subsidiaries;
(y)    enter into or materially amend any lease of real property for use in the Business, assign any Real Property lease or enter into any sublease of the premises covered by the Real Property leases;
(z)    other than in the ordinary course of business consistent with past practice, undertake any alterations or improvements to the owned Real Property or Real Property subject to a Real Property lease in excess of $500,000 in the aggregate;
(aa)    except for changes or modifications of an administrative or ministerial nature and changes or modifications which would not reasonably be expected to have an adverse impact on the Business or the net asset value of the Business, change or modify its now existing credit, collection or payment policies, procedures or practices, including acceleration of collections of receivables (whether or not past due) or fail to pay or delay payment of payables in a manner inconsistent with its now existing practices;
(bb)    pay, discharge, settle or satisfy any Liability which if not so discharged, settled or satisfied, would be an Assumed Liability, other than payment of current Liabilities in the ordinary course of business or if such discharge, settlement or satisfaction would reasonably be expected to have any adverse impact on the Business, the Purchased Assets or Assumed Liabilities; or
(cc)    agree or commit to do any of the foregoing.
For the avoidance of doubt, nothing in this Section 5.01 shall restrict Seller or any of its Subsidiaries, in any respect, from taking any action to (i) cause each Purchased Subsidiary to dividend, distribute or otherwise pay to Seller or any of its Affiliates any or all of the cash and cash equivalents of such Purchased Subsidiary; (ii) remove, or cause any Subsidiary to remove, and pay to Seller or any of its Affiliates any cash and cash equivalents held in any bank account that is a Purchased Asset, (iii) settle intercompany balances between any Purchased Subsidiary, on the one hand, any Seller or any Retained Subsidiary, on the other hand, and make capital increases or decreases in connection therewith, in each case in a manner that does not increase Assumed Liabilities or the Liabilities of any Purchased Subsidiary as of the Closing or thereafter (other than any Liability reflected in the Modified Net Asset Value Adjustment or for which Seller would have an indemnification obligation under Section 11.02(a) that is not subject to any limitation thereunder) and (iv) in connection with any of clauses (i), (ii) and (iii) above, cause any Purchased Subsidiary to incur Indebtedness for borrowed money from another Purchased Subsidiary.
Section 5.02.    Confidentiality. Seller shall not, and shall cause its controlled Affiliates and Representatives not to, for a period of two years after the Closing Date, directly or indirectly, without Buyer’s consent, disclose to any third party (other than each other and their respective Representatives) any confidential or proprietary information of a Purchased Subsidiary, relating to the Business or otherwise included in the Purchased Assets or any information disclosed to Seller pursuant to the exercise of its rights under Section 7.09 hereof (collectively, the “Confidential Information”); provided that the foregoing restriction shall not ¤ apply to any information (i) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.02) or (ii) independently developed by Seller or any of its Affiliates (other than by the Business prior to the Closing), or ¤ prohibit any disclosure (i) required by Applicable Law so long as, to the extent legally permissible, Seller provides Buyer with reasonable prior notice of such disclosure and a reasonable opportunity to contest such disclosure or (ii) made in connection with the enforcement of any right or remedy under the Transaction Documents.
Section 5.03.    Noncompetition. ¤ As an inducement to cause Buyer to enter into this Agreement, Seller agrees that during the 36-month period commencing on the Closing Date (the “Restricted Period”), neither Seller nor any of its Subsidiaries shall engage, directly or indirectly, in any business that competes with the Business anywhere in the world as it exists on the Closing Date (a “Competing Business”); provided that nothing herein shall prohibit (x) the acquisition by Seller or any of its Affiliates of a diversified business having not more than 20% of its sales (based on its latest annual financial statements) attributable to any Competing Business, (y) the acquisition by Seller or any of its Affiliates of a diversified business having more than 20% of its sales (based on its latest annual financial statements) attributable to any Competing Business; provided that Seller shall use its reasonable best efforts to divest such Competing Business or a portion thereof so that the Competing Business represents not more than 20% of such diversified business’s sales (based on its latest annual financial statements), within 12 months following consummation of such acquisition or (z) the acquisition, holding of investments or direct or indirect ownership by Seller or any of its Affiliates of any voting stock, capital stock or other equity interest of any Person engaged in a Competing Business, so long as such ownership interest represents not more than 20% of the aggregate voting power or outstanding capital stock or other equity interests of such Person. For the avoidance of doubt and notwithstanding the foregoing, (A) the design, manufacture, sale and/or servicing of any products sold or in production in a line of business other than the Business (as conducted, or as contemplated to be conducted, on the Closing Date) by Seller or any of its Affiliates shall not be considered a Competing Business and (B) the foregoing shall not, in any way, limit or effect Seller’s ability to operate a Deferred Business in accordance with the terms of this Agreement or perform its obligations under the Transition Services Agreement.
(b)    Seller acknowledges that: (i) Seller’s obligations under this Section 5.03 are reasonable in the context of the nature of the Business and the competitive injuries likely to be sustained by the Business and Buyer if Seller or any of its Affiliates were to violate such obligations; (ii) the covenants in this Section 5.03 are adequately supported by consideration from Buyer for the benefit of Seller and (iii) the foregoing makes it necessary for the protection of the Business and Buyer that Seller uphold Seller’s obligations under this Section 5.03 for the reasonable time period contained herein. If any provision in this Section 5.03 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.03, but this Section 5.03 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.03 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law.
Section 5.04.    Termination of Intercompany Arrangements. On or prior to Closing, Seller shall take any and all actions necessary to (a) terminate any contract between a Purchased Subsidiary and Seller or any Retained Subsidiary except for the Existing China Intercompany Loan and the contracts set forth in Section 5.04 of the Disclosure Schedules and (b) repay any indebtedness owed by a Purchased Subsidiary to Seller or any Retained Subsidiary, in each case without any Liability of any Purchased Subsidiary or the Business thereafter; provided that, (x) if a Deferred Closing will occur with respect to EPT China, the foregoing obligation with respect to any contract with EPT China must be satisfied on or prior to the Deferred Closing and (y) the foregoing obligation shall not apply with respect to any Transaction Document.
Section 5.05.    Insurance.(f) Seller shall use commercially reasonable efforts to maintain or cause to be maintained in full force and effect all third-party insurance coverage for product liability, product warranty or Recall matters covering the Business or the Purchased Assets (or comparable replacement coverage) until the Closing. Seller shall pay, or cause to be paid, to Buyer any proceeds received following the Closing under such third-party insurance policies for events occurring prior to the Closing and to the extent that Buyer has suffered an actual loss in respect such event and such loss was not taken into account in determining the final Modified Net Asset Value. For the avoidance of doubt, Buyer shall be solely responsible for providing insurance to the Business for any events actually occurring on or after the Closing Date.
(g)    Seller shall use commercially reasonable efforts to enable Buyer and its Affiliates or the Business to file, notice and otherwise continue to pursue any claims on behalf of any Purchased Subsidiary or the Business under any third-party liability, property or casualty insurance policy for the Business for events actually occurring prior to the Closing, and to enable Buyer and its Affiliates or the Business to recover, on behalf of any Purchased Subsidiary or the Business, proceeds under the terms of such third-party policies (including recovery of such proceeds after the Closing, but only to the extent such policies would otherwise permit such recovery by Seller).
Article 6
Covenants of Buyer
Buyer agrees that:
Section 6.01.    Confidentiality. All information provided or made available to Buyer, its Affiliates or any of their respective Representatives pursuant to any of the Transaction Documents or in connection with any of the transactions contemplated thereby, whether provided prior to or after the date hereof, shall be subject to the Confidentiality Agreement. The Confidentiality Agreement shall terminate at the Closing only with respect to that portion of the Confidential Information (as defined in the Confidentiality Agreement) as relates to the Business and otherwise shall continue in full force and effect following the Closing. If this Agreement is terminated, for any reason, prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
Article 7
Covenants of Buyer and Seller
Buyer and Seller agree that, except as otherwise specified in Section 7.01 of the Disclosure Schedule:
Section 7.01.    Reasonable Best Efforts; Further Assurance. ¤ Subject to the terms and conditions of this Agreement, Buyer and Seller shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement (including satisfying all of the Deferred Closing Actions and taking any and all other steps necessary to consummate the Deferred Closings) and the other Transaction Documents, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement (including satisfying all of the Deferred Closing Actions and taking any and all other steps necessary to consummate the Deferred Closings), to vest in Buyer ownership of the Purchased Subsidiaries and good title to the Purchased Assets and to assure and evidence the assumption by Buyer of the Assumed Liabilities.
(c)    In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall make required filings pursuant to applicable Competition Laws, including the filing of a Notification and Report Form pursuant to the HSR Act within 10 Business Days after the date hereof, and also any required antitrust filings, including pursuant to the Competition Laws of Germany, as promptly as practicable after the date hereof and all other required antitrust filings, with respect to the transactions contemplated by this Agreement as promptly as practicable. Each of Buyer and Seller shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable Competition Laws and shall take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Competition Laws as soon as practicable.
(d)    If any objections are asserted with respect to the transactions contemplated by this Agreement or any other Transaction Documents under the HSR Act or any other applicable Competition Law, or if any Action is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement or any other Transaction Document as violative of the HSR Act or any other Competition Law, Buyer shall use its best efforts to promptly resolve such objections. In furtherance of the foregoing, Buyer shall, and shall cause its Subsidiaries and Affiliates to, take all actions, including (i) agreeing to hold separate or to divest any of the businesses or properties or assets of Buyer or any of its Affiliates (including, following the Closing, any Purchased Assets and any assets of any Purchased Subsidiary); (ii) terminating any existing relationships and contractual rights and obligations; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Purchased Assets, Purchased Subsidiaries, or Buyer or any of its Affiliates; (v) effectuating any other change or restructuring of the Purchased Assets, Purchased Subsidiaries, or Buyer or any of its Affiliates; and (vi) opposing, fully and vigorously, (A) any administrative or judicial action or proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated hereby and (B) any request for, the entry of, and seek to have vacated or terminated, any order that could restrain, prevent or delay the consummation of the transactions contemplated hereby, including in the case of either (A) or (B) by defending through litigation any action asserted by any Person in any court or before any Governmental Authority, and vigorously pursuing all available avenues of administrative and judicial appeal (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Governmental Authority in connection with any of the foregoing and in the case of actions by or with respect to the Purchased Assets or Purchased Subsidiaries; by consenting to such action), as may be required (x) by the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under the HSR Act or any other applicable Competition Law or (y) by any domestic or foreign court or other tribunal, in any Action challenging such transactions as violative of the HSR Act or any other applicable Competition Law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, none of Buyer and any of its Subsidiaries and Affiliates shall be required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, the Business, the Purchased Assets or the Assumed Liabilities, or other remedy that is not conditioned on the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.
Section 7.02.    Certain Filings. Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain any such actions, consents, approvals or waivers in a timely manner. Buyer shall, subject to and without limiting Buyer’s obligations under Section 7.01(c) and the other provisions of this Section 7.02, be permitted to implement its strategy and otherwise pursue its position as to which it has (x) previously discussed and consulted with Seller, (y) taken the Seller’s views into account in good faith and (z) developed, implemented and pursued with a view to obtaining any necessary clearances pursuant to Competition Laws as promptly as practicable (and in any event by the End Date) and Seller agrees it shall not take a position in any filing, meeting or communication with any Governmental Authority that is contrary to or inconsistent with such strategy and position. Buyer shall be permitted to take the lead in all joint meetings and communications with any Governmental Authority in connection with obtaining any necessary clearances pursuant to Competition Laws; provided, that Buyer shall have complied with the other provisions of this Section 7.02.
Section 7.03.    Public Announcements. The parties agree to obtain the written consent (which shall not be unreasonably withheld) of the other before issuing any press release or making any public statement with respect to the Transaction Documents or the transactions contemplated thereby; provided, however, that a party may, without the prior consent of the other party, but only following consultation with the other party to the extent practicable, issue such public disclosure as may be required by Applicable Law or any listing agreement with any national securities exchange to which the disclosing party is subject.
Section 7.04.    Notices of Certain Events. ¤ Each of Seller and Buyer shall promptly notify the other party of:
(i)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by any Transaction Documents if the failure to obtain such consent would be reasonably likely to have a Material Adverse Effect;
(ii)    any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by any Transaction Documents; and
(iii)    the commencement of any Action that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to, in the case of Seller, Section 3.09 (unless such Action would constitute an Excluded Liability) or, in the case of Buyer, Section 4.06.
(c)    Notwithstanding anything to the contrary herein, a party’s failure to comply with this Section 7.04 shall not provide the other party hereto or any of such other party’s Affiliates with a right not to effect the transactions contemplated by this Agreement.
Section 7.05.    WARN Act. Buyer shall assume all Liabilities for the provision of notice or payment in lieu of notice and any applicable penalties under the Worker Adjustment and Retraining Notification Act or any similar Applicable Law arising with respect to terminations of employment of Transferred Employees by Buyer following the Applicable Transfer Time. Seller shall retain all Liabilities (other than, for the avoidance of doubt, Liabilities of a Purchased Subsidiary) for the provision of notice or payment in lieu of notice and any applicable penalties under WARN or any similar Applicable Law arising with respect to terminations of employment of Business Employees prior to the Applicable Transfer Time; provided that Buyer shall assume all such Liabilities with respect to any Business Employee who does not receive an offer of employment from Buyer or its Subsidiaries on the terms set forth in Article 9. Buyer and Seller agree to work together to mitigate any Liabilities under the Worker Adjustment and Retraining Notification Act or any similar Applicable Law in respect of the Business Employees.
Section 7.06.    Non-solicit. ¤ For a period of 24 months following the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, directly solicit (or cause to be directly solicited) for employment or hire any officer, management employee or key technical employee of Buyer or its Subsidiaries who is a Transferred Employee as of immediately following the Applicable Transfer Time (any such employee, a “Covered Business Employee”); provided that (i) the foregoing restriction shall not apply to (A) generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or other similar means which are not specifically targeted at such Covered Business Employees or (B) any Covered Business Employee whose employment is terminated by the Buyer or any of its Affiliates (including any Purchased Subsidiary) and (ii) with respect to any Covered Business Employee who voluntarily ceases employment with Buyer or its Affiliates (including any Purchased Subsidiary), the foregoing restriction shall terminate upon the earlier to occur of (I) the date that is 24 months following the Closing Date and (II) the date that is six months following the cessation of such Covered Business Employee’s employment with Buyer or its Affiliates (including any Purchased Subsidiary).
(e)    For a period of 24 months following the Closing Date, Buyer shall not, and shall cause its Affiliates (including, after the Closing, the Purchased Subsidiaries) not to, directly or indirectly solicit (or cause to be directly or indirectly solicited) for employment or hire (i) any person who is employed by Seller or a Retained Subsidiary with a title of director, vice president or higher, or (ii) any person who is employed by Seller or a Retained Subsidiary whom Buyer, its Affiliates or any of its or their representatives has contact with or has had contact with during its evaluation of the transactions contemplated by this Agreement or in connection with the transactions contemplated by the Transition Services Agreement, and who is at the time of such solicitation or was within the six months preceding such solicitation an employee of Seller or any of its Subsidiaries; provided that (i) the foregoing restriction shall not apply to (A) generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or other similar means which are not specifically targeted at such employees or (B) any such employee whose employment is terminated by Seller or any of its Affiliates, (ii) with respect to any such employee who voluntarily ceases employment with Seller or its Affiliates, the foregoing restriction shall terminate upon the earlier to occur of (A) the date that is 24 months following the Closing Date and (B) the date that is six months following the cessation of such employee’s employment with Seller or its Affiliate and (iii) in the case of employees of Seller or its Subsidiaries who provide services to Buyer pursuant to the Transition Services Agreement, the foregoing restriction shall apply until the second anniversary of the last date on which the services of such employees are provided by Seller or its Affiliates pursuant to the Transition Services Agreement.
Section 7.07.    Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege. ¤ Buyer waives and shall not assert, and agrees to cause its Affiliates (including, after the Closing, the Purchased Subsidiaries) to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller or any of its Affiliates or any shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, by any legal counsel currently representing Seller or any of its Affiliates, including any Purchased Subsidiary, in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby (the “Current Representation”).
(d)    Buyer waives and shall not assert, and agrees to cause its Affiliates (including, after the Closing, the Purchased Subsidiaries) to waive and to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person relating to the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer or any of its Affiliates, and following the Closing, with any Purchased Subsidiary, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege under such circumstances shall be retained by Seller; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, or to communications with any Person other than the Designated Persons and their advisers.
(e)    Seller and Buyer agree to take, and to cause their respective Affiliates to take, all steps reasonably necessary to implement the intent of this Section 7.07.
Section 7.08.    Business/Non-Business Assets. Prior to the Closing, Seller and the Purchased Subsidiaries shall effect all transfers and take all such actions as are necessary so that any assets of the Purchased Subsidiaries not used or held for use primarily in the Business or that would constitute Excluded Assets under Section 2.03 if they were assets of a Retained Subsidiary (the “Non-Business Assets”) are transferred to Seller or a Retained Subsidiary with no post-Closing cost or Liability to any Purchased Subsidiary (other than any Liability reflected in the Modified Net Asset Value Adjustment or for which Seller would have an indemnification obligation under Section 11.02(a) without any limitation thereunder). In the event that at any time, or from time to time after the Closing Date, Seller on the one hand or Buyer on the other (or any of their respective Affiliates, including the Purchased Subsidiaries in the case of Buyer) shall receive or otherwise possess any asset (including cash) that should belong to another Person pursuant to this Agreement, such Person shall promptly transfer, or cause to be transferred, such asset to the Person so entitled thereto. In furtherance of the foregoing, (a) Buyer undertakes and agrees to return any Non-Business Assets and any other assets that are not Purchased Assets that are owned by Seller or any of its Affiliates and are transferred to Buyer at or after the Closing (through failure to transfer such assets out of the Purchased Subsidiaries or otherwise), and to forward or remit to Seller any payments received by Buyer or any of its Affiliates on account of any Non-Business Asset, and (b) Seller undertakes and agrees to transfer any Purchased Assets that are not transferred to Buyer at or after the Closing, and to forward or remit to Buyer any payments received by Seller or any of its Affiliates on account of any Purchased Asset, including any accounts or notes receivable. Prior to any such transfer, the Person receiving or possessing such asset shall hold such asset in trust for such other Person.
Section 7.09.    Access to Information; Cooperation. ¤ From the date hereof until the Closing Date (or, if earlier, the termination of this Agreement), and subject to Applicable Law and the Confidentiality Agreement, Seller will (i) give Buyer, its counsel and other authorized Representatives reasonable access to the properties, books and records of the Business, (ii) furnish to Buyer, its counsel and other authorized Representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (iii) instruct the employees, independent accountants, counsel and financial advisors of Seller to cooperate with Buyer in its investigation of the Business. Notwithstanding the foregoing, Buyer and its agents shall not have access (A) to any properties of Seller or its Affiliates, including the Purchased Assets and the Real Property, for purposes of conducting any sampling or other invasive investigation, including of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media and (B) to any information to the extent primarily relating to any Retained Business.
(g)    From and after the Closing Date, and subject to Applicable Law, upon request, Buyer will afford promptly to Seller and its authorized Representatives reasonable access to its properties, books, records, employees and auditors (i) to the extent necessary to permit Seller to prepare the Closing Statement, (ii) to the extent necessary to permit Seller or any of its Affiliates to comply with their financial reporting, accounting or auditing obligations with respect to any period ending before the Closing Date with respect to the Business or the Excluded Assets or Excluded Liabilities, (iii) in connection with any Action related to either the Excluded Assets and Excluded Liabilities or the conduct of the Business or the ownership of the Purchased Assets prior to the Closing for which Seller or such Affiliate has retained liability under this Agreement and (iv) otherwise to the extent that Seller, in requesting such access, reasonably deems such access necessary or desirable in order to determine any matter relating to its rights and obligations hereunder or otherwise in connection with its tax, regulatory, litigation, contractual or other legitimate matters.
(h)    From and after the Closing Date, and subject to Applicable Law, upon request, Seller will give to Buyer and its authorized Representatives reasonable access to its properties, books, records, employees and auditors (i) to the extent necessary to permit Buyer to review the Closing Statement and the calculations therein, (ii) to the extent necessary to permit Buyer or any of its Affiliates to comply with their financial reporting, accounting or auditing obligations with respect to the Business, (iii) in connection with any Action related to either the Purchased Assets and Assumed Liabilities or the conduct of the Business (other than any Action in which Seller or any Retained Subsidiary is an adverse party to Buyer or any of its Affiliates) and (iv) otherwise to the extent that Buyer, in requesting such access, reasonably deems such access necessary or desirable in order to determine any matter relating to its rights and obligations hereunder or otherwise in connection with its tax, regulatory, litigation, contractual or other legitimate matters.
(i)    In furtherance of the foregoing, from and after the Closing Date, Seller and Buyer will provide and, as applicable, cause their respective employees and their respective Affiliates and their employees to provide, all cooperation reasonably requested by or on behalf of the other party, any of their respective Affiliates or their respective Representatives in connection with any Assumed Liability or Excluded Liability, as the case may be, which cooperation will include furnishing or causing to be furnished records, information and testimony as requested by the parties, their respective Affiliates or their respective Representatives and causing employees who possess knowledge pertaining to any such Action to provide information, recollections and explanations with respect thereto and make themselves available, including for consultation with respect to settlement discussions and to attend strategy sessions and judicial and arbitration proceedings, as requested by any such party, their respective Affiliates or their respective Representatives in connection therewith; provided that, notwithstanding the foregoing, Buyer or Seller, as applicable, will only be obligated to cause any person to cooperate with the other party pursuant to this Section 7.09 if and for so long as Buyer or Seller, as applicable, is capable of directing the actions of such person.
(j)    Any access granted to either party or its Representatives pursuant to this Section 7.09 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the party granting such access. The party to whom such access or other cooperation is granted pursuant to this Section 7.09 shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred by the other party or its Representatives in connection therewith.
(k)    Notwithstanding anything to the contrary contained herein, nothing in this Section 7.09 shall require (A) Seller or Buyer, as applicable, to provide the other party or its Representatives with access to (i) personnel records of employees relating to individual performance or evaluation records, medical histories or other information which, in the disclosing party’s good faith opinion, is sensitive or the disclosure of which could subject such party or its Affiliates to risk of liability or (ii) information the disclosure of which, in the disclosing party’s good faith opinion (x) would conflict with confidentiality obligations to which such party or any of its Affiliates is bound or (y) would reasonably be expected to result in the forfeiture or waiver of any attorney-client or similar privilege; provided that, in the case of this clause (y), the disclosing party shall use commercially reasonable efforts to provide the other party, to the extent possible, with access to the relevant information in a manner that would not reasonably be expected to result in the forfeiture or waiver of any such attorney-client or similar privilege, or (B) either party’s independent accountants to make available to the other party or its Representatives any work papers unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants. No review or investigation by Buyer or its representatives pursuant to this Section 7.09 or otherwise shall affect the representations and warranties made by Seller pursuant to this Agreement or the remedies of Buyer for breaches of those representations and warranties.
Section 7.10.    Use of Trademarks after Closing. ¤ Seller hereby grants to Buyer and the Purchased Subsidiaries a limited, non-exclusive, non-transferable, non-sublicensable, royalty-free license for a term of nine (9) months immediately after the Closing (and with respect to any Deferred Business for which a Deferred Closing is required, for a term commencing on Closing and ending on the date that is the later of (x) nine (9) months after the Closing Date or (y) the Deferred Closing Date) to use the trademarks and service marks listed in Section 2.03(d) and 7.10 of the Disclosure Schedules (the “Seller Retained Marks”), solely in connection with the conduct of the Business as conducted immediately prior to the Closing; provided, that Buyer shall, and shall cause the Purchased Subsidiaries to, cease all use of the Seller Retained Marks as soon as reasonably practicable after the Closing Date (but with respect to a Deferred Business not earlier than the applicable Deferred Closing Date) in accordance with this Section 7.10. As soon as reasonably practicable after the Closing (but with respect to a Deferred Business, not earlier than the applicable Deferred Closing Date), but in any event, no later than nine (9) months immediately after the Closing, Buyer shall, and shall cause the Purchased Subsidiaries to, (i) cease all use of the Seller Retained Marks, (ii) deplete the labeling, stationery, forms, supplies, displays, advertising and promotional materials, manuals, and other materials existing as of Closing that bear any Seller Retained Mark or remove, destroy or strike over all Seller Retained Marks from the foregoing, (iii) remove all Seller Retained Marks from all assets, websites, email and other online materials and from all signage and other displays and (iv) no later than 30 days after the Closing (or the Deferred Closing with respect to EPT China, if applicable) file amendments to the Purchased Subsidiaries’ certificates of incorporation, articles of association or other organizational documents with the applicable Governmental Authorities changing the names of the Purchased Subsidiaries to names that do not include any of the Seller Retained Marks (or any variation or derivative thereof) or any other mark that is confusingly similar thereto. Any use by Buyer or the Purchased Subsidiaries of the Seller Retained Marks during the limited license period provided in this Section 7.10 shall be (A) solely in connection with goods, products and services that are (x) the type of goods, products and services in connection with which Seller and the Purchased Subsidiaries were using the Seller Retained Marks at the time of the Closing and (y) of a quality at least as high as the quality of goods, products and services provided by the Seller and the Purchased Subsidiaries immediately prior to the Closing and (B) subject to all style and other usage guidelines in effect for the Seller Retained Marks immediately prior to the Closing. All goodwill associated with the use by the Buyer and the Purchased Subsidiaries of the Seller Retained Marks shall inure to the benefit of Seller or its Affiliates, as applicable. Following the Closing, none of Buyer, its Affiliates, or any of the Purchased Subsidiaries shall contest the validity or ownership of any of the Seller Retained Marks or adopt or employ any Seller Retained Mark (or any variation or derivative thereof) or any other mark that is confusingly similar thereto.Nothing contained in this Section shall prohibit uses of Seller Retained Marks that are required or permitted as a fair use or otherwise under applicable law, or in websites and advertising, marketing and promotional materials to refer to the historical relationship with Seller and its Subsidiaries. Additionally, nothing contained in this Agreement shall prohibit the sale and distribution in the ordinary course of business of any inventory or work in process as of the relevant Effective Time that contains any Seller Retained Marks, and such sale and distribution is specifically permitted hereby.
§     Notwithstanding anything to the contrary in Section 7.10(a), in the event the term of the license granted to Buyer and the Purchased Subsidiaries in respect of any Deferred Business under Section 7.10(a) continues for a period in excess of nine (9) months immediately after the Closing in accordance with the provisions of Section 7.10(a) (such period, the “Extended Trademark Period”), the license in respect of such Deferred Business shall be limited during such Extended Trademark Period to use of the Seller Retained Marks solely within the country of such Deferred Business (it being understood that such country is, in respect of the Slovakia Deferred Business, Slovakia, in respect of the India Deferred Business, India, and in respect of the China Deferred Business, China).
Section 7.11.    Existing Litigation Rights. o Buyer shall promptly notify Seller in writing of any event, fact, circumstance, transaction or occurrence that could reasonably be expected to give rise to an Existing Litigation Right. If such Existing Litigation Right is held by a Purchased Subsidiary, Buyer shall take all steps necessary, including executing any assignment or other agreement in a form and substance satisfactory to Seller, to assign such Existing Litigation Right to Seller or one of its Affiliates, as designated by Seller.
(j)    Without limiting the generality of Section 7.09, but subject to the terms and limitations thereof, after the Closing, Buyer shall cooperate with Seller in the prosecution of any Existing Litigation Right, including by (i) making available to Seller all witnesses, pertinent records, materials and information in Buyer’s or its Affiliates’ possession or control relating thereto as requested by Seller and (ii) otherwise providing any assistance requested by Seller to facilitate any Action by Seller or its Affiliates arising out of or relating to an Existing Litigation Right.
Section 7.12.    Byrd Amendment Payments. ¤ Buyer shall promptly, and in any event within twenty (20) Business Days after the receipt of any cash, property or other payment pursuant to the Byrd Amendment (a “Byrd Amendment Payment”) by the Business or any Purchased Subsidiary that relates to a period ending prior the Effective Time of the Closing, transfer the full amount of such Byrd Amendment Payment to Seller by wire transfer of immediately available funds to an account designated by Seller in writing; provided that, the foregoing obligation shall not apply to any Byrd Amendment Payment reflected in the final determination of Modified Net Asset Value.
(c)    Without limiting the generality of Section 7.09, after the Closing, Buyer shall, and shall cause its Affiliates to, provide any reasonable assistance requested by Seller (at Seller’s cost and expense) with respect to any Byrd Amendment Payments (whether already received or potential payments) or any filings documents or other materials to be submitted to any Person in connection with a Byrd Amendment Payment (a “Byrd Amendment Filing”), including (i) by making available to Seller all pertinent records, materials and information in Buyer’s or its Affiliates’ possession or control relating thereto as reasonably requested by Seller and (ii) assisting Seller in the preparation of any Byrd Amendment Filing. After the Closing, upon Seller’s written request, Buyer shall cause the applicable Purchased Subsidiaries (at Seller’s cost and expense) to timely submit to the appropriate Persons any Byrd Amendment Filing.
(d)    Notwithstanding anything in this Section 7.12 to the contrary, neither Buyer nor any of its Affiliates shall be required to (i) take any action that would result in a breach of any contract, violate any Applicable Law or subject it to actual or potential Liability, (ii) bear any cost or expense, (iii) take any action under this Section 7.12 that would unreasonably interfere with the business or operations of Buyer or its Affiliates or (iv) take any action that may conflict with or violate their respective organizational documents. Seller shall indemnify and hold harmless Buyer and its Affiliates and Representatives from and against any and all Damages suffered or incurred by them in connection with any action taken in accordance with this Section 7.12 and any information utilized in connection therewith. In addition, Seller shall, promptly upon request by Buyer, reimburse Buyer for all reasonable and documented out-of-pocket costs incurred by Buyer or its Affiliates in connection with the cooperation contemplated by this Section 7.12.
Section 7.13.    Replacement of Emerson Guaranties. On or prior to Closing, Seller and Buyer shall cooperate with each other so as to cause the replacement, effective as of the Closing of the guaranties listed in Section 7.13 of the Disclosure Schedule; provided that Buyer’s obligation shall be limited to offering a “like for like” guaranty on terms no more favorable to the beneficiary thereof than those set forth in the comparable credit support provided by Seller or the relevant Retained Subsidiary as of the date of this Agreement. If any such guaranty is not replaced effective as of the Closing (or the relevant Deferred Closing, as the case may be) (each, an “Unreleased Guaranty”), Buyer shall indemnify Seller with respect thereto in accordance with Section 11.02(b)(iv).
Section 7.14.    Financing Cooperation. ¤ Seller shall and shall cause its Subsidiaries to use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause their respective Representatives to, provide to Buyer, at Buyer’s sole expense, such cooperation in connection with the Financing as may be reasonably requested by Buyer that is customary in connection with the arrangement of debt financings in acquisition transactions; including:
(i)    assisting in preparation for and participation at reasonable times and upon reasonable advance notice in a reasonable number of meetings and calls, drafting sessions, road shows, rating agency presentations and due diligence sessions and sessions with prospective lenders;
(ii)    assisting Buyer and the Financing Sources in the preparation of (A) bank information memoranda, and similar marketing documents for the Financing, authorizing the distribution of information to prospective lenders and identifying any portion of such information that constitutes material, nonpublic information and (B) customary materials for rating agency presentations;
(iii)    as promptly as reasonably practicable and in any event prior to the Closing, furnishing Buyer and the Financing Sources and their respective Representatives with historical financial and other pertinent information regarding the Business as may be reasonably requested in writing by Buyer, provided, however, that Seller shall not be required to provide historical financial information for any period earlier than those reflected in the Audited Financial Statements;
(iv)    facilitating the obtaining of customary consents from the independent auditors who prepared the Audited Financial Statements consistent with the requirements of Applicable Law in connection with the use of the Audited Financial Statements in offering documents or current reports on Form 8-K and other documents to be filed with the SEC;
(v)    assisting Buyer in connection with the preparation of pro forma financial information and financial statements to the extent required by Applicable Law, including the 1934 Act and the rules and regulations thereunder or necessary or reasonably required by the Financing Sources to be included in any bank information memorandum or other similar marketing documents; provided, however, that Seller shall not be required to assist Buyer with the preparation of pro forma financial statements reflecting any period earlier than those reflected in the Audited Financial Statements; provided, further, Buyer shall be responsible for timely provision of any post-Closing pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any pro forma financial information requested by Buyer to be delivered by the Business (excluding any information that would customarily be prepared with the cooperation of the Business);
(vi)    taking customary corporate actions, subject to the occurrence of the Closing, reasonably requested by Buyer that are necessary to permit the consummation of the Financing;
(vii)    providing at least three (3) Business Days prior to the Closing Date all documentation and other information about the Business required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent reasonably requested at least ten (10) Business Days prior to the anticipated Closing Date.
Notwithstanding anything in this Agreement to the contrary, (x) (A) neither Seller nor any of its Subsidiaries shall be required to commit to take any action that (i) is not contingent upon the Closing, (ii) would be effective prior to the Closing, (iii) would encumber any assets of the Business prior to the Closing or (iv) would encumber any assets of Seller or any of its Subsidiaries other than assets of the Business, at any time; and (B) neither Seller nor any of its Subsidiaries shall be required to (1) take any action that would result in a breach of any contract, violate any Applicable Law or subject it to actual or potential Liability, (2) bear (or enter into any binding agreement with respect to) any cost or expense (other than as provided in this Agreement), or (3) pay (or enter into any binding agreement with respect to) any commitment or other fee or make any other payment or incur any other Liability or provide or agree to provide any indemnity; and; (y) neither Seller nor any of its Subsidiaries or Representatives shall be required to take any action under this Section 7.14 that would unreasonably interfere with the business or operations of Seller or its Subsidiaries; and (z) neither Seller nor any of its Subsidiaries or Representatives shall be required to take any action that will conflict with or violate their respective organizational documents.
(b)
(i)    Seller shall deliver or cause to be delivered to Buyer an unaudited balance sheet of the Business as of December 31, 2014, and the related unaudited statements of earnings, cash flows and changes in stockholders equity of the Business for the period commencing on October 1, 2014 and ending on December 31, 2014 (the “Business Q1 Interim Financial Statements”) together with the corresponding period for the immediately preceding fiscal year of the Business. The Business Q1 Interim Financial Statements shall be delivered if the Closing occurs on or after February 10, 2015 and shall be delivered as soon as available and in no event later than two (2) days before the Closing Date unless the Closing Date is after February 26, 2015 in which case they shall be delivered no later than seven (7) days before the Closing Date.
(ii)    Seller shall deliver or cause to be delivered to Buyer an unaudited balance sheet of the Business as of March 31, 2015, and the related unaudited statements of earnings, cash flows and changes in stockholders equity of the Business for the period commencing on October 1, 2014 and ending on March 31, 2015 (the “Business Q2 Interim Financial Statements”) together with the corresponding period for the immediately preceding fiscal year of the Business. The Business Q2 Interim Financial Statements shall be delivered if the Closing occurs on or after May 13, 2015 and shall be delivered as soon as available and in no event later than two (2) days before the Closing Date.
(iii)    The Business Q1 Interim Financial Statements and Business Q2 Interim Financial Statements shall be prepared in accordance with applicable SEC rules and regulations (including Regulation S-X) and GAAP, and shall be reviewed by Seller’s independent registered public accountants in accordance with applicable SEC rules and regulations (including Regulation S-X) and GAAP applicable to interim financial statements; provided that the Business Q1 Interim Financial Statements do not need to be so reviewed if the Closing occurs on or after May 13, 2015.
(c)    Unless previously delivered pursuant to Section 7.14(b)(i), Seller shall deliver or cause to be delivered to Buyer (i) as soon as available and no later than seven (7) days before the Closing Date, the unaudited statements of earnings of the Business for the period commencing on October 1, 2013 and ending December 31, 2013, and (ii) if the Closing has not already occurred, as soon as available and no later than March 16, 2015, an unaudited balance sheet of the Business as of December 31, 2014 and the related unaudited statements of earnings for the period commencing on October 1, 2014 and ending on December 31, 2014, in each case, prepared in accordance with applicable SEC rules and regulations (including Regulation S-X) and GAAP, but not subject to any review by Seller’s independent registered public accountants.
(d)    Buyer shall indemnify and hold harmless Seller, its Subsidiaries and their respective Representatives from and against any and all Damages suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 7.14) and any information utilized in connection therewith (other than information provided in writing specifically for use in connection with the Financing by or on behalf of Seller or its Subsidiaries). In addition, Buyer shall, promptly upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs incurred by Seller or its Subsidiaries in connection with the cooperation contemplated by this Section 7.14.
Section 7.15.    Buyer’s Financing. (h) Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange the Financing in a timely manner and to consummate the Financing on or prior to the Closing Date, including the following:
(i)    maintaining in effect the Debt Commitment Letter and not permitting any amendment or modification to be made to, not consenting to any waiver of any provision or remedy under, and not replacing, the Debt Commitment Letter, if such amendment, modification, waiver or replacement: (A) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the Financing) or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing in a manner that would reasonably be expected to (1) materially delay or prevent the Closing, (2) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or (3) adversely impact the ability of Buyer to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements with respect thereto when required pursuant to this Agreement (provided that, in any event, Buyer may (x) modify the terms (but not the conditions) of the Financing so long as such modifications would not adversely impact the ability of Buyer to timely consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby and (y) amend the Debt Commitment Letter to add lenders, arrangers, bookrunners, agents, managers or similar entities which had not executed the Debt Commitment Letter as of the date hereof);
(ii)    satisfying on a timely basis all conditions to the availability of the Financing within its control;
(iii)    negotiating, executing and delivering Financing documentation that reflects the terms contained in the Debt Commitment Letter (including any “market flex” provisions related thereto);
(iv)    in the event that the conditions set forth in Sections 10.01, 10.02 and 10.03 and the conditions to the availability of the Financing have been satisfied or, upon funding would be satisfied, causing the Financing Sources to fund the full amount of the Financing at or prior to the Closing; and
(v)    enforcing its rights under the Debt Commitment Letter.
(i)    At the written request of the Seller from time to time, Buyer shall keep the Seller informed in reasonable detail of the status of its efforts to arrange the Financing.  Buyer shall give the Seller prompt notice of (i) any material breach or repudiation (or any other breach that could adversely affect the timely availability of the Financing) by any party to the Debt Commitment Letter of which Buyer becomes aware or (ii) Buyer becoming aware that all or any portion of the Financing becoming unavailable for any reason (a “Financing Failure Event”). Without limiting Buyer’s other obligations under this Section 7.15, if a Financing Failure Event occurs, Buyer shall (i) promptly notify the Seller of such Financing Failure Event and the reasons therefor, (ii) use its reasonable best efforts to obtain alternative financing from alternative financing sources, in an amount sufficient to make the payments required to be made at and immediately after the Closing and consummate the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such event, on terms that are not less favorable, in the aggregate, to Buyer than the Financing contemplated by the Debt Commitment Letter and (iii) use its reasonable best efforts to obtain, and when obtained, provide the Business and the Seller with a copy of, a replacement financing commitment that provides for such alternative financing.
Article 8
Tax Matters
Section 8.01.    Representations Relating to Purchased Subsidiaries. Except as set forth in the Disclosure Schedule, Seller hereby represents and warrants to Buyer as set forth in this Section 8.01:
(g)    Each of the Purchased Subsidiaries has timely filed, or caused to be timely filed, with the appropriate taxing authorities, all material Tax Returns that are required to be filed by, or with respect to, each of the Purchased Subsidiaries. Each such Tax Return is true, correct and complete in all material respects.
(h)    All material Taxes due and payable by or with respect to the Purchased Subsidiaries have been timely paid in full. All material Taxes incurred but not yet due and payable (i) for periods covered by the Balance Sheet have been accrued and adequately disclosed on the Balance Sheet in accordance with GAAP, and (ii) for periods not covered by the Balance Sheet through the end of the last period for which the Purchased Subsidiaries ordinarily record items on their respective books and records have been accrued on the books and records of the Purchased Subsidiaries in accordance with GAAP.
(i)    All material Taxes that any of the Purchased Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.
(j)    No written claim has been made by any taxing authority in a jurisdiction where any of the Purchased Subsidiaries does not file Tax Returns that any of the Purchased Subsidiaries is or may by subject to taxation by that jurisdiction.
(k)    No Taxing Authority has proposed, or, to the knowledge of Seller, is threatening to propose any adjustment to any Tax Return of any of the Purchased Subsidiaries.
(l)     (i) There is no claim, audit, action, suit, proceeding, examination or investigation now pending or, to Seller’s knowledge, threatened against or with respect to any of the Purchased Subsidiaries in respect of any Tax; and (ii) there are no settlements of any prior examinations that could reasonably be expected to adversely affect any Taxable period of any Purchased Subsidiary for which the statute of limitations has not run or that have not been paid in full.
(m)    Neither Seller nor any of its Subsidiaries has made any requests for rulings or determinations, with respect to any Tax of any Purchased Subsidiary, that are currently pending before a Taxing Authority.
(n)    Neither Seller nor any of its Subsidiaries has entered into an agreement or arrangement with any Taxing Authority with regard to Tax liabilities of any Purchased Subsidiary other than settlements or compromises with respect to asserted Tax liabilities for prior Taxable years that do not impose any payment obligation on any Purchased Subsidiary after the Closing Date.
(o)    No Purchased Subsidiary is a party to, is otherwise bound by or has any obligation under, any Tax Sharing Agreement (other than (i) such an agreement or arrangement exclusively between or among Seller and any of its Subsidiaries or (ii) any commercial agreement not primarily relating to Taxes).
(p)    Other than with respect to a Tax Return for which the statute of limitations has expired, no Purchased Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than the Seller Group) or (ii) has any liability for the Taxes of any Person (other than any of the Purchased Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign income Tax law) as a transferee or successor.
(q)    No Purchased Subsidiary has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2).
(r)    No Purchased Subsidiary shall be required to include any material adjustment in Taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting prior to the close of business on the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) entered into prior to the close of business on the Closing Date or (iii) installment sale or open transaction disposition made prior to the close of business on the Closing Date.
(s)    During the two-year period ending on the date hereof, no Purchased Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed in whole or in part by Section 355 of the Code.
(t)    Seller is eligible to join with Buyer in making the Section 338(h)(10) Elections.
Except with respect to Section 3.15, this Section 8.01 and Section 8.02 contain the sole and exclusive representations and warranties of the Seller with respect to Taxes.
Section 8.02.    Tax Representations Relating to Purchased Assets. Except as set forth in the Disclosure Schedule, Seller hereby represents and warrants to Buyer that:
(g)    Seller has paid (or has caused to be paid) or has withheld and remitted (or has had withheld and remitted on its behalf) to the appropriate Taxing Authority or has reflected an adequate accrual on the Balance Sheet (and, for periods not covered by the Balance Sheet, through the end of the last period for which the Retained Subsidiaries ordinarily record items on their respective books and records) in accordance with GAAP, in each case, for Taxes relating to the Purchased Assets, the non-payment of which would result in a Lien on any Purchased Asset or would otherwise adversely effect Buyer or its Affiliates after the Closing Date.
(h)    No Taxing Authority has proposed, or, to the knowledge of Seller, is threatening to propose any adjustment to any item with respect to Taxes, the non-payment of which would result in a Lien on any Purchased Asset, on any Tax Return of the Seller or its Subsidiaries.
(i)    There is no claim, audit, action, suit, proceeding, examination or investigation now pending or, to Seller’s knowledge, threatened against or with respect to Seller or its Subsidiaries in respect of any Tax, the non-payment of which would result in a Lien on any Purchased Asset.
Section 8.03.    Tax Returns; Allocation of Taxes.
(d)    Seller shall (i) file or cause to be filed, when due (taking into account any extension of a required filing date), all Tax Returns with respect to the Purchased Subsidiaries that are required to be filed on or prior to the Closing Date and timely pay all Taxes shown as due on such Tax Returns and (ii) file or cause to be filed, when due (taking into account any extension of a required filing date), all Tax Returns that relate to Combined Taxes and timely pay all Taxes shown as due on such Tax Returns. All other Tax Returns with respect to the Purchased Subsidiaries shall be filed or caused to be filed by Buyer.
(e)    Buyer shall file, or cause to be filed, when due (taking into account any extensions of a required filing date), all Tax Returns for Income Taxes with respect to the Purchased Subsidiaries that do not relate to Combined Taxes, which are required to be filed by any of the Purchased Subsidiaries after the Closing Date with respect to a Pre-Closing Tax Period or a Straddle Tax Period (each a “Pre-Closing Buyer-Filed Income Tax Return”). Any Pre-Closing Buyer-Filed Income Tax Return shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method and shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent reasonably requested by Seller, supporting documentation) at least 30 Business Days prior to the due date (including any applicable extension) of such return. Seller shall have the right to review and comment on such Pre-Closing Buyer-Filed Income Tax Return. If Seller, within 10 Business Days after review of any such Pre-Closing Buyer-Filed Income Tax Return, notifies Buyer in writing that it objects to any items in such return, the disputed item shall be resolved in a manner mutually agreeable to both parties within 10 Business Days, and if not so resolved, then by a jointly retained Accounting Referee (which may be the same as or different from the Accounting Referee retained pursuant to Section 2.11(c), if any) within a reasonable time, taking into account the deadline for filing such return; provided, that Buyer shall in all cases be permitted to file such Pre-Closing Buyer-Filed Income Tax Return by the deadline for filing such return. Upon resolution of all such items, the relevant Pre-Closing Buyer-Filed Income Tax Return shall be adjusted to reflect such resolution, including by the filing of an amended Pre-Closing Buyer-Filed Income Tax Return, if such return was filed prior to resolution of such items, and shall be binding upon the parties without further adjustment. The costs, fees and expenses of such Accounting Referee shall be borne equally by Buyer and Seller. Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or foreign law), no Purchased Subsidiary shall amend any Tax Return with respect to Income Tax for a Pre-Closing Tax Period or a Straddle Tax Period without the prior written consent of Seller, such consent not to be unreasonably withheld. Buyer shall pay or cause to be paid all Taxes with respect to any Pre-Closing Buyer-Filed Income Tax Return filed under this Section 8.03(b) in accordance with Applicable Law. Seller shall pay to Buyer an amount equal to any Pre-Closing Taxes shown as due and payable on any Pre-Closing Buyer-Filed Income Tax Return prepared in compliance with this Section 8.03(b), to the extent not paid at or before Closing, by the later of (i) ten days after Buyer submits to Seller an invoice requesting such payment and (ii) five days prior to the latest date on which such Income Taxes are due and payable by Buyer without interest or penalties.
(f)    Buyer shall pay or cause to be paid to Seller any refund of Income Taxes and interest thereon received by Buyer, any Affiliate of Buyer or the Purchased Subsidiaries attributable to (i) Pre-Closing Taxes that are Income Taxes paid by Seller, the Purchased Subsidiaries or any predecessor or Affiliate of Seller or (ii) any other Tax subject to indemnification under Section 8.09(a), in each case no later than ten days following receipt of such refund net of any out-of-pocket incremental expenses incurred in collecting such refund, including Taxes imposed thereon. If any Pre-Closing Tax that is an Income Tax paid by Seller, the Purchased Subsidiaries, or any predecessor or Affiliate of Seller or any other Tax subject to indemnification under Section 8.09(a) has the effect of actually reducing any Tax liability with respect to a Post-Closing Tax Period, Buyer shall promptly pay or cause to be paid to Seller the amount of such actual reduction in Tax liability net of any out-of-pocket incremental expenses incurred in reducing such Tax liability, including Taxes imposed thereon.
(g)    Seller shall include the Purchased Subsidiaries in any Tax Return for Combined Taxes, as applicable, through the close of business on the Closing Date.
(h)    Notwithstanding anything to the contrary in this Agreement, all Transfer Taxes incurred as a result of the transactions described in Sections 2.01 and 2.02 of this Agreement shall be borne as follows:
(i)    all Recoverable Transfer Taxes shall be borne by Buyer when due; and
(ii)    all Transfer Taxes that are not Recoverable Transfer Taxes shall be borne fifty percent (50%) by Seller when due and fifty percent (50%) by Buyer when due.
Seller shall file (or cause to be filed) all necessary Tax Returns in respect of Transfer Taxes that are required by Applicable Law to be filed by Seller. Buyer shall file (or cause to be filed) all other Tax Returns in respect of Transfer Taxes. If required by Applicable Law, Seller and Buyer shall, and shall cause their respective Affiliates to, cooperate in preparing and filing and join in the execution of any such Tax Returns. Each of Buyer and Seller shall (i) for any Transfer Taxes in respect of which it is required to file Tax Returns pursuant to this Section 8.03(e), pay to the relevant taxing authority any Transfer Taxes shown as due on such Tax Returns and (ii) for any Transfer Taxes in respect of which the other party is required to file Tax Returns pursuant to this Section 8.03(e), pay to the other party, within two Business Days prior to the due date for such Transfer Taxes, any portion of such Transfer Taxes that it is required to bear under this Section 8.03(e).
(i)    Buyer and Seller agree that any advance tax payments made by System Plast Srl to Emerson Sice Srl for the tax year ending September 30, 2015, shall be attributed to System Plast Srl for purposes of filing Emerson Sice’s Italian consolidated corporate income tax return and System Plast Srl’s separate corporate Italian income tax return for such tax year. Buyer and Seller shall, and shall cause their Subsidiaries to, act in a manner consistent with such agreement.
Section 8.04.    Section 338(h)(10) Elections. ¤ Seller and Buyer (or its applicable Affiliates) shall make elections under Code Section 338(h)(10) (and any corresponding elections under state, local, and foreign tax law) with respect to the purchase and sale of the Section 338(h)(10) Subsidiaries hereunder (collectively, the “Section 338(h)(10) Elections”), and shall file an IRS Form 8883 reflecting such elections with respect to each Section 338(h)(10) Subsidiary in a manner consistent with the 338(h)(10) Allocation Statement. Seller shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Elections on its Tax Returns to the extent required by Applicable Law.
(d)    In the event an adjustment to the Purchase Price is made pursuant to Section 2.12 or otherwise and the Allocation Statements are accordingly adjusted as provided in Section 2.07(e), Buyer and Seller will file an amended IRS Form 8883 as required.
(e)    Buyer represents, warrants, covenants and agrees that (x) each purchaser of any of the Section 338(h)(10) Subsidiaries is, and that Buyer will take all actions necessary to ensure that on the Closing Date each such purchaser will be, eligible to make the Section 338(h)(10) Elections as contemplated by this Agreement, and (y) neither Buyer nor any such purchaser has any plan or intention to take, and Buyer will, and will cause each such purchaser to, refrain from taking, any actions that could reasonably be expected to cause any such purchaser to fail to qualify as a purchasing corporation within the meaning of Section 338 of the Code.
Section 8.05.    Cooperation on Tax Matters. ¤ Subject to Section 8.05(b), Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets, the Assumed Liabilities and the Purchased Subsidiaries (including access to books and records) as is reasonably necessary for the filing of all Tax Returns (including any report required pursuant to Section 6043A of the Code and all Treasury Regulations promulgated thereunder), the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller shall either (i) retain all books and records with respect to Pre-Closing and Straddle Tax Period Taxes pertaining to the Business, the Purchased Assets, the Assumed Liabilities or the Purchased Subsidiaries until the date which is 8 years following the Closing Date and abide by all record retention agreements entered into with any Taxing Authority for all periods required by such Taxing Authority, or (ii) provide the other party with at least 30 days’ prior written notice before destroying any such books and records, during which period the party receiving the notice can elect to take possession, at its own expense, of such books and records. Seller and Buyer shall cooperate with each other fully, as and to the extent reasonably requested by the other party, in the conduct of any audit or other proceeding relating to Taxes involving the Business, the Purchased Assets, the Assumed Liabilities, or the Purchased Subsidiaries.
(f)    Notwithstanding anything to the contrary herein, except to the extent solely relating to the Purchased Subsidiaries, the Assumed Liabilities, or the Purchased Assets, Seller and its Affiliates shall not be required at any time to provide to Buyer any right to access or to review any Tax Return or Tax work papers of Seller, any Seller Group, or any Affiliate of Seller (such Tax Returns or Tax work papers, the “Seller Tax Records”); provided, that Seller shall extract from Seller Tax Records and provide to Buyer any information solely relating to the Purchased Subsidiaries, the Assumed Liabilities, or Purchased Assets reasonably requested by Buyer.
Section 8.06.    Tax Benefits. Buyer agrees to pay to Seller any Tax benefit received by any Purchased Subsidiary, Buyer or any Affiliate of Buyer from the use in any Post-Closing Tax Period of a carryforward of any Tax Asset of any Purchased Subsidiary in respect of Income Taxes from a Pre-Closing Tax Period. The amount of such benefit shall be considered equal to the excess of (i) the amount of Taxes that would have been payable (or of the Tax refund, offset or other reduction in Tax liability actually receivable) by any of the Purchased Subsidiaries, Buyer or any Affiliate of Buyer in the absence of such a carryforward over (ii) the amount of Taxes actually payable (or of the Tax refund, offset or other reduction in Tax liability that would have been receivable in the absence of such a carryforward) by any of the Purchased Subsidiaries, Buyer or any Affiliate of Buyer. Payment of the amount of such benefit shall be made within 90 days of the filing of the applicable Tax Return for the taxable year in which the Tax Asset in respect of Income Taxes is utilized. If, subsequent to the payment by Buyer to Seller of any such amount, there shall be (A) a final determination which results in a disallowance or a reduction of the Tax Asset so carried forward or (B) a reduction in the amount of the benefit realized by any Purchased Subsidiary, Buyer or any Affiliate of Buyer from such Tax Asset in respect of Income Taxes as a result of a final determination (or, if later, within 90 days of notification to Buyer of such event), Seller shall repay to Buyer, within 90 days of such event described in (A) or (B), any amount which would not have been payable to the Seller pursuant to this Section 8.06 had the amount of the benefit been determined in light of the events.
Section 8.07.    Buyer Covenants. Buyer covenants that it shall not cause or permit any Purchased Subsidiary or any Affiliate of Buyer (a) to take any action on the Closing Date other than in the ordinary course of business, including the distribution of any dividend or the effectuation of any redemption that could give rise to any Tax liability or reduce any Tax Asset of Seller or a Seller Group or give rise to any loss of the Seller or a Seller Group under this Agreement, (b) to make any election or deemed election under Section 338(g) of the Code or any comparable provision under Applicable Law with respect to any Purchased Subsidiary in connection with the purchases under this Agreement (other than the election described in Section 8.04) or (c) to make or change any Tax election, amend any Tax Return or take any Tax position on any Tax Return, take any action or enter into any transaction, merger or restructuring that results in any increased Tax liability or reduction of Tax Asset of the Seller or a Seller Group, including, for the avoidance of doubt, changing the Taxable period of any Purchased Foreign Subsidiary for any Tax year for foreign tax reporting purposes that includes the Closing Date.
Without limiting the foregoing, with respect to any Purchased Foreign Subsidiary, for the period after Closing and through the close of each such Purchased Foreign Subsidiary’s taxable year (as defined in the Code), the Buyer and its Affiliates shall not cause or permit such Purchased Foreign Subsidiaries to engage in (or to be treated, for U.S. federal income tax purposes, as engaging in) the following prohibited transactions:
(i)    Declare or pay a dividend or return of capital or otherwise make a distribution with respect to capital stock;
(ii)    Make or cause to be made any investment in U.S. property within the meaning of Section 956 of the Code; or
(iii)    Conduct business outside the ordinary course or engage in any transaction outside the ordinary course (in either case based upon the Purchased Foreign Subsidiary’s historic activities) if such business or activities are reasonably likely to generate earnings and profits of the Purchased Foreign Subsidiary (as determined under the Code) that is taxed at a rate materially lower than the statutory rate applicable to the Purchased Foreign Subsidiary in the applicable jurisdiction, or would otherwise adversely impact, the amount of the Seller or a Seller Group’s associated deemed-paid foreign taxes within the meaning of Section 902 of the Code that are associated with the Section 1248 inclusion or the amount of the Seller or a Seller Group’s subpart F income within the meaning of Section 952 of the Code.
Section 8.08.    Tax Sharing. Any and all existing Tax Sharing Agreements, except for this Agreement, between any Purchased Subsidiary and any member of a Seller Group shall be terminated as of the Closing Date. After such date none of the Purchased Subsidiaries, Seller or any Affiliate of Seller shall have any further rights or liabilities thereunder.From and after the Closing Date, this Agreement shall be the sole Tax Sharing Agreement relating to the Purchased Subsidiaries for all Pre-Closing Tax Periods.
Section 8.09.    Tax Indemnification.  Seller hereby indemnifies Buyer and its Affiliates, including the Purchased Subsidiaries, against and agrees to hold each of them harmless from any (i) Pre-Closing Tax that is an Income Tax of any of the Purchased Subsidiaries or any Pre-Closing Tax that is an Income Tax attributable to the Purchased Assets, (ii) liability for the payment of any Tax as a result of any Purchased Subsidiary being or having been before the Closing a member of a Seller Group, (iii) liability for the payment of any Tax arising directly from the Carve Out Plan other than a Transfer Tax, (iv) liability for the payment of any withholding Tax arising directly from the Cash Repatriation Plan, (v) liability for the payment of any Tax of the Seller and the Retained Subsidiaries and (vi) liabilities, costs, expenses (including reasonable expenses of investigation and attorneys’ fees and expenses), arising out of or incident to the imposition, assessment or assertion of any Income Tax described in clauses (i) – (ii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, in each case incurred or suffered by Buyer or any of its Affiliates or, effective upon Closing, the Purchased Subsidiaries; provided, however, that Seller shall have no liability for the payment of any Tax under clauses (iii)-(iv) other than for Taxes actually incurred by Buyer and its Affiliates, including the Purchased Subsidiaries, and shall have no liability for any Taxes arising in a Post-Closing Tax Period from the reduction of tax attributes as a result of the Carve Out Plan or the Cash Repatriation Plan; provided, further, that Seller shall have no liability for the payment of any loss attributable to or resulting from any action or prohibited action described in Section 8.07 hereof, including an election made or deemed made by Buyer under Section 338(g) of the Code or any comparable provision of Applicable Law. No indemnification shall be provided under this Section 8.09(a) or otherwise for any Tax Claim (as defined below) as to which Buyer provides notice to Seller more than six years after Closing.
(a)    Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from (i) any Income Tax of the Purchased Subsidiaries that is not a Pre-Closing Tax and (ii) liabilities, costs and expenses (including reasonable expenses of investigation and attorneys’ fees and expenses) arising out of or incident to the imposition, assessment or assertion of any Income Tax described in clause (i), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Income Tax, in each case incurred or suffered by Seller or any of its Affiliates; provided that no indemnification shall be provided under this Section 8.09(b) or otherwise for any Tax Claim as to which Seller provides notice to Buyer more than six years after Closing.
(b)    The amount of any indemnification payment made under this Section 8.09 by the party making an indemnification payment under Section 8.09 (the “Tax Indemnifying Party”) shall be net of any Tax Savings realized by the party receiving such payment (the “Tax Indemnified Party”) arising from the incurrence of the event giving rise to such payment or payment of any indemnification payment with respect thereto. For purposes hereof, “Tax Savings” means, with respect to any event for which an indemnification payment is made under Section 8.09, an amount by which the net Tax liability of the Tax Indemnified Party (or a group filing a Tax Return that includes such Tax Indemnified Party) is actually reduced in any Tax period as a result of the indemnified loss or the amount of a Tax refund that is generated as a result of such indemnified loss, and any related interest received from the applicable Taxing Authority. If the Tax Indemnified Party receives any net Tax Savings subsequent to an indemnification payment by the Tax Indemnifying Party, then such Tax Indemnified Party shall pay to the Tax Indemnifying Party the amount of such net Tax Savings received by the Tax Indemnified Party, net of any expenses incurred by such Tax Indemnified Party in collecting such amount.
(c)    If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to (i) Section 8.09(a) or Section 11.02 for breach of a representation, warranty or covenant contained in this Article 8 (any such claim or demand, a “Tax Claim”) is asserted in writing against the party which would be entitled to seek such indemnification (the “Potential Indemnified Party”) or any of its Affiliates, the Potential Indemnified Party shall notify the party from which such indemnification would be sought (the “Potential Indemnifying Party”) of such Tax Claim within ten days of receipt thereof, and shall give the Potential Indemnifying Party such information with respect thereto as the Potential Indemnifying Party may reasonably request; provided, that the failure of the Potential Indemnified Party to give notice as provided in this Section 8.09(d) shall not relieve any Potential Indemnifying Party of its obligations under this Article 8 or Section 11.02, except to the extent that such failure adversely prejudices the rights of such Potential Indemnifying Party. The Potential Indemnifying Party may discharge, at any time, its indemnification obligation with respect to any Tax Claim by paying to the Potential Indemnified Party the amount payable pursuant to this Section 8.09 or Section 11.02, as the case may be, calculated on the date of such payment. The Potential Indemnifying Party shall have the right, at its own expense, to participate in and, upon notice to the Potential Indemnified Party, to assume the defense of any claim, suit, action, litigation or proceeding (including any Tax audit) relating to a Tax Claim (a “Tax Controversy”), and the Potential Indemnifying Party shall not have any indemnification obligations with respect to any payment in respect of any Taxes arising out of a Tax Controversy with a Taxing Authority (i) as to which it was not afforded such right and (ii) to the extent that not being afforded such right could reasonably be considered to adversely prejudice the Potential Indemnifying Party. If the Potential Indemnifying Party assumes such defense, the Potential Indemnifying Party shall have the sole discretion as to the conduct of such defense and the Potential Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Potential Indemnifying Party. Whether or not the Potential Indemnifying Party chooses to defend or prosecute any Tax Claim, all of the parties hereto shall cooperate and shall cause their Affiliates to cooperate in the defense or prosecution thereof.
(d)    The Potential Indemnifying Party shall not be liable in respect of any Tax Claim under this Section 8.09 or Section 11.02, as the case may be, for any Tax (i) the payment of which was made without the Potential Indemnifying Party’s prior written consent, unless the Potential Indemnified Party has complied with the provisions set forth in Section 8.09(d) to the extent that failing to comply with such provisions could reasonably be considered to adversely prejudice the Potential Indemnifying Party and a final determination of the amount of Tax has been made, (ii) resulting from a settlement effected without the consent of the Potential Indemnifying Party or (iii) resulting from any Tax Controversy with respect to which the Potential Indemnified Party has not complied with the provisions set forth in Section 8.09(d) to the extent that failing to comply with such provisions could reasonably be expected to adversely prejudice the Potential Indemnifying Party.
Section 8.10.    Purchase Price Adjustment. Any amount paid by Seller or Buyer under Section 8.09 or Article 11 will be treated as an adjustment to the Purchase Price.
Section 8.11.    Survival. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements contained in this Article 8 (other than the representations and warranties contained in Section 8.01 and Section 8.02, which shall be governed by Section 11.01) shall survive for the full period of all statutes of limitations (giving effect to any waiver, mitigation or extension thereof).
Article 9
Employee Matters
Section 9.01.    Purchased Subsidiary Business Employees and Non-ARD Business Employees. Buyer shall (or shall cause its Subsidiaries to) (i) continue the employment at and after the Applicable Transfer Time of each Purchased Subsidiary Business Employee, (ii) within a reasonable period of time (but not fewer than 15 Business Days) prior to the Closing Date, make an offer to employ each Non-ARD Business Employee (apart from Non-ARD Business Employees employed by Emerson Brazil) commencing as of the Applicable Transfer Time with Buyer, one of its Subsidiaries or a Purchased Subsidiary and (iii) for each Non-ARD Business Employee employed by Emerson Brazil only, to continue the employment at and after the Applicable Transfer Time, by way of employer substitution, in each case on the terms set forth in this Article 9. In addition, with respect to any Business Employee who is based in India or the UAE, at the request of Seller, Buyer and Seller shall use commercially reasonable efforts to cooperate to enter into a Tri-Partite Agreement with such Business Employee. Unless a written acceptance of an offer of employment is required by Applicable Law, a Business Employee who continues employment or who has received an offer of employment pursuant to this Section 9.01, Section 9.02 or Section 9.03 shall be deemed to have accepted such continuance or offer, unless such Business Employee specifically declines such continuance or offer. Each Business Employee who accepts, or is deemed to accept, such continuance or offer is referred to herein as a “Transferred Employee”. Seller agrees that the employment of any Business Employees based in the Netherlands will be transferred to a Purchased Subsidiary prior to the Applicable Transfer Time so that such employees will be Purchased Subsidiary Business Employees prior to the Applicable Transfer Time and that it shall have complied with its obligations to inform and consult the local works council in respect of such transfer and received the works council’s positive advice as set forth in the letter form the works council to Seller, dated November 19, 2014, provided to Buyer prior to the date hereof.
Section 9.02.    ARD Business Employees.The parties acknowledge and agree that the transactions contemplated by the Transaction Documents in so far as they relate to ARD Business Employees constitute a “relevant transfer” within the meaning of the Transfer Regulations. The parties acknowledge that all ARD Business Employees shall transfer to and become employees of Buyer or its relevant Subsidiary automatically by operation of law pursuant to the Transfer Regulations with effect from the Applicable Transfer Time (subject to any right of each such ARD Business Employee to object to such transfer under local Applicable Law). If it is found or alleged that any ARD Business Employee does not transfer to Buyer or its relevant Subsidiary pursuant to the Transfer Regulations, Buyer shall (or shall cause its relevant Subsidiary to) make an offer to such ARD Business Employee on the terms set forth in this Article 9. Buyer and Seller shall take all actions necessary to comply with the Transfer Regulations in respect of any ARD Business Employee or ARD TSA Employee or representative of any ARD Business Employee or ARD TSA Employee.
Section 9.03.    TSA Employees. Buyer shall (or shall cause its relevant Subsidiary to) (i) make an offer of employment to each Non-ARD TSA Employee, such offer to be made not later than 15 Business Days prior to the relevant TSA Termination Date and offering that such employment will commence as of the Applicable Transfer Time, in each case on the terms set forth in this Article 9. In addition, with respect to any Non-ARD TSA Employee who is based in China, Colombia, the Philippines or Singapore, at the request of Seller, Buyer and Seller shall use commercially reasonable efforts to cooperate to enter into a Tri-Partite Agreement with such Non-ARD TSA Employee effective as of the Applicable Transfer Time. The parties acknowledge that each ARD TSA Employee shall transfer to and become an employee of Buyer or its relevant Subsidiary automatically by operation of law pursuant to the Transfer Regulations with effect from the Applicable Transfer Time (subject to any right of each such ARD TSA Employee to object to such transfer under local Applicable Law). If it is found or alleged that any ARD TSA Employee does not transfer to Buyer or its relevant Subsidiary pursuant to the Transfer Regulations, Buyer shall (or shall cause its relevant Subsidiary to), make an offer to such ARD TSA Employee on the terms set forth in this Article 9.
Section 9.04.    Maintenance of Compensation and Benefits. Subject to Sections 9.05, 9.06, 9.07, 9.08, 9.09, 9.14 and 9.15, as applicable, Buyer agrees that it shall provide (or cause its Subsidiaries to provide) each Transferred Employee (a) for the Relevant Period (as defined in Section 9.04 of the Disclosure Schedule), with (i) (x) an annual base salary and (y) incentive cash compensation opportunities including annual bonus opportunity that are no less favorable than the base salary and target annual cash compensation opportunities provided to such Transferred Employee immediately prior to the Closing and (ii) employee benefits (including equity compensation) that are substantially similar in the aggregate to the employee benefits (including equity compensation) provided to such Transferred Employee immediately prior to the Closing and (b) after the expiration of the Relevant Period, compensation and benefits that are, in the aggregate, not less favorable than the compensation and benefits provided to similarly situated employees of Buyer and its Subsidiaries. Notwithstanding the foregoing, if Buyer or any of its Subsidiaries requires any Business Employee to relocate his or her principal place of employment to a location that is more than twenty-five miles from its location as of immediately prior to the date on which the applicable offer of employment is made and, as a result, Seller or any of its Affiliates is obligated to pay or provide such Business Employee severance or other termination-related payments or benefits, Buyer shall promptly reimburse Seller or such Affiliate for such severance or other termination-related payments or benefits.
Section 9.05.    Catch-All. The benefits and compensation provided to Transferred Employees following the Applicable Transfer Time shall be subject to the requirements of Applicable Law, applicable collective bargaining agreements and applicable works council agreements.
Section 9.06.    US Defined Contribution Plans. As of the Applicable Transfer Time, Buyer shall cover (or cause to be covered) each Transferred Employee who is based primarily in the United States under one or more defined contribution plans and trusts intended to qualify under Section 401(a) of the Code (collectively, the “Buyer DC Plan”) on a basis substantially similar to the basis on which such employee participated in any defined contribution plan and trust intended to qualify under Section 401(a) of the Code that is sponsored by Seller or any of its Affiliates (collectively, the “Seller DC Plan”)) and on terms that reflect the service credit provisions of Section 9.09; provided that as of the Applicable Transfer Time, all such Transferred Employees will be fully vested in their account balances under the Seller DC Plan. Effective as of the Applicable Transfer Time or any subsequent date reasonably requested by Buyer (but not later than the 60th day following the Applicable Transfer Time), all such Transferred Employees shall be eligible to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of their account balances (including participant loans) under the Seller DC Plan to the Buyer DC Plan in the form of cash and participant loan notes.
Section 9.07.    US Defined Benefit Plans. ¤ With respect to the Emerson Retirement Plan, a defined benefit plan intended to qualify under Section 401(a) of the Code (the “Seller DB Plan”), each Transferred Employee who is a participant in the Seller DB Plan (a “Seller DB Plan Participant”) shall cease to participate in the Seller DB Plan as of the Applicable Transfer Time, provided that Seller shall take all actions necessary so that each Seller DB Plan Participant is fully vested in his or her accrued benefit under the Seller DB Plan as of the Applicable Transfer Date. Seller shall retain all assets and liabilities thereunder, including responsibility for all benefits accrued to each such Seller DB Plan Participant in respect of periods prior to the Applicable Transfer Time under the terms of the Seller DB Plan. As promptly as practicable after the Applicable Transfer Time but effective as of the Applicable Transfer Time, Buyer shall establish or designate one or more defined benefit pension plans for the Seller DB Plan Participants, which shall be qualified under Section 401(a) of the Code (collectively, the “Replacement DB Plan”) and which shall, for the Extended Period (as defined in Section 9.07 of the Disclosure Schedule), provide benefits that are not less favorable than the benefits provided under the Seller DB Plan as in effect immediately prior to the Applicable Transfer Time. The Replacement DB Plan shall provide that the credited service of each Seller DB Plan Participant under the Seller DB Plan as of the Applicable Transfer Time will be considered as credited service and will be taken into account under the Replacement DB Plan for purposes of determining eligibility, vesting and the accrual of benefits to the same extent as such service was recognized for such purposes under the Seller DB Plan. Benefits payable to each Seller DB Plan Participant under the Replacement DB Plan will be reduced for benefits accrued under the Seller DB Plan in respect of periods prior to the Applicable Transfer Time. Except as may be required by Applicable Law, the rights, options, features and benefits of the Replacement DB Plan shall not be reduced during the Extended Period.
(l)    With respect to the Retirement Plan Number One for Hourly Employees of McGill Manufacturing Co., Inc. and the Retirement Benefit Plan for Hourly Paid Employees of Kop-Flex, Inc., each a defined benefit plan intended to qualify under Section 401(a) of the Code, Buyer shall (or shall cause its applicable Subsidiary to) provide that, for the Relevant Period, each such plan shall provide benefits that are substantially similar to the benefits provided under such plan as in effect immediately prior to the Applicable Transfer Time.
Section 9.08.    Canadian Defined Benefit Plans. With respect to the Pension for Markham Employees of Emerson Electric Canada Limited, a defined benefit pension plan registered under the Ontario Pension Benefits Act (or the comparable pension standards legislation of any other Canadian pension jurisdiction applicable to such defined benefit pension plan) and the Income Tax Act (Canada) (the “Seller Canadian DB Plan”):
(e)    Each Transferred Employee who is a participant in the Seller Canadian DB Plan (a “Seller Canadian DB Plan Participant”) shall cease to participate in and accrue further benefits under the Seller Canadian DB Plan as of the Applicable Transfer Time, provided that Seller shall take all actions necessary so that each Seller Canadian DB Plan Participant is fully vested in his or her accrued benefit under the Seller Canadian DB Plan as of the Applicable Transfer Date. Seller shall retain responsibility for all benefits accrued to each such Seller Canadian DB Plan Participant in respect of the period prior to the Applicable Transfer Time under the terms of the Seller Canadian DB Plan and Applicable Law based on the service and pensionable earnings of such Seller Canadian DB Plan Participant through the Applicable Transfer Time.
(f)    As promptly as practicable after the Applicable Transfer Time but effective as of the Applicable Transfer Time, Buyer shall establish or designate one or more defined benefit pension plans for the Seller Canadian DB Plan Participants which shall be registered under the Ontario Pension Benefits Act (or the comparable pension standards legislation of any other Canadian pension jurisdiction applicable to such defined benefit pension plan) and the Income Tax Act (Canada) (collectively, the “Replacement Canadian DB Plan”) and which shall, for the Extended Period, provide benefits that are not less favorable than the benefits provided under the Seller Canadian DB Plan as in effect immediately prior to the Applicable Transfer Time. The Replacement Canadian DB Plan shall provide that the credited service of each Seller Canadian DB Plan Participant under the Seller Canadian DB Plan as of the Applicable Transfer Time will be considered as credited service under the Replacement Canadian DB Plan and will be taken into account under the Replacement Canadian DB Plan for purposes of determining eligibility, vesting and the accrual of benefits to the same extent as such service was recognized for such purposes under the Seller Canadian DB Plan. Benefits payable to each Seller Canadian DB Plan Participant under the Replacement Canadian DB Plan will be reduced for benefits accrued under the Seller Canadian DB Plan in respect of the period prior to the Applicable Transfer Time under the terms of the Seller Canadian DB Plan and Applicable Law based on the service and pensionable earnings of such Seller Canadian DB Plan Participant through the Applicable Transfer Time. Except as may be required by Applicable Law, the rights, options, features and benefits of the Replacement Canadian DB Plan shall not be reduced during the Extended Period.
Section 9.09.    Other International Retirement Plans. With respect to each International Plan (other than the Seller Canadian DB Plan, any Assumed Plan or any Purchased Subsidiary Benefit Plan) which provides retirement benefits (each, a “Seller International Retirement Plan”):
(k)    effective as of the Applicable Transfer Time, each Transferred Employee who is an active participant in a Seller International Retirement Plan immediately prior to the Applicable Transfer Time shall be vested in his or her accrued benefits earned under such plan through the Applicable Transfer Time in accordance with Applicable Law;
(l)    effective as of the Applicable Transfer Time, each Transferred Employee who as of immediately prior to the Applicable Transfer Time is an active participant in a Seller International Retirement Plan shall cease to be an active participant under such plan and shall become a participant in one or more retirement plans established or designated by Buyer (collectively, the “Buyer International Retirement Plan”). Each such Buyer International Retirement Plan shall provide that the credited service of each Transferred Employee under the applicable Seller International Retirement Plan as of the Applicable Transfer Time will be considered as credited service under such Buyer International Retirement Plan and will be taken into account under such Buyer International Retirement Plan for purposes of determining eligibility and vesting. Buyer shall ensure that each such Buyer International Retirement Plan shall, for the Relevant Period, provide benefits that are substantially similar to the benefits provided under the applicable Seller International Retirement Plan as in effect immediately prior to the Applicable Transfer Time. Seller shall have no obligation or liability for benefits under the Buyer International Retirement Plan and Buyer shall have no obligation or liability for benefits under the Seller International Retirement Plan;
(m)     as soon as practicable after the Applicable Transfer Time, Seller shall use commercially reasonable efforts to cause the transfer from each Seller International Retirement Plan that is a defined contribution plan to the applicable Buyer International Retirement Plan of the International Transfer Amount attributable to the Transferred Employees who are participants as of immediately prior to the Applicable Transfer Time in such Seller International Retirement Plan, where permitted by Applicable Law. For purposes of this Section 9.08(c), the “International Transfer Amount” shall be equal to the account balances as of the Applicable Transfer Time of the Transferred Employees participating in such Seller International Retirement Plan, unless otherwise required by Applicable Law;
(n)    Buyer agrees to enroll the Transferred Employees who are participants as of immediately prior to the Applicable Transfer Time in the Pensioenreglement-A1 2012 of Emerson Process Management B.V. (the “Netherlands DB Plan”) in the applicable Buyer International Retirement Plan as of the Applicable Transfer Time, and such Buyer International Retirement Plan shall, for the Relevant Period, provide benefits equal to the Netherlands DB Plan. With respect to backservice, risk-based pension and indexation (if any), such Transferred Employees shall receive credit under such Buyer International Retirement Plan for their years of participation in the Netherlands DB Plan prior to the Applicable Transfer Time;
(o)    in respect of any jurisdiction to which the provisions of the Transfer Regulations apply, Buyer shall additionally comply with the requirements of the Transfer Regulations and any Applicable Law as to minimum pension provision post-transfer;
(p)    Buyer agrees to enroll the Transferred Employees who are participants as of immediately prior to the Applicable Transfer Time in the applicable retirement plan for employees of Emerson EEAL – ROHQ (the “Philippines DB Plan”) in the applicable Buyer International Retirement Plan as of the Applicable Transfer Time, and such Buyer International Retirement Plan shall be liable for benefits to the same extent as such service was recognized with respect to such Transferred Employees accrued under the Philippines DB Plan prior to the Applicable Transfer Time; and
(q)    in respect of any International Plan which provides retirement benefits that is a Purchased Subsidiary Benefit Plan, Buyer shall ensure that such Purchased Subsidiary Benefit Plan shall, for the Relevant Period, continue to provide benefits in respect of participating Transferred Employees that are substantially similar to the benefits provided under such plan as in effect immediately prior to the Applicable Transfer Time.
Section 9.10.    Service Credit. Buyer shall grant (or cause its Subsidiaries to grant) each Transferred Employee credit for years of prior service with Seller or any of its Affiliates or their respective predecessors for all purposes under each employee benefit plan sponsored or maintained by Buyer or any of its Affiliates, including benefit accrual (other than benefit accrual under any defined benefit pension plan); provided, however, that such credit shall not result in a duplication of benefits. Buyer and Seller agree to cooperate and exchange such information as is necessary to avoid any such duplication of benefits. For the avoidance of doubt, Buyer shall credit each Transferred Employee with all paid time off accrued and unused by such Transferred Employee through the Applicable Transfer Time, provided that, to the extent required by Applicable Law, all paid time off accrued and unused by such Transferred Employee through the Applicable Transfer Time shall be paid By Buyer to the Transferred Employee.
Section 9.11.    Welfare Plans. As of the Applicable Transfer Time, each Transferred Employee shall cease participation in the health and welfare benefit plans (other than, for the avoidance of doubt, Purchased Subsidiary Benefit Plans and Assumed Plans) of Seller and its Affiliates (each, a “Seller Welfare Plan”) and commence participation in the health and welfare benefit plans maintained, administered or contributed to by Buyer and its Subsidiaries. Seller and its Affiliates shall be responsible for providing benefits in respect of claims incurred under a Seller Welfare Plan for Transferred Employees and their beneficiaries and dependents prior to the Applicable Transfer Time. Benefits in respect of all welfare plan claims incurred by Transferred Employees at or after the Applicable Transfer Time shall be provided by Buyer and its Affiliates. For purposes of this Section 9.11, the following claims shall be deemed to be incurred as follows: (a) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits, (b) health or medical, dental, vision care and/or prescription drug benefits, upon provision of the applicable services, materials or supplies, (c) in the case of hospitalization, upon commencement of hospitalization and (d) with respect to short- and long-term disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or expense. For the avoidance of doubt, Seller’s and Buyer’s respective obligations pursuant to this Section 9.11 shall be subject to the Transition Services Agreement. Notwithstanding anything in this Agreement to the contrary, solely for purposes of this Section 9.11 with respect to a Purchased Subsidiary Business Employee who, as of the Closing Date, is receiving short-term or long-term disability benefits under a Seller Welfare Plan, such employee shall continue to receive such benefits under such Seller Welfare Plan until the date that such employee returns to employment.
Section 9.12.    Pre-Existing Conditions and Co-Payments. Buyer shall (or shall cause its Subsidiaries to) use reasonable best efforts to:
(e)    waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any health and welfare plans in which such Transferred Employees are eligible to participate after the Applicable Transfer Time to the extent that such limitations were waived under the applicable Seller Welfare Plan; and
(f)    provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Applicable Transfer Time in satisfying any applicable deductible or out-of-pocket requirements under any health and welfare plans that such Transferred Employees are eligible to participate in after the Applicable Transfer Time.
Section 9.13.    Flexible Spending Accounts. As of the Applicable Transfer Time, Seller shall transfer from medical and dependent care account plans of Seller and its Affiliates (each, a “Seller FSA Plan”) to one or more medical and dependent care account plans established or designated by Buyer the account balances of Transferred Employees, and Buyer shall be responsible for the obligations of the Seller FSA Plans to provide benefits to Transferred Employees with respect to such transferred account balances at or after the Applicable Transfer Time. Each Transferred Employee shall be permitted to continue to have payroll deductions made as most recently elected by him or her under the applicable Seller FSA Plan.
Section 9.14.    Severance. Buyer shall reimburse Seller or its relevant Affiliate in respect of any severance or other termination-related payments or benefits paid or provided by Seller or its Affiliates to any Business Employee who rejects an offer of employment from Buyer or one of its Subsidiaries if such offer of employment did not meet the requirements of this Article 9. Any Transferred Employee who is terminated other than for cause during the Relevant Period shall be entitled to severance or other termination-related payments or benefits from Buyer in an amount equal to the aggregate amount of the severance or other termination-related payments or benefits that he or she would have received under (a) the severance plan or other similar policy of Seller or its Affiliates (as in effect immediately prior to the Effective Time) or (b) statutory or regulatory scheme, in either case applicable to such Transferred Employee (taking into account any post-Applicable Transfer Time service with Buyer or any of its Subsidiaries), assuming for purposes of this Section 9.13 that such Transferred Employee had satisfied any requirements for the receipt of severance under such plan or policy or statutory or regulatory scheme, as applicable; provided that, to the extent permitted by Applicable Law, Buyer’s obligation to provide such Transferred Employee with such severance or other termination-related payments or benefits shall be subject to such Transferred Employee’s execution, delivery and non-revocation of a general release in favor of Seller, Buyer and their respective Affiliates. Notwithstanding the foregoing, in the event that any Transferred Employee accepts an offer of employment from Buyer or one of its Subsidiaries (which offer of employment meets the requirements of this Article 9) and, as a result of the transfer of employment from Seller or one of its Affiliates to Buyer or one of its Affiliates, is or becomes entitled to severance benefits pursuant to a statutory or regulatory scheme as described in (b) above, Seller shall be responsible for paying such severance benefits, subject to such Transferred Employee’s execution, delivery and non-revocation of a release as provided above; provided that Seller and Buyer agree to cooperate in good faith to reduce or eliminate, to the extent permitted by Applicable Law, such Transferred Employee’s entitlement to such severance benefits. Buyer agrees that after the expiration of the Relevant Period, any remaining Transferred Employees shall be covered by the severance plan or other similar policy then in effect for similarly situated employees of Buyer and its Subsidiaries (or, if Buyer and its Subsidiaries do not have similarly situated employees, Buyer’s general severance policies, if any).
Section 9.15.    Retiree Medical. Buyer shall, or shall cause, each Transferred Employee to participate in a retiree life insurance plan providing, for the Relevant Period, retiree life insurance benefits that are substantially similar to the retiree life insurance benefits available (or to be made available on satisfaction of the applicable eligibility criteria) to such Transferred Employee immediately prior to the Applicable Transfer Time, taking into account the service credit provisions of Section 9.10 and any service following the Applicable Transfer Time with Buyer or any of its Subsidiaries. Buyer shall, or shall cause, each Transferred Employee who is eligible to participate in a retiree medical plan of Seller or its Affiliates on the date hereof (or who as of a date not later than the expiration of the Relevant Period would have been eligible to participate in such a retiree medical plan had such Transferred Employee’s employment with Seller and its Affiliates continued through such eligibility date) to participate in, for the Relevant Period, a retiree medical plan of Buyer or its Affiliates providing retiree medical benefits that are no less favorable than the retiree medical benefits available (or to be made available on satisfaction of the applicable eligibility criteria) to active employees of Buyer taking into account the service credit provisions of Section 9.10 and any service following the Applicable Transfer Time with Buyer or any of its Subsidiaries and providing that each such Transferred Employee will have a retiree cost-sharing percentage that is substantially similar to the retiree cost-sharing percentage as provided in the applicable retiree medical plan of Seller or its Affiliates
Section 9.16.    Workers Compensation. Buyer shall be responsible for providing benefits in respect of all claims for benefits in respect of workers compensation and any comparable liabilities that are based upon Transferred Employees’ injuries or illnesses that arise after the Applicable Transfer Time. Seller shall be responsible for providing benefits in respect of all claims for benefits (other than claims under Purchased Subsidiary Benefit Plans and Assumed Plans) in respect of workers compensation and any comparable liabilities that are based upon Transferred Employees’ injuries or illnesses that arise prior to the Applicable Transfer Time. For the avoidance of doubt, Seller’s and Buyer’s respective obligations under this Section 9.15 shall be subject to the Transition Services Agreement, where applicable.
Section 9.17.    Adoption of Assumed Plans. Effective as of the Effective Time of Closing, Buyer shall, or shall cause its Subsidiary to, adopt each Assumed Plan.
Section 9.18.    Employee Communications. Seller and Buyer shall cooperate (i) in communications with Business Employees with respect to employee benefit plans maintained by Seller or Buyer or their respective Affiliates and with respect to other matters arising in connection with the transactions contemplated by the Transaction Documents (including the termination of the Transition Services Agreement) and (ii) to satisfy, or cause to be satisfied, the information and consultation requirements of the Transfer Regulations as they apply to the transactions contemplated by the Transaction Documents (including the termination of the Transition Services Agreement). Without prejudice to the foregoing, Buyer shall (and shall cause its Subsidiaries to) promptly, and in any event not later than 30 days after the date of this Agreement and not less than 60 days prior to the Applicable Transfer Time, disclose to Seller accurate details of its proposed measures to enable Seller and its Affiliates to comply with its or their information and consultation obligations pursuant to the Transfer Regulations.
Section 9.19.    No Third Party Beneficiaries. Without limiting the generality of the last sentence of Section 13.07, nothing in this Article 9, express or implied, (a) is intended to or shall confer upon any Person other than the parties hereto, including any Business Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (b) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement or (c) shall create any obligation on the part of Seller, Buyer or any of their respective Affiliates to employ any Business Employee for any period following the Effective Time.
Section 9.20.    Cooperation. Each of Buyer and Seller recognize it to be in the best interests of the parties hereto and their respective employees that the transactions in this Article 9 be effected in an orderly manner and agree to devote their reasonable best efforts and to cooperate fully in complying with the provisions of this Article 9. Without limiting the generality of the foregoing, each party agrees to execute, deliver and file all documents and to take all such actions as are deemed necessary or desirable in order to carry out and perform the purpose of this Article 9 and to facilitate the transactions referred to in this Article 9.
Article 10
Conditions to Closing
Section 10.01.    Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction or, where legally permitted, waiver by each party, of each of the following conditions:
(j)    any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated;
(k)    all required filings shall have been made and required approvals obtained and waiting periods expired pursuant to Competition Laws listed in Section 10.01(b) of the Disclosure Schedule; and
(l)    no provision of any Applicable Law shall restrain, enjoin or prohibit the consummation of the Closing.
Section 10.02.    Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is also subject to the satisfaction or, in the sole discretion of Buyer, waiver of, each of the following further conditions:
(f)    Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing;
(g)    (i) each of the representations and warranties of Seller set forth in Sections 3.01 (Corporate Existence and Power), 3.02 (Corporate Authorization), 3.05 (Purchased Subsidiaries), 3.07(b) (Absence of Certain Changes) and 3.14 (Finders’ Fees) shall be true and correct in all material respects as of the Effective Time of the Closing as though made on and as of the Effective Time of the Closing, and (ii) each of the other representations and warranties of Seller contained in this Agreement shall be true and correct as of the Effective Time of the Closing as though made on and as of the Effective Time of the Closing, except in the case of clause (ii) (A) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date and (B) where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (disregarding for purposes of this clause (ii) any qualification in the text of the relevant representation or warranty as to materiality or Material Adverse Effect); provided that, to the extent Buyer is compensated at Closing pursuant to the adjustments to the Purchase Price under Section 2.10 for Section 2.12 or any failure of Section 3.06 to be so true and correct, such failure of Section 3.06 to be true and correct shall not be taken into account in determining whether the representations and warranties contained in Section 3.06 are true and correct;
(h)    Buyer shall have received a certificate signed by an executive officer of Seller to the foregoing effect; and
(i)    Buyer shall have received the audited consolidated and combined balance sheet of “Power Transmission Solutions” (as such term is used in the Draft Audit Report) as of September 30, 2012, 2013 and 2014 and the related consolidated and combined statements of earnings and comprehensive income and cash flows for the years then ended (the “Audited Financial Statements”).
Section 10.03.    Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is also subject to the satisfaction or, in the sole discretion of Seller, waiver of each of the following conditions:
(g)    Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing;
(h)    (i) each of the representations and warranties of Buyer set forth in Section 4.01 (Corporate Existence and Power), 4.02 (Corporate Authorization) and 4.07 (Finders’ Fees) shall be true and correct in all material respects as of the Effective Time of the Closing as though made on and as of the Effective Time of the Closing, and (ii) each of the other representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Effective Time of the Closing as though made on and as of the Effective Time of the Closing, except in the case of clause (ii) where the failure of such representations and warranties to be so true and correct would not reasonably be expected, individually or in the aggregate, to prevent Buyer’s ability to consummate the transactions contemplated by this Agreement (disregarding for purposes of this clause (ii) any qualification in the text of the relevant representation or warranty as to materiality or material adverse effect); and
(i)    Seller shall have received a certificate signed by an executive officer of Buyer to the foregoing effect.
Section 10.04.    Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article 10 to be satisfied if such failure was caused by such party’s breach of, or failure to comply with, any provision of this Agreement.
Article 11
Survival; Indemnification
Section 11.01.    Survival of Representations, Warranties and Agreements. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until the first anniversary of the Effective Time of Closing; provided that, the representations and warranties of the Seller with respect to any Deferred Business shall survive until the first anniversary of the earlier to occur of (x) the relevant Effective Time and (y) the date, if any, that the fee described in Section 2.13(e) is first payable by Buyer in respect of such Deferred Business or would be payable by Buyer in respect of such Deferred Business but for either (I) a breach of Seller’s obligations in Section 2.13 or (II) the relevant Governmental Authority failing to act in a timely manner notwithstanding Buyer’s full compliance with its obligations under Section 7.01; provided that the representations and warranties contained in Sections 3.01, 3.02, 3.05, 3.14, 4.01, 4.02, 4.07 and 4.08 (the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitation; and provided, further, that the representations and warranties with respect to Income Taxes shall not survive after the Closing. The covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing indefinitely or for the shorter period explicitly specified therein. Notwithstanding the preceding two sentences, any breach or inaccuracy of any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding two sentences, if notice of the breach or inaccuracy thereof giving rise to such right of indemnity shall have been given pursuant to Sections 11.03 or 11.04, as applicable, to the party against whom such indemnity may be sought prior to such time.
Section 11.02.    Indemnification. ¤ Effective at and after the Closing, Seller indemnifies Buyer and its Affiliates (including the Purchased Subsidiaries) (the “Buyer Indemnified Parties”) against and agrees to hold each of them harmless from any and all damage, loss and expense (“Damages”) incurred or suffered by any Buyer Indemnified Party to the extent arising out of or relating to, without duplication:
(viii)    any breach of any representation or warranty made in this agreement or in any Transaction Document (each such breach, a “Warranty Breach”) by Seller or any of its Affiliates, except any Warranty Breach relating to Income Tax, disregarding any qualification in the text of the relevant representation or warranty as to materiality or Material Adverse Effect (other than such qualifications contained in the representations and warranties set forth in Section 3.06(a), clause (C) of Section 3.06(b), Section 3.07(b), Section 3.12(a)(iii) and Section 3.18, and the listing requirements set forth in Section 3.08);
(ix)    any breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement;
(x)    any Liability of any Purchased Subsidiary to refund any Byrd Amendment Payment to the applicable Governmental Authority;
(xi)    all Liabilities in connection with (A) any Third Party Claim whenever filed to the extent related to or arising out of human exposure to asbestos-containing materials actually or allegedly contained in products manufactured, distributed or sold by or on behalf of any Purchased Subsidiary prior to the Effective Time or (B) the matters listed in Section 11.02(a)(iv) of the Disclosure Schedules to the extent relating to human exposure prior to the Effective Time to asbestos or asbestos-containing materials actually or allegedly present in the building, structure, fixture or equipment at a facility of any Purchased Subsidiary;
(xii)    (A) all Environmental Liabilities to the extent relating to any real property or facilities formerly owned, leased or operated by the Business or by any Purchased Subsidiary or any predecessor of the Business or any Purchased Subsidiary that is not owned, leased or operated by the Business or by any Purchased Subsidiary at the Effective Time; (B) the storage, treatment or disposal of Hazardous Substances prior to the Effective Time by or on behalf of any Purchased Subsidiary or the Business or any predecessor of the Business or any Purchased Subsidiary at the disposal sites set forth on Section 11.02(a)(v)(B) of the Disclosure Schedule; and (C) the matters listed on Section 11.02(a)(v)(C) of the Disclosure Schedule, but solely to the extent relating to events occurring or conditions existing prior to the Effective Time (the matters described in clauses (A) through (C) above and Section 11.02(a)(iv) collectively, the “Retained Environmental Liabilities”);
(xiii)    any Liability of a Purchased Subsidiary arising out of the matters identified in Section 11.02(a)(vi) of the Disclosure Schedule;
(xiv)    all Indebtedness (other than the Emerson Slovakia Loan Agreement or the China Loan Agreement and Indebtedness solely among the Purchased Subsidiaries) that is not otherwise an Excluded Liability;
(xv)    all Liabilities arising out of or related to the Unclaimed Property Audit described in Section 3.09 of the Disclosure Schedules;
(xvi)    all Liabilities arising out of or related to any claim by any equity holder of Emerson Slovakia arising in connection with the transactions contemplated by this Agreement;
(xvii)    any Excluded Liability;
Notwithstanding the foregoing, with respect to indemnification for Warranty Breaches pursuant to Section 11.02(a)(i), subject to the further proviso below, (A) Seller shall not be liable in respect of any such Warranty Breach unless the Damages with respect to such Warranty Breach or any group of Warranty Breaches relating to the same claim or incident exceed $200,000 (the “De Minimis Amount”), (B) Seller shall not be liable in respect of any such Warranty Breach until the aggregate amount of all Damages above the De Minimis Amount exceed $17,000,000 (the “Deductible”), and then only to the extent of such excess, and (C) Seller’s maximum liability for all Warranty Breaches shall not exceed $75,000,000 (the “Cap”) , provided further, however, that (i) the Deductible shall not apply to Warranty Breaches of Sections 3.09(b), 3.09(c) and 3.09(d), (ii) neither the Deductible nor the Cap shall apply to Warranty Breaches for breaches of the Seller’s Fundamental Representations and (iii) the Seller’s maximum liability for all Warranty Breaches (including breaches of the Seller’s Fundamental Representations) shall not exceed the Purchase Price.
(j)    Effective at and after the Closing, Buyer indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates to the extent arising out of or relating to, without duplication:
(i)    any Warranty Breach by Buyer or any of its Affiliates, disregarding any qualification in the text of the relevant representation or warranty as to materiality or material adverse effect;
(ii)    any breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement;
(iii)    Seller, any of its Affiliates or any of the Purchased Subsidiaries no longer qualifying as an “affected domestic producer” under the Byrd Amendment, other than by reason of any action or inaction by Seller or its Affiliates (excluding, for the avoidance of doubt, consummation of the transactions contemplated hereby by Seller and its Affiliates);
(iv)    any payment, cost or expense incurred by Seller or its Affiliates pursuant to any Unreleased Guaranty;
(v)    any Assumed Liability and any Liability of a Purchased Subsidiary, except those for which Seller has expressly agreed to indemnify the Buyer Indemnified Parties pursuant to Section 11.02(a); and
(vi)    the ownership or operation of the Business or any Purchased Subsidiary (including, for the avoidance of doubt, any Deferred Business) (except for any Excluded Liability).
Notwithstanding the foregoing, with respect to indemnification for Warranty Breaches pursuant to Section 11.02(b)(i), subject to the further proviso below, (A) Buyer shall not be liable in respect of any such Warranty Breach unless the Damages with respect to such Warranty Breach or any group of Warranty Breaches relating to the same claim or incident exceed the De Minimis Amount, (B) Buyer shall not be liable in respect of any such Warranty Breach until the aggregate amount of all Damages above the De Minimis Amount exceed the Deductible, and then only to the extent of such excess, and (C) Buyer’s maximum liability for all Warranty Breaches shall not exceed the Cap; provided further, however, that (i) neither the Deductible nor the Cap shall apply to Warranty Breaches for breaches of the Buyer’s Fundamental Representations and (ii) the Buyer’s maximum liability for all Warranty Breaches (including breaches of the Buyer’s Fundamental Representations) shall not exceed the Purchase Price.
Section 11.03.    Procedures. ¤ Each Person seeking indemnification under this Article 11 (the “Indemnified Party”) shall give prompt notice to the Person from whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action by any third party (“Third Party Claim”); provided that the failure of the Indemnified Party to give notice as provided in this Section 11.03(a) shall not relieve any Indemnifying Party of its obligations under Section 11.02, except to the extent that such failure adversely prejudices the rights of any such Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as promptly as reasonably practicable following the Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by the Indemnified Party relating to the Third Party Claim and the Indemnified Party shall provide the Indemnifying Party with such other information with respect to any such Third Party Claim reasonably requested by the Indemnifying Party. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and, subject to the limitations set forth in this Section 11.03, to assume control of, and defend against, negotiate, settle (subject to clause (b)) or otherwise deal with such Third Party Claim, but the Indemnified Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim or resolve any Environmental Matter pursuant to this Article 11, then the Indemnified Party may defend against, negotiate, settle (subject to clause (b)) or otherwise deal with such Third Party Claim or Environmental Matter at the Indemnifying Party’s expense. If the Indemnifying Party shall, assume the defense of any Third Party Claim or the resolution of any Environmental Matter pursuant to this Article 11, then the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim or Environmental Matter, as applicable; provided that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnifying Party, a material conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided, further that the Indemnifying Party shall not be required to pay for more than one such counsel (in addition to local counsel) for all Indemnified Parties in connection with any Third Party Claim or Environmental Matter.
(f)    Notwithstanding anything in this Section 11.03 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment. Notwithstanding the foregoing, consent of the Indemnified Party shall not be required for any such settlement if (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, (ii) such settlement does not permit any order, injunction or other equitable relief to be entered, directly or indirectly, against the Indemnified Party and (iii) such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Third Party Claim and does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of any Indemnified Person. If the Indemnifying Party makes any payment on any Third Party Claim or in respect of any Environmental Matter, then the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim or Environmental Matter, as applicable.
(g)    After any decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction, or a settlement shall have been consummated (in accordance with this Article 11), or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.
(h)    Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
(i)    Notwithstanding the foregoing, this Section 11.03 or the following Section 11.04 shall not apply to indemnification for a Tax Claim. The procedures for such indemnification shall be governed by Section 8.09.
Section 11.04.    Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 11.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing, and as promptly as practicable, of such claim to the Indemnifying Party, which notice shall in no event be delivered to the Indemnifying Party later than 60 days after the Indemnified Party first learns of the facts on which such claim is based (such 60-day period, the “Notice Period”) (it being agreed that knowledge of the Business Employees as of the Applicable Transfer Time with respect to facts or circumstances existing prior to such Applicable Transfer Time shall not be imputed to Buyer or its Affiliates or Representatives for this purpose). Such notice shall set forth in reasonable detail such claim and the basis for indemnification and the amount of such Damages incurred or that such Indemnified Party reasonably estimates in good faith is likely to be incurred in connection with such claim (taking into account the information then available to the Indemnified Party). The failure to notify the Indemnifying Party as promptly as practicable within the Notice Period shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall have actually prejudiced the Indemnifying Party.
Section 11.05.    Environmental Matters. Notwithstanding anything to the contrary in this Article 11 and without limiting the paragraph at the end of Section 11.02(a), with respect to any claim for indemnification hereunder for any Retained Environmental Liability or Warranty Breach of Section 3.16 or for indemnification under Section 11.02(a)(x) (but solely with respect to Section 2.05(j)) (collectively, “Environmental Matters”), the parties agree on behalf of themselves and their respective Affiliates that, in addition to the other provisions set forth in Article 11, (and in the case of any conflict between the provisions of this Section 11.05 and any other provision in Article 11, the provisions of this Section 11.05 shall prevail and apply):
(m)    Seller shall have no liability under this Agreement for any Damages (i) arising out of or resulting from any testing, sampling or other invasive investigation of, or Remedial Action relating to the air, soil, soil gas, surface water, groundwater, sediment, building materials or other environmental media conducted by or on behalf or at the direction of the Buyer or any of its Affiliates (including, on and after the Closing, the Purchased Subsidiaries) or any disclosure, report or communication to, or initiation or encouragement of any action by, any Governmental Authority or other third party relating to any Environmental Matter undertaken by or on behalf or at the direction of the Buyer or any of its Affiliates (including, on and after the Closing, the Purchased Subsidiaries) unless, to the extent performed by or on behalf or at the direction of the Buyer or any of its Affiliates (including, on and after the Closing, the Purchased Subsidiaries), (1) it was required by an Environmental Law to undertake such investigation, sampling, testing, Remedial Action, disclosure, report, communication, initiation or encouragement, (2) such investigation, sampling, testing, Remedial Action, disclosure, report, communication, initiation or encouragement was reasonably necessary to defend or resolve a Third Party Claim that is not being defended or controlled by Seller or its Affiliates, (3) such investigation, sampling, testing, Remedial Action, disclosure, report, communication, initiation or encouragement was reasonably necessary to respond to or correct an imminent and substantial threat of a risk to human health or the environment; and/or (4) such investigation, sampling, testing, Remedial Action, disclosure, report, communication, initiation or encouragement was reasonably necessary for the construction, maintenance and/or repair of the Purchased Assets, the Real Property or any asset of a Purchased Subsidiary, which construction, maintenance and/or repair is performed for a legitimate and bona fide business purpose and would be performed in the ordinary course and, in the case of (2), (3) and (4) of this Section 11.05(a)(i), such defense or resolution, response or correction, or construction, maintenance and/or repair would be performed or undertaken without regard to the possible existence of a right to indemnification under any Transaction Document or (ii) other than as described this Section 11.05(a)(i), arising in connection with any change in use, shutdown, demolition, financing or closure of any asset, facility or real property on or after the Closing.
(n)    Any obligation of Seller to indemnify a Buyer Indemnified Party (including as of the Closing, the Purchased Subsidiaries) for any Environmental Matter shall be limited to, and its obligations under this Agreement shall be satisfied upon achievement of, in a reasonably cost-effective manner, the minimum standards required to be met, based on the use of the relevant property as of the Closing Date, by applicable Environmental Laws as in effect at the time such Environmental Matter is addressed or by any order or requirement of a Governmental Authority. Both parties expressly agree that such minimum standards may include risk-based clean-up remedies and standards and/or the imposition of engineering or institutional controls such as deed or other use restrictions.
(o)    Seller has the right (but not the obligation) to retain the defense and control of any Environmental Matter, including the disclosure, investigation, negotiation, performance and settlement thereof and Remedial Action relating thereto. In connection with such, Buyer shall, and shall cause each of its Affiliates and representatives, to cooperate regarding the resolution of any such Environmental Matter, including providing to Seller and its representatives with all necessary accommodations, including access to relevant properties and site utilities subject, if relevant, to landlord consents, in order to allow Seller and its representatives to respond to, defend, and conduct Remedial Action relating to such Environmental Matter. Buyer and its Affiliates shall not unreasonably interfere with or disturb the performance by Seller and its representatives of any such Remedial Action. In connection with any such Environmental Matter which Seller is defending or controlling, Seller shall (i) keep Buyer reasonably informed relating to the progress of such Environmental Matter (including providing Buyer with copies of all material plans and reports submitted to Governmental Authorities); (ii) diligently and promptly pursue the resolution thereof; and (iii) not unreasonably interfere with the continuing use of such relevant property, as long as the manner of use does not materially differ from the manner it is being used as of the Closing.
(p)    Seller shall have no liability under this Agreement for any Damages with respect to Environmental Matters to the extent such Damages have been caused, exacerbated, compounded or aggravated by acts or omissions of or on behalf of Buyer or its Affiliates (including, as of the Closing, the Purchased Subsidiaries), or any employee, agent, contractor, consultant, attorney, tenant, lessee, sublessee, licensee, permittee or invitee of any of the foregoing.
(q)    Notwithstanding anything else herein to the contrary, Seller shall have no liability under this Agreement for any Damages relating to any Environmental Matters to the extent arising from the coming into force of, or the change in, any Environmental Law on or after Closing.
(r)    The parties understand that Seller and Emerson Power Transmission Corporation are original parties to the Settlement Agreement dated October 30, 1990 with Borg-Warner Corporation (“1990 Agreement”) which 1990 Agreement relates to certain Retained Environmental Liabilities. From and after the Closing, Buyer shall not, and shall cause its Affiliates (including, as of the Closing, the Purchased Subsidiaries) to not, exercise any rights they may have under the 1990 Settlement Agreement, other than as may be directed by Seller.
Section 11.06.    Calculation of Damages. ¤ The amount of any Damages payable under Section 8.09 or Section 11.02 by the Indemnifying Party shall be net of any (i) amounts actually recovered by the Indemnified Party or its Affiliates under applicable insurance policies or from any other Person alleged to be responsible therefor, and (ii) amount by which the net Tax liability of the Indemnified Party or its Affiliates is actually reduced in any Tax period as a result of the indemnified loss or the amount of a Tax refund that is generated as a result of such indemnified loss, and any related interest received from the applicable Taxing Authority. The Indemnified Party shall use commercially reasonable efforts to file, notice and pursue any claims under the Indemnified Party’s applicable insurance policies that cover any indemnifiable Damages hereunder. If the Indemnified Party (i) receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or out-of-pocket expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount or (ii) receives any net Tax benefit subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly pay to the Indemnifying Party the amount of such net Tax benefit (as computed pursuant to this Section 11.06), net of any out-of-pocket expenses incurred by such Indemnified Party in collecting such amount.
(g)    The Indemnifying Party shall not be liable under Section 8.09 or Section 11.02 for any (i) Damages relating to any matter to the extent that (A) where Seller is the Indemnifying Party, there is included in the consolidated and combined balance sheet comprising the Draft Audit Report a specific liability or reserve relating to and identifying such matter or (B) the Indemnified Party had otherwise been compensated for such matter pursuant to the calculation of Modified Net Asset Value or the adjustment of the Purchase Price under Section 2.10, Section 2.12 or otherwise, (ii) consequential, incidental, special, indirect, exemplary, punitive or other similar Damages unless such Damages are actually paid to a third party or (iii) Damages for lost profits or diminution in value or (iv) Damages that would not exist if not for or to the extent aggravated by, any act or wrongful omission of the Indemnified Party.
(h)    Each Indemnified Party must mitigate in accordance with Applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within five (5) Business Days after the benefit is received.
(i)    Each Indemnified Party and its Affiliates shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 11.02.
(j)    Each party agrees that it shall not, and agrees to use its reasonable best efforts to ensure that its Affiliates do not, voluntarily or by discretionary action, accelerate the timing, or increase the cost of, any obligations of the other party under this Article 11.
(k)    Any indemnification payment made pursuant to this Agreement (for the avoidance of doubt, including any payment made pursuant to Article 8) shall be treated by Buyer and Seller as an adjustment to the Purchase Price for Tax purposes.
Section 11.07.    Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 11.02 and the Indemnified Party or its Affiliates could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign, or cause its Affiliates to assign, such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.
Section 11.08.    Exclusivity. From and after the Closing, except as specifically set forth in this Agreement, each party waives any rights and claims it may have against the other party, whether at law or in equity, relating to the Business, the Purchased Subsidiaries, the Purchased Assets, the Assumed Liabilities or the transactions contemplated hereby. For the sake of clarity, from and after the Closing, except as specifically set forth in this Agreement, each party expressly waives and agrees to cause its respective Affiliates and their respective successors and assigns, to waive any rights and claims they may have against the other party and its respective Affiliates relating to the Business, the Purchased Subsidiaries, the Purchased Assets or the Assumed Liabilities, including such claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, et seq., or to any Hazardous Substances, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, Sections 2.12, 7.05, 7.08, 7.13, 7.14, Article 8, Article 9, Article 11 and Section 13.08 shall provide the exclusive remedy for any claim arising out of this Agreement or the transactions contemplated hereby except for claims based on fraud; provided that, nothing herein shall be construed to limit any remedy set forth in any other Transaction Document.
Section 11.09.    Right of Offset. Any payment owed by one party or its Affiliates to the other party or its Affiliates under this Agreement or any other Transaction Document may be offset or applied against any amounts due to such party under this Agreement or the Transaction Documents.
Article 12
Termination
Section 12.01.    Grounds for Termination. Except as otherwise provided in Section 12.01 of the Disclosure Schedules, this Agreement may be terminated at any time prior to the Closing:
(k)    by mutual written agreement of Seller and Buyer;
(l)    by either Seller or Buyer if the Closing shall not have been consummated on or before the first day of the calendar month that first begins after the date that is six (6) months after the date hereof (as may be extended, the “End Date”); provided that, if on the End Date, all the conditions to Closing contained in Article 10 have been satisfied (other than those that, by their terms, are capable of being satisfied only at Closing) other than (x) the condition set forth in Section 10.01(a), (y) receipt of one or more consents and approvals listed on Section 10.01(b) of the Disclosure Schedule or (z) the condition set forth in Section 10.01(c) to the extent relating to any Competition Law, then Seller or Buyer may, by written notice to the other party, extend the End Date to the first day of the calendar month beginning after the date that is nine (9) months after the date hereof, and all references to the term “End Date” shall be deemed to mean the End Date as so extended; provided, further, that the right to terminate this Agreement pursuant to this Section 12.01(b) shall not be available to any party whose breach of any provisions of this Agreement (including due to a failure to use reasonable best efforts in connection with the actions specified in Section 7.01 to the extent required thereunder) has caused or resulted in the failure of the Closing to be consummated by such time;
(m)    by either Seller or Buyer, if after the date of this Agreement any Governmental Authority shall have issued, enacted, promulgated or enforced any Applicable Law that (A) in the case of an Applicable Law not covered in clause (B), makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or (B) in the case of an Applicable Law that is a judgment, order or injunction of a court, permanently enjoins Buyer or Seller from consummating the transactions contemplated hereby and such injunction shall have become final and nonappealable, provided that the right to terminate this Agreement pursuant to this Section 12.01(c) shall not (x) apply in respect of any Deferred Closing Actions and (y) be available to any party whose breach of any provision of this Agreement has caused or resulted in such Applicable Law being enacted or becoming applicable to the transactions contemplated hereby (including due to a failure to use reasonable best efforts in connection with the actions specified in Section 7.01 to the extent required thereunder);
(n)    by Buyer if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 10.02(a) or 10.02(b) not to be satisfied, and such conditions are incapable of being satisfied by the End Date; provided that Buyer is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 10.01 or 10.03 not to be satisfied; or
(o)    by Seller if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 10.03(a) or Section 10.03(b) not to be satisfied, and such conditions are incapable of being satisfied by the End Date; provided that Seller is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 10.01 or Section 10.02 not to be satisfied.
Other than in the case of a termination pursuant to Section 12.01(a), the party desiring to terminate this Agreement pursuant to any clause of this Section 12.01 shall give written notice of such termination to the other party.
Section 12.02.    Effect of Termination. Except as otherwise provided in Section 12.03, if this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any stockholder, Affiliate or Representative of such party) to the other party to this Agreement; provided that the Confidentiality Agreement, the provisions of this Section 12.02 and Section 12.03 and the provisions of Sections 6.01, 7.03 and Article 13 shall survive any such termination; and provided, further that the termination of this Agreement shall not relieve any party hereto from any liability for (i) fraud or (ii) any willful and material breach of, or willful and material failure to perform any obligation under, any covenant or agreement contained in this Agreement
Section 12.03.    Termination Fee. (j) If this Agreement is terminated:
(iv)    by Seller or Buyer pursuant to Section 12.01(b) and as of the time of such termination (x) one or more of the conditions set forth in Sections 10.01(a), 10.01(b) or 10.01(c) (in the case of Section 10.01(c), only as it applies to any Competition Law) have not been satisfied and (y) all of the other conditions set forth in Section 10.01 and Section 10.02 have been satisfied (other than any such conditions that by their nature cannot be satisfied until the Closing Date, but which conditions could be satisfied if the Closing Date were the date of such termination); or
(v)    by Seller or Buyer pursuant to Section 12.01(c) as a result of any Competition Law or application thereof, and, as of the time of such termination all of the conditions set forth in Section 10.02 (other than Section 10.02(d)) have been satisfied (other than any such conditions that by their nature cannot be satisfied until the Closing Date, but which conditions could be satisfied if the Closing Date were the date of such termination);
the Buyer shall pay, or cause to be paid, to the Seller $75,000,000 (the “Termination Fee”) by wire transfer of immediately available funds contemporaneously with and as a condition to such termination (in the case of a termination by Buyer) or within five (5) Business Days after such termination (in the case of a termination by Seller), it being understood that in no event shall Buyer be required to pay the Termination Fee more than once, and that the payment of the Termination Fee shall be in addition to, and not in lieu of, any other remedy available to Seller, whether at law or in equity, but, once paid, shall be offset or applied against any remedy for damages hereunder to the extent such damages are attributable to a claim for breach of the Buyer’s obligation under this Agreement to the extent applicable to Competition Laws; provided that, any interest paid or payable on the Termination Fee pursuant to the following sentence shall not be so applied or offset. Notwithstanding anything to the contrary in Section 2.15, if all or any part of the Termination Fee is not paid when due pursuant to this Section 12.03, the unpaid portion of the Termination Fee shall accrue interest at a rate of 8% per annum, compounding monthly, from and including the date the Termination Fee was required to be paid, to but excluding the date of payment.
(g)    The Buyer acknowledges that the agreements contained in this Section 12.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Seller would not enter into this Agreement. Accordingly, if the Buyer fails to pay any amount due pursuant to this Section 12.03 within five (5) Business Days of the date when due, it shall also pay any costs and expenses incurred by the Seller in connection with any legal action to enforce this Agreement that results in a judgment against the Buyer, and Seller shall pay any costs and expenses incurred by Buyer in connection with any such legal action that results in a judgment in favor of the Buyer.
Article 13
Miscellaneous
Section 13.01.    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:
Regal Beloit Corporation
200 State Street
Beloit, WI 53511
Attention: Peter C. Underwood, Vice President,
        General Counsel & Secretary
Facsimile No.: 608-364-8818
E-mail: Peter.Underwood@RegalBeloit.com
with a copy (which shall not constitute notice) to:
White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Attention: John M. Reiss
     Gregory Pryor
Facsimile No.: 212-354-8113
E-mail: jreiss@whitecase.com
     gpryor@whitecase.com
if to Seller, to:
Emerson Electric Co.
8000 West Florissant Avenue
P.O. Box 4100
St. Louis, MO 63136
Attention: Alan D. Mielcuszny
     Vanessa R. McKenzie
Facsimile No.: 314-553-1365
         314-553-1232
E-mail: alan.mielcuszny@emerson.com
     vanessa.mckenzie@emerson.com
with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Phillip R. Mills
     Marc O. Williams
Facsimile No.: 212-701-5000
E-mail: phillip.mills@davispolk.com
     marc.williams@davispolk.com
or such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
Section 13.02.    Amendments and Waivers. ¤ Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
(h)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided in Section 11.08, the rights and remedies herein provided shall be cumulative and not be exclusive of any rights or remedies provided by law.
(i)    Notwithstanding any other provision of this Agreement, Sections 13.06, 13.07, 13.15 and this Section 13.02 to the extent such sections are applicable to the Financing Sources may not be modified, waived or terminated in a manner that is adverse to the Financing Sources without the prior written consent of the Financing Sources.
Section 13.03.    Expenses. Except as otherwise provided herein (including Section 12.03(b)), all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 13.04.    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, and provided further, that Buyer may, without the prior written consent of Seller, assign or otherwise transfer its rights and obligations to purchase any Purchased Asset or Purchased Subsidiary or to assume any Assumed Liability to one or more Affiliates of Buyer, which assignment or transfer shall not relieve Buyer of its obligations hereunder.
Section 13.05.    Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.
Section 13.06.    Jurisdiction; Waiver of Jury Trial. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. The parties hereto acknowledge and irrevocably agrees (i) that any action, claim, cause of action or suit (in contract or in tort or otherwise), inquiry, proceeding or investigation brought against any Financing Source arising out of, or relating to, the transactions contemplated hereby, any Financing or the performance of services thereunder shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, Borough of Manhattan, or if under Applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof) and each party submits for itself and its property with respect to any such legal action to the exclusive jurisdiction of such court and (ii) not to bring or support anyone else in bringing any action, claim, cause of action or suit (in contract or in tort or otherwise), inquiry, proceeding or investigation against any Financing Source arising out of, or relating to, the transactions contemplated hereby, any Financing or the performance of services thereunder in any other court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY DEBT FINANCING (OR AGAINST ANY FINANCING SOURCE), ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 13.07.    Counterparts; Effectiveness; No Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Notwithstanding any of the foregoing provisions of this Section 13.07 to the contrary, each Financing Source in connection with the Financing is an express third party beneficiary of Sections 13.02(c), 13.06, 13.15 and this Section 13.07 to the extent such sections are applicable to such Financing Source.
Section 13.08.    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated hereby) were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, or to enforce specifically the performance of the terms and provisions hereof or thereof in any federal court located in the State of New York or, to the extent that no such federal court has jurisdiction over such proceeding, in any New York state court (and, in any event, in accordance with Section 13.06), in addition to any other remedy to which they are entitled at law or in equity. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by Applicable Law, (a) any and all defenses to any action for specific performance hereunder, including any defense based on the claim that a remedy at law would be adequate and (b) any requirement to post a bond or other security as a prerequisite to obtaining equitable relief.
Section 13.09.    Entire Agreement. The Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.
Section 13.10.    Bulk Sales Laws. Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales”, “bulk transfer” or similar laws of any state in connection with the sale of the Purchased Assets.
Section 13.11.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 13.12.    Disclosure Schedule. The parties acknowledge and agree that (i) matters reflected on the Disclosure Schedule are not necessarily limited to matters required to be reflected therein, (ii) the inclusion of any items or information in the Disclosure Schedule that are not required by this Agreement to be so included is solely for the convenience of Buyer, (iii) the disclosure by Seller of any matter in the Disclosure Schedule shall not be deemed to constitute an acknowledgement by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material, (iv) if any section of the Disclosure Schedule lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedule or the statements contained in any Section of Article 3 reasonably apparent, the matter shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedule, (v) except as provided in clause (iv) above, headings have been inserted in the Disclosure Schedule for convenience of reference only, (vi) the Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and (vii) the Disclosure Schedule and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller except as and to the extent provided in this Agreement.
Section 13.13.    No Recourse. Without limiting any other provision of this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims of action that may be based upon, arise out of, or relate to, this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the parties hereto, and no former, current or future Affiliates, officers, directors, managers, employees, equityholders, managers, members, partners, agents or representatives of Seller or Buyer, in each case who is not a party to this Agreement shall have any liability for any obligations of the parties hereto or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.
Section 13.14.    Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in U.S. dollars. The parties agree that to the extent this Agreement provides for any valuation, measurement or test as of a given date based on an amount specified in U.S. dollars and the subjects of such valuation, measurement or test are comprised of items or matters that are, in whole or in part, denominated other than in U.S. dollars, such non-U.S. dollar amounts shall be converted into U.S. dollars using an exchange rate that will be the MID Fixing Rate at 11:00 AM New York time as of the second Business Day prior to such date quoted by WM/Reuters for U.S. dollars to amounts of such non-U.S. currency. For the avoidance of doubt, this Section 13.14 shall not impact the calculation of Modified Net Asset Value or any amounts set forth on the Audited Financial Statements.
Section 13.15.    Financing Sources. The Seller and its Affiliates hereby agree that (a) in no event shall the Financing Sources have any liability or obligation to the Seller, any of its Subsidiaries or any of its Affiliates relating to or arising out of this Agreement, the Financing, any commitment letters or engagement letters relating thereto or the transactions contemplated hereby or thereby and (b) in no event shall the Seller or any of its Affiliates or stockholders seek or obtain any other damages of any kind against any Financing Source (including consequential, special, indirect or punitive damages). The provisions of this Section 13.15 shall inure to the benefit of, and be enforceable by, each Financing Source, its Affiliates and their respective successors and permitted assigns, each of which is hereby intended to be an express third party beneficiary of this Section 13.15. Notwithstanding the foregoing provisions of this Section 13.15, following Closing, such provisions will not limit the rights of the parties to the Financing under the Definitive Financing Agreements.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EMERSON ELECTRIC CO.
By:	/s/ Alan D. Mielcuszny
Name: Alan D. Mielcuszny Title: Vice President, Development
REGAL BELOIT CORPORATION
By:	/s/ Mark J. Gliebe
Name: Mark J. Gliebe
Title: Chairman and CEO

Americas 90346649	1

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